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VIATRIS™

2024 Proxy Statement

Annual Meeting of Shareholders

2024 Proxy Statement Annual Meeting of Shareholders

Message from

the Chair of the Board, Melina Higgins

Dear Fellow Shareholders,

It is a great pleasure to address you for the first time as Chair of the Board. On behalf of the entire Board of Directors, I want to thank you for your investment and confidence in Viatris. It is a privilege to serve in this role and to work closely with my fellow Board members and the management team to ensure our continued success.

2023 marked the beginning of a new chapter in Viatris’ journey. Since the company’s launch in 2020, we have successfully executed on our original initiatives and achieved our stated goals and targets. Our efforts culminated in the completion of our planned divestitures in July. As intended, we used the proceeds from those divestitures to prepay our 2025 and half of our 2026 debt maturities, putting us firmly on track to achieve our long-term gross leverage target.1 This positions us well to continue executing our long-term strategy while maximizing shareholder value.

Considering that many corporate management transitions can be challenging, I am proud of how we successfully navigated several seamless leadership changes. At the management level, on April 1, 2023, Scott A. Smith became Viatris’ new CEO, bringing with him more than 35 years of experience in building, growing, and managing large, complex organizations, as well as a proven track record of developing and executing regulatory, clinical, and business development strategies. Since then, the Board has worked with Scott to ensure the smooth transition of a newly established leadership team that brings the diverse skills and experiences needed to drive our future.

At the Board level, we remain committed to strong corporate governance. We continue to focus on refreshing our Board with highly qualified independent directors from diverse backgrounds to help further guide and advance our strategy. Since December 2022, we have successfully transitioned four retiring directors, welcomed four new directors, and refocused our Science and Technology Committee on our growth strategy. In May 2023, we announced that, at the end of the year, Robert J. Coury — the architect and major driving force behind the creation of Viatris — would not stand for re-election to the Board, but rather would transition to a new role as Chairman Emeritus and Senior Strategic Advisor. I was honored to be elected as our Board’s new independent Chair in December 2023.

[1]

The company has not quantified future amounts to develop this target, which does not reflect company guidance, but has stated its goal to manage notional gross debt and adjusted EBITDA over time in order to generally maintain or reach the target. See Appendix B — “Non-GAAP Financial Measures” for more information.

With this strong foundation in place, the company is well-positioned to focus on the next phase of its strategy. Viatris is not only stronger and more streamlined, but more importantly, our future direction is much clearer and more focused: a capital allocation story. We believe that how we prioritize capital allocation going forward will be the single most critical factor in driving, optimizing, and maximizing shareholder value. Returning value to shareholders through dividends and share repurchases will remain a central element of our capital allocation priorities.

This is a new chapter for Viatris, but it is also a continuation of what we have worked so hard to build — a company rooted in responsible governance, poised for growth, and committed to creating lasting value for all our shareholders.

In closing, we are extremely pleased with the progress made in 2023 and with where we stand today. We appreciate your continued trust and support.

Sincerely,

Melina Higgins

Chair of the Board

Message from

Scott A. Smith, Chief Executive Officer

Dear Viatris Shareholders,

Since becoming CEO of Viatris on April 1, 2023, I have had the opportunity to meet many talented people across our company and have gained a deep appreciation for everyone’s passion, dedication and commitment to Viatris’ success and the impact we can make together for patients. I could not be more excited about our future.

An Inflection Point for our Company

We are at an important inflection point for our company. Four years ago, Viatris embarked on a journey to build a new kind of healthcare company. By combining Mylan N.V. — a strong global generics company — and the Upjohn business — a division of Pfizer Inc. with 20 of the most iconic off-patent brands — the goal was to build a unique global pharmaceutical company with the scale to bring patients access to high-quality medicines worldwide.

The Viatris team has done an outstanding job executing the plan that was laid out when the two companies were brought together. Now that we have successfully simplified and streamlined our business, returned our base business to growth and strengthened our balance sheet, we are ready to look to the future. Our vision is to accelerate growth and shareholder returns by building on the strength of our base business with an expanding portfolio of innovative, best-in-class, patent-protected assets that have the potential for meaningful revenue growth and patient impact.

Strong Financial Results Provide Strong Foundation for Future Growth

Importantly, we accomplished our near-term goals while continuing to deliver strong financial results. In 2023, we reported total revenues of $15.4 billion, U.S. GAAP net earnings of $54.7 million, adjusted EBITDA of $5.1 billion, U.S. GAAP net cash provided by operating activities of $2.8 billion and free cash flow of $2.4 billion. Our generation of strong cash flow allows us to return capital to shareholders through share repurchases and dividends while also fueling our base business and providing the capital to make strategic investments in future growth.

A Bold Vision for the Future

We believe all the great work done over the last several years has put the company in the position to deliver on our future vision. In August 2024, we laid out three strategic pillars on which we will focus to ensure our success:

•

Our Diversified and Growing Base Business. As we’ve said, our extensive global footprint already reaches approximately 1 billion patients every year.[1] Our continued success in this part of our business comes from our large and diversified portfolio of generics and off-patent brands that extends across markets and therapeutic areas. Here we have a clear legacy of deep product knowledge and extensive commercialization and development expertise.

•

Our Financial Strength & Significant Cash Flow. Our strong balance sheet and sector-leading cash flow generation differentiate us from our peers. We expect to continue to deliver on our financial commitments, including debt reduction and returning capital to shareholders through dividends and share repurchases. With the divestiture proceeds now in hand, we believe we have a clear line of sight to meet our long-term gross leverage target[2] by the end of 2024.

•

Our Expanding Innovative Portfolio. This area represents an increasing focus on efforts to identify, vet and secure innovative, best-in-class, patent-protected assets. We are looking for assets that target significant unmet medical need in areas in which the company can be successful. By expanding our innovative portfolio, we have the potential to drive accelerated and durable revenue growth.

[1]

The number of patients served is an estimate calculated using internal sales data (global volume of doses sold in 2023 in all markets as aligned with IQVIA standard units), divided by estimated per patient usage, which is based on treatment dose, treatment duration, and treatment adherence as estimated by Viatris Medical Affairs based on approved label indication and instructions for use, current international guideline recommendations, and common usage in clinical practice. Patients using multiple Viatris medicines may be counted as multiple patients. Certain adjustments were applied in consideration of now completed divestitures and to account for acceptable alternatives to the patient usage factors noted above and rounded to the nearest hundred million. Estimates may be subject to reassessment.

[2]

The company has not quantified future amounts to develop this target, which does not reflect company guidance, but has stated its goal to manage notional gross debt and adjusted EBITDA over time in order to generally maintain or reach the target. See Appendix B — “Non-GAAP Financial Measures” for more information.

Expanding our Innovative Portfolio

In February 2024, we entered into a global research and development collaboration for the exclusive global development and commercialization rights to two Phase 3 assets — selatogrel and cenerimod.

This global collaboration includes the option to expand the collaboration with additional pipeline assets in the future and highlights our ability to identify, vet, and secure high-growth assets in areas of unmet medical need. And to do it in a way that reinforces our disciplined approach to capital allocation.

Selatogrel, a potentially life-saving medicine, aims to become the first and only self-administered treatment for Acute Myocardial Infarction, or heart attack, by filling the medical gap between the onset of symptoms and hospitalization when early intervention is critical. It builds on our existing global cardiovascular franchise and our deep knowledge and experience in self-administered medication for acute life-threatening conditions. At our R&D Event in March 2024, we reviewed selatogrel’s global Phase 3 multi-center trial.

Cenerimod is a novel immunology asset that has the potential to be a first-in-class oral therapy for the treatment of systemic lupus erythematosus, the most common form of lupus. Through lifecycle management, cenerimod has the potential for broad application across multiple autoimmune diseases and could become a cornerstone asset in our immunology platform. At our R&D Event, we reviewed key learnings from the comprehensive Phase 2 program that has already been conducted and two ongoing Phase 3 multicenter, randomized, double-blind, placebo-controlled, parallel-group studies for cenerimod.

We expect the additional leadership and scientific expertise we have brought in along with our impressive core competencies in key areas such as global manufacturing, medical affairs, regulatory, legal and commercialization will drive the success of these assets and our expanding innovative portfolio. We have already made significant progress in accelerating the development of both selatogrel and cenerimod.

These two assets add to our already existing innovative pipeline, which includes an enriched tear film gene therapy technology we acquired as part of the Oyster Point acquisition in January 2023. This technology has the potential to treat a multitude of ophthalmic diseases.

Our ability to invest in collaborations that expand our innovative pipeline is a result of our strong execution across our diversified and growing base business, our financial strength and our ability to generate significant cash flow.

Overall, I am incredibly proud of what we have accomplished together. We have built a strong foundation, have a bold vision for our future and possess the key ingredients necessary to continue achieving our goals. Our continued success can be attributed to our approximately 32,000 colleagues around the world who come to work every day to deliver on our mission to empower people worldwide to live healthier at every stage of life. It is their passion, dedication and talent that have gotten us to this point, and we believe it is that same passion, dedication and talent that will enable us to be successful in the next part of our journey. Our future is bright, as we expect to continue to accelerate our growth, increase the impact we have on patients and deliver for shareholders.

Thank you for your continued investment in Viatris and for your continued support of our mission.

Sincerely,

Scott A. Smith

Chief Executive Officer

Notice of 2024 Annual Meeting

of Shareholders

Date and Time: Friday, December 6, 2024 11:00 a.m. Eastern Time	Location: DoubleTree Crystal City 300 Army Navy Drive Arlington, VA 22202

Dear Viatris Shareholders:

You are cordially invited to attend the 2024 Annual Meeting of Shareholders (the “2024 Annual Meeting”) of Viatris Inc. (“Viatris” or the “Company”). The meeting will be held on Friday, December 6, 2024 at 11:00 a.m. Eastern Time at the DoubleTree Crystal City, 300 Army Navy Drive, Arlington, VA 22202. At the meeting, holders of Viatris’ issued and outstanding common stock as of the close of business (5:00 p.m. Eastern Time) on October 11, 2024 (the “Record Date”) will be asked to consider and act upon the following items of business, which are more fully described in this Proxy Statement.

If you wish to attend the 2024 Annual Meeting (which is currently scheduled to be held in person), please so inform Viatris in writing by sending notice to the attention of Viatris’ Corporate Secretary at 1000 Mylan Blvd., Canonsburg, PA 15317 or by e-mail to corporatesecretary@viatris.com, in each case prior to 5:00 p.m. Eastern Time on December 5, 2024. See “Important Meeting Information” in this Notice and “How can I attend the 2024 Annual Meeting?” on page A-2 for more information.

Items of Business

Page

1. Election of 12 director nominees each to hold office until the 2025 annual meeting.	15

2. Approval of, on a non-binding advisory basis, the 2023 compensation of the named executive officers of the Company.	47

3. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.	84

4. Approval of an amendment to the Viatris Inc. 2020 Stock Incentive Plan.	87

5. Transaction of any other business that properly comes before the meeting and any adjournments or postponements of the meeting.

Only shareholders of record as of the Record Date are entitled to receive notice of, participate in and to vote at the 2024 Annual Meeting and any postponements or adjournments thereof. On or about October 25, 2024, we mailed to Viatris shareholders as of the Record Date a Notice of Internet Availability of Proxy Materials (“Internet Notice”), which includes instructions on how to access our 2024 Proxy Statement and 2023 Annual Report on the Internet, and how to cast your vote. See ”Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?” on page A-1 for more information. If you received your proxy materials for the 2024 Annual Meeting by mail, the Proxy Statement, the 2023 Annual Report and proxy card were enclosed.

Please know that your vote is very important, and you are encouraged to vote promptly. Please carefully review the proxy materials for the 2024 Annual Meeting and follow the instructions below to cast your vote on all of the voting matters. Whether or not you expect to attend the 2024 Annual Meeting, we urge you to read the proxy statement and vote your shares as soon as possible using any of the following methods.

Voting Information

How to Vote

Please vote using one of the following advance voting methods. In all cases, you should have your Internet Notice, or if you requested to receive printed proxy materials, your proxy card or voting instruction form, in hand and follow the instructions.

Shareholders of Record
(shares registered on the books of the Company via Equiniti Trust Company (formerly American Stock Transfer))

Via Internet Visit https://www.proxyvotenow.com/vtrs

By phone Call 1-855-429-7917 or the telephone number on your proxy card

By mail Sign, date and return your proxy card

Beneficial Owners
(shares held through your bank or brokerage account)

Via Internet visit www.proxyvote.com

By phone Call 1-800-454-8683 or the telephone number on your voting instruction form

By mail Sign, date and return your voting instruction form

All shareholders of record may vote in person at the 2024 Annual Meeting. Beneficial owners may vote in person at the 2024 Annual Meeting if they have a legal proxy, and follow the instructions described in the response to the question titled “How do I vote if I am a beneficial owner of shares of Viatris common stock and hold them in street name?” on page A-4. See “Important Meeting Information” below on how to attend the 2024 Annual Meeting.

Important Meeting Information

If you plan to attend the 2024 Annual Meeting in person, you must register in advance. See the question titled “How can I attend the 2024 Annual Meeting?” on page A-2 for information about the location, format and how to register to attend the meeting.

For important information concerning the 2024 Annual Meeting, voting and other matters, please refer to Appendix A – Questions and Answers, beginning on page A-1.

By Order of the Viatris Inc. Board of Directors,

Burt Park

Chief Governance Counsel and Corporate Secretary

October 25, 2024

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2024 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER 6, 2024.

The Notice of Annual Meeting, Proxy Statement and 2023 Annual Report are available at

www.proxydocs.com/VTRSV. Information on our website is

not considered part of this Proxy Statement.

Message from the Chair of the Board, Melina Higgins

Message from Scott A. Smith, Chief Executive Officer

Notice of 2024 Annual Meeting of Shareholders

The Breadth and Power of the Viatris Business Model	1

Company Snapshot	1

Our Commitment to Good Corporate Governance	6

Building Sustainable Access to Medicine at Scale	8

Viatris’ Board of Directors	12

Item 1 – Election of Directors	15

How Our Board Governs and Is Governed	25

Board Refreshment and Succession Planning	31

Annual Board and Committee Self-Evaluations	33

Setting and Overseeing Strategy	33

Risk Oversight	35

How Our Directors Are Selected and Evaluated	38

Certain Relationships and Related Transactions	39

How Non-Employee Directors Are Compensated	41

Security Ownership	43

Security Ownership of Directors, Nominees, NEOs, and Executive Officers	43

Security Ownership of Certain Beneficial Owners	44

Delinquent Section 16(a) Reports	44

Executive Officers	45

Item 2 – Advisory Vote to Approve the 2023 Compensation of the Named Executive Officers of the Company	47

Compensation Discussion and Analysis	48

Named Executive Officers	48

Executive Summary	49

Executive Compensation Philosophy	52

2023 Performance-Based Compensation Program	53

Elements of 2023 Compensation	54

Compensation Governance and Policies	58

Executive Compensation Tables	64

2023 Summary Compensation Table	64

Estimated Payments in Connection with a Termination of Employment or Change in Control	72

CEO Pay Ratio	77

Pay Versus Performance	78

Item 3 – Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2024	84

Principal Accounting Fees and Services	85

Audit Committee Pre-Approval Policy	85

Report of the Audit Committee of Viatris’ Board	86

Item 4 – Approval of an Amendment to the Viatris Inc. 2020 Stock Incentive Plan	87

Appendix A – Questions and Answers	A-1

Appendix B	B-1

Forward-Looking Statements	B-1

Non-GAAP Financial Measures	B-2

Appendix C – Amendment to the Viatris Inc. 2020 Stock Incentive Plan	C-1

2024 Proxy Statement | i

The Breadth and Power of the Viatris Business Model

Company Snapshot

Our Mission

As a global healthcare company that we believe is uniquely positioned to bridge the traditional divide between generics and brands, Viatris Inc. (“Viatris” or the “Company”) combines the best of both to more holistically address healthcare needs globally.

Our mission is to empower people worldwide to live healthier at every stage of life, and it begins with our ability to sustainably deliver high-quality medicines to people, regardless of geography or circumstance.

We know that good health matters to everyone, everywhere. This universal truth is the inspiration behind our mission, and we believe that we are well-positioned to be a source of stability in a world of evolving healthcare needs.

Who We Are – Core Vision

Four years ago, Viatris embarked on a journey to build a new kind of healthcare company. By combining Mylan N.V. (“Mylan”) – a strong global generics company – and the Upjohn business – a division of Pfizer Inc. (“Pfizer”) with 20 of the most iconic off-patent brands – our goal was to build a unique global pharmaceutical company with the scale to bring patients access to high-quality medicines worldwide.

We believe we have all the components necessary to continue to successfully execute our vision, including:

•	An extensive global footprint that reaches approximately 1 billion patients annually.[1]

•	A globally integrated company with deep capabilities across manufacturing, medical and regulatory affairs, and commercialization.

•	A robust development engine across a number of therapeutic areas, technology platforms, and geographies.

•	Significant cash flow generation from our base business to fund our growth and continue returning capital to shareholders.

•	New leaders who bring new skills, capabilities and areas of expertise to our already strong team.

[1]

The number of patients served is an estimate calculated using internal sales data (global volume of doses sold in 2023 in all markets as aligned with IQVIA standard units), divided by estimated per patient usage, which is based on treatment dose, treatment duration, and treatment adherence as estimated by Viatris Medical Affairs based on approved label indication and instructions for use, current international guideline recommendations, and common usage in clinical practice. Patients using multiple Viatris medicines may be counted as multiple patients. Certain adjustments were applied in consideration of now completed divestitures and to account for acceptable alternatives to the patient usage factors noted above and rounded to the nearest hundred million. Estimates may be subject to reassessment.

2024 Proxy Statement | 1

Our business and operating model is deliberately designed and implemented to deliver on our strategy to build and sustain access to medicine at scale.

Viatris at a Glance

• Viatris currently has approximately 32,000 colleagues across almost 70 countries.

• We are headquartered in the U.S. with global centers in Pittsburgh, Shanghai and Hyderabad, India.

• We have a large and diversified portfolio of generics and off-patent brands across multiple markets and therapeutic areas.

•  We have more than 250 medicines on the World Health Organization (“WHO”) Essential Medicines List (“EML”) and our broad global portfolio includes products that help treat the top 10 leading causes of death globally, as determined by the WHO.

•  Our commercial reach extends to more than 165 countries and territories and is managed across four reportable segments: Developed Markets, Emerging Markets, Japan, Australia, New Zealand (“JANZ”) and Greater China.

• In 2023, we delivered $15.4 billion in total revenues.

• We have 26 manufacturing and packaging facilities worldwide as of October 18, 2024.

• We have 10 development centers executing multiple technology platforms across therapeutic areas as of October 18, 2024.

• Our Global Healthcare Gateway® offers partners access to global infrastructure and expertise that connects people around the world to the high-quality medicines and health services they need.

•  We are committed to maintaining quality in all that we do. Our current portfolio, industry leading commercial expertise, and scientific and manufacturing capabilities are deeply rooted in our dedication to quality and product safety.

Operational and Financial Highlights

We continued to deliver on our financial and strategic commitments and are progressing on our previously announced reshaping initiatives.

We believe our employees have done an outstanding job executing the strategic plan that was laid out in 2020. Among the many accomplishments, we have successfully:

•	Integrated two global companies.

•	Simplified and streamlined the business by completing several divestitures.

•	Returned the base business to growth.

•	Strengthened our balance sheet through significant debt paydown.

•	Returned capital to shareholders through dividends and share repurchases.

•	And importantly, we have already started to build our portfolio of innovative assets.

2 | 2024 Proxy Statement

Strategic Priorities

As we move forward, we will look to accelerate our growth by building on the strength of our base business with an expanding portfolio of innovative, best-in-class, patent-protected assets that have the potential for meaningful revenue growth and patient impact.

As of July 2024, we have completed our previously announced divestitures to simplify the business and put us in a position of further financial strength, including:

•	Substantially all of our over-the-counter (“OTC”) business.

•	Our active pharmaceutical ingredient (“API”) business in India (while retaining some selective development API capabilities).

•

Our women’s healthcare business, primarily related to our oral and injectable contraceptives. This does not include all of our women’s healthcare related products; as an example, our Xulane® product in the U.S. was excluded.

•

Our commercialization rights in select geographic markets that were part of the transaction pursuant to which Mylan combined with Pfizer’s off-patent branded and generic established medicines business in a Reverse Morris Trust transaction to form Viatris (the “Combination”) that are smaller in nature and in which we had no established infrastructure prior to or following the Combination (“Upjohn Distributor Markets”).

As we move forward, we will focus on three strategic pillars:

•

Our Diversified and Growing Base Business: Our extensive global footprint already reaches approximately 1 billion patients every year.[1] We believe our continued success in our base business will come from our large and diversified portfolio of generics and off-patent brands that extends across markets and therapeutic areas. Here we have a clear legacy of deep product knowledge and extensive commercialization and development expertise.

•

Our Financial Strength & Significant Cash Flow: Our strong balance sheet and significant cash flow generation differentiate us from our peers. We expect to continue to deliver on our financial commitments including debt reduction and returning capital to shareholders through dividends and share repurchases. With the divestiture proceeds now in hand, we believe we have a clear line of sight to meet our long-term gross leverage target[2] by the end of 2024, an important indication of financial health.

•

Our Expanding Innovative Portfolio: This area represents an increasing focus on efforts to identify, vet and secure innovative, best-in-class, patent-protected assets targeting significant unmet medical need in areas in which our Company can be successful. By expanding our innovative portfolio we expect to have the potential to drive accelerated and durable revenue growth.

Global Reach

Our strong commercial infrastructure enables us to serve patients in almost every corner of the globe through retail and pharmacy establishments, wholesalers, governments, institutions, physicians and other customers.

[2]

The Company has not quantified future amounts to develop this target, which does not reflect Company guidance, but has stated its goal to manage notional gross debt and adjusted EBITDA over time in order to generally maintain or reach the target. See Appendix B – “Non-GAAP Financial Measures” for more information.

2024 Proxy Statement | 3

We provide unique reach across North America, Europe, the Asia Pacific region and emerging markets. Through our four reportable segments – Developed Markets, Emerging Markets, JANZ and Greater China – we sold more than 80 billion doses of medicine in 2023 across more than 165 countries and territories.

Diversified and Growing Base Business

Our legacy generics and brand portfolio is a diverse collection of global, iconic off-patent medicines. Our extensive global footprint already reaches approximately 1 billion patients every year.1 We believe our continued success in this part of our business will come from our large and diversified portfolio of generics and off-patent brands that extends across markets and more than 10 therapeutic areas.

Our base business pipeline provides Viatris with a diverse and resilient engine to generate continued strong cash flows. We anticipate a steady flow of core generics approvals and an increasing flow of complex generics and novel 505(b)(2)-like products.

We currently have more than 500 products in development or under regulatory review, including a number of first-to-market opportunities. These include:

•	Approximately 250 core generics.

•	Approximately 250 complex generics.

•	More than 70 novel products, which are 505(b)(2)-like products.

This strong pipeline gives us confidence in continuing to generate strong new product revenues. We believe our product diversity combined with our global scale, local approach and deep understanding of our markets allows for better access to customers and patients, further delivering on our mission.

Expanding Our Innovative Portfolio

This area represents an increasing focus on efforts to identify, vet and secure innovative, best-in-class, patent-protected assets. By expanding our innovative portfolio, we believe we have the potential to drive accelerated and durable revenue growth.

We have already made disciplined investments in innovative assets in cardiovascular disease and immunology with selatogrel and cenerimod and are making significant progress in accelerating the development of these assets.

Our research and development (“R&D”) strategy is driven by our deep in-house development capabilities. We have core competencies and talent that are especially critical as we expand our innovative portfolio, in particular:

•	Our strong pre-clinical, clinical development and medical affairs teams across multiple therapeutic areas.

•	Our experienced manufacturing and device teams over a wide range of dosage forms.

•	And our proven regulatory, pharmacovigilance, legal and intellectual property skills.

We are identifying assets where we can leverage our expertise and global network and are assessing each opportunity based on specific criteria. We are looking for de-risked innovative assets that address significant unmet medical need – this includes having a validated mechanism of action, a strong clinical proof of concept, and a clear path to regulatory approval.

Our newest assets – selatogrel and cenerimod – are examples from our growing innovative portfolio. Selatogrel has the potential to relieve the high disease burden of acute myocardial infarction and specifically address the dire

4 | 2024 Proxy Statement

need for early intervention at the crucial time between symptom onset and first medical attention. Cenerimod, a novel immunology asset that has the potential to be a first-in-class oral therapy for the treatment of systemic lupus erythematosus (“SLE”), also has the potential to address a significant unmet medical need. SLE is a chronic and progressive autoimmune disease with a significant impact on patients and limited treatment options.

We anticipate that the additional leadership and scientific expertise we have recently brought in along with our impressive core competencies in key areas such as global manufacturing, medical affairs, regulatory, legal and commercialization will drive the success of this innovative portfolio.

Quality and Safety

Our global operations are supported by companywide quality systems, standards and processes which are designed to ensure product quality and patient safety. From product development to making or sourcing raw materials to producing finished dosage forms, every step of our development, manufacturing and monitoring processes is grounded in our commitment to good manufacturing practices and the quality and safety of our products.

One-of-a-Kind Global Supply Chain

We have worked diligently to be considered a trusted partner, and will continue to do so, as we work to help close gaps to equal access to care, build more resilient healthcare systems, and uphold a reliable global supply of medicines.

Thanks to our interconnected global supply chain, in 2023, we are proud to have supplied high-quality medicines to approximately 1 billion patients around the world,1 while we mitigated disruptions and maintained supply of critical medicines, achieving a global customer service level of 90%.

Our Global Supply Chain consists of:

•	Global sites that are qualified to supply globally and locally;

•	Regional manufacturing and packaging sites that enable the benefits of centralization, while allowing rapid regional supply;

•	Local manufacturing in markets that have unique in-country requirements (e.g., Greater China, Africa, etc.); and

•	“Last mile” distribution presence in more than 60 countries with approximately 190 distribution centers to ensure access to medicines – to the point the medicine arrives at our patients’ homes.

Global Healthcare Gateway®

As the world’s healthcare needs evolve, our Global Healthcare Gateway® offers partners access to markets worldwide through our unmatched global infrastructure and expertise that connects people around the world to the high-quality medicines and health services they need.

This platform is powered by our expert operational and commercial services with unique reach, allowing our partners to expand their assets through our many strengths.

2024 Proxy Statement | 5

Achieving Success

Achieving success in our mission would not be possible without our hardworking, dedicated colleagues. As an employer of choice, our culture remains performance-driven, highly engaging and inclusive. Ensuring the engagement of our approximately 32,000 colleagues located in almost 70 countries and investing in talent management, workplace health and safety, and organizational excellence, keeps Viatris at the forefront of growth and performance.

Since our formation, we have consistently executed against our operational priorities.

The resilience of our business model continues to withstand a very complex and dynamic environment. The strong performance of the business and the execution of our underlying plan, focused on our strategic pillars, gives us the confidence that we will continue to achieve success. We have built a strong foundation, we have a bold vision for our future, and we have the key ingredients we need to be successful to deliver on our goals.

Our Commitment to Good Corporate Governance

Robust Shareholder Engagement

Our shareholder-centric model is rooted in our Board of Directors’ (“Board”) and management’s commitment to on-going, robust dialogue with shareholders to discuss and solicit shareholder feedback on key strategic, operational, financial, governance, and executive compensation topics, and to address other topics of importance to shareholders. Since October 2023, we met with 25 of our 50 largest shareholders representing approximately 40% of the outstanding shares (in each case based on June 30, 2024 shareholder data). In these meetings, various members of our management and, as appropriate or where requested, our Board, met with institutional investor executives, governance and stewardship team leads, and portfolio managers. Our leadership has also met with the analyst community, participated in seven investor conferences, and held informal direct shareholder discussions since October 2023.

Shareholder Discussion Highlights

R&D Event: At our R&D event in March 2024, we outlined how our R&D strategy has evolved to further our goal of building innovative, best-in-class, patent-protected assets on the foundation of our strong base business. We welcomed investors as our management team provided an in-person overview of our collaboration with Idorsia Ltd (“Idorsia”) and key elements of our pipeline.

Strategic Pillars to Accelerate Growth and Shareholder Return: On our second quarter 2024 earnings call, Chief Executive Officer (“CEO”) Scott A. Smith discussed our three strategic pillars: our diversified and growing base business, financial strength and significant cash flow, and expanding innovative portfolio. We expect our focus in these areas to accelerate growth and shareholder return both in the near term and into the future.

Executive Compensation: We discussed our simplified compensation program and how our metrics align with our key strategic priorities, in addition to the conclusion of certain legacy programs and arrangements. Our shareholders expressed strong support for our compensation programs at our 2023 annual meeting of shareholders (the “2023 Annual Meeting”), as we received 86% approval for our shareholder advisory vote regarding executive compensation. We believe this result is an endorsement of our compensation philosophy and our focus on a performance-based, shareholder-value-focused business model that is intended to help ensure that Viatris continues to attract and retain high-performing executives. Feedback was discussed with the Compensation Committee and Board, and we will continue to engage with shareholders in this area.

Corporate Social Responsibility: We discussed our 2023 Sustainability Report, including our goals related to access to medicine; diversity, equity, and inclusion (“DEI”); and the environment. Shareholders expressed support

6 | 2024 Proxy Statement

for our objectives in these areas and the progress we have made. Feedback was discussed with the Board, and we will continue to engage with shareholders in this area.

Board Structure and Oversight

Viatris’ Board and committees are structured to provide effective oversight and direction to our management team.

Viatris has:

•  An independent Chair of the Board (the “Chair”) (see pages 25 to 26).

•  A Board committee structure that supports comprehensive review and oversight of corporate strategy; management and performance; enterprise, operational, and commercial risk management; culture and human capital management; global drug pricing and commercialization; environmental and corporate social responsibility (“CSR”) matters; information security; and global developments, among many other matters (see pages 29 to 31).

•  An active Board refreshment process that seeks to identify a diverse talent pool of qualified candidates for consideration (see pages 31-33). The Board has appointed four new Directors (Ms. Finney, Messrs. Groothuis and Smith, and Dr. Vivaldi) since December 2022.

•  The following Board committees: Audit, Compensation, Compliance and Risk Oversight, Executive, Finance, Governance and Sustainability, and Science and Technology.

•  Board members who have a wealth of diverse experience and expertise (see page 13) and broad access to multiple levels of Company employees as well as external experts.

In addition, we believe that Viatris’ incorporation in Delaware further supports our shareholder-centric model. Our corporate governance structure includes, among other things:

•	A one share, one vote single common stock class structure;

•	A declassified board and annual director elections;

•

A majority voting standard for uncontested director elections, with a director resignation provision as well as a majority vote requirement for other items to be voted on by shareholders (including amendments to our certificate of incorporation and bylaws); and

•

Proxy access for director nominations that gives eligible shareholders (those who have continuously held shares of our common stock for at least three years, among other requirements) the ability to nominate and include in our proxy materials candidates for election to the Board.

For additional information regarding Board governance and oversight, please see pages 25 to 38.

Our Performance-Driven Compensation Program

The Board is committed to a simplified, transparent, highly performance-oriented, and shareholder-aligned executive compensation program. We link performance pay to important metrics that measure profitability, the health of our product pipeline, capital productivity, our ability to cover debt obligations, and relative share performance compared to our peers.

Our streamlined compensation program was developed to incentivize achievement of our strategic goals, support the short- and longer-term needs of the Company to meet those goals and help ensure long-term sustainability, meet the competition for executive talent, consider perspectives of shareholders relating to prior compensation programs, and focus on shareholder value creation.

Please see “2023 Performance-Based Compensation Program” on pages 53 to 54.

2024 Proxy Statement | 7

Building Sustainable Access to Medicine at Scale

Access at scale is essential to Viatris’ mission to empower people worldwide to live healthier at every stage of life, and we are proud to report, our medicines serve approximately 1 billion patients globally annually.1 Managing key sustainability matters effectively is a fundamental component of our ability to achieve this impact.

As part of working to provide access to medicine throughout the globe, we are committed to advancing responsible and sustainable practices and operations. By partnering with stakeholders around the world, we seek to help to address some of society’s most pressing challenges, recognizing that our actions affect our stakeholders and the communities we serve.

The key areas we focus on are:

•

Championing patients’ access to high-quality medicines and supporting more resilient healthcare systems with our extensive and diverse portfolio of medicines, a one-of-a-kind global supply chain designed to reach more people when and where they experience need, as well as the scientific expertise and deep understanding of markets globally;

•	Nurturing a safe, positive and productive work environment that fosters diversity and inclusion, integrity, dignity and mutual respect for our colleagues;

•	Upholding environmental stewardship by promoting environmentally sustainable operations to minimize our impact on the environment; and

•	Supporting healthy communities through health and disease awareness efforts that help empower patients, create more access to healthcare, and provide education and infrastructure support.

Our Approach

We believe that companies can be a force for good and help address some of the world’s most pressing challenges, while being relevant and trusted partners. We believe that our greatest contribution is our holistic approach to building access to medicine at scale and supporting health systems across the world. We recognize that managing key corporate environmental and social matters, including inherent risks and opportunities, are part of good corporate governance, support long-term shareholder value creation and are fundamental to our overall mission.

Viatris’ Board oversees management’s efforts with respect to sustainability matters, including corporate environmental and social responsibility matters through its Governance and Sustainability Committee. Viatris’ sustainability function operates as a center of excellence within the Viatris Corporate Affairs leadership team. The Head of Global Sustainability drives the strategic and operational development of sustainability matters across the Company, together with key partners.

The Chief Corporate Affairs Officer reports directly to the CEO and, together with the Head of Global Sustainability, communicates quarterly with the Board on sustainability matters, including corporate environmental and social responsibility matters through the Governance and Sustainability Committee and, on an annual basis, the Governance and Sustainability Committee reviews progress with the Chief Corporate Affairs Officer and Head of Global Sustainability on sustainability matters, including corporate environmental and social responsibility matters that have been discussed with the Board to confirm the Company is tracking its priorities in this area. Additionally, a multifunctional Advisory Committee chaired by the Head of Global Sustainability and comprised of global leaders who meet monthly, monitors the external landscape and the Company’s progress with respect to environmental and social responsibility activities across the organization. Additional internal monthly to quarterly structured forums, addressing areas of focus with regards to CSR and sustainability for specific key functions, complement the Advisory Committee by ensuring input from a broad group of stakeholders is received.

8 | 2024 Proxy Statement

Our Focus Areas

To learn about our sustainability work in depth, we encourage you to read our 2023 Sustainability Report.3 The report sets forth Viatris’ work and efforts to further advance sustainable and responsible operations. It also discusses how we are progressing on our initial companywide sustainability goals in the areas of access and health, DEI, and environment (climate, water, and waste). This includes that our Scope 1, 2 and 3 greenhouse gas (“GHG”) emission reduction targets have been validated and approved by the Science Based Targets initiative (“SBTi”).

The following highlights our systematic efforts and progress across key areas:

Access and Global Health

As noted above, access is fundamental to our mission. It is not an initiative; it is our business model, and it is personal. It begins with our ability to sustainably deliver high-quality medicines to people, regardless of geography or circumstance. We believe we are a company uniquely positioned to bridge the traditional divide between generics and brands, combining the best of both to more holistically address healthcare needs globally.

Our extensive and diverse portfolio helps address acute conditions to chronic diseases across multiple therapeutic areas. We are focused on striving to meet individual needs, whether with a generic medicine, a trusted brand, an improved version of an existing medicine, or a truly novel therapeutic solution.

We go beyond developing, manufacturing, and distributing high-quality medicines. With the needs of people at the center, we often work to help find solutions that support resilient healthcare systems. We have designed our global operations and supply chain to be a reliable and flexible partner for access across the world, constantly adapting to an ever-evolving landscape.

We pursue holistic approaches to prevention, diagnosis, treatment, and disease management. We work to build public health awareness, to support and implement research, to deliver access to health education, and to advocate for public policies that advance sustainable access at scale, globally.

Partnerships and collaborations are critical for meaningful and lasting impact, as are policies and strong healthcare systems that allow for healthy competitive environments. While needs are universal, circumstances are local, and we work with an array of organizations – globally, regionally and locally, public and private – to support sustainable access to medicines at consistent quality standards. We work to connect more people with even more products and services to advance access and health. We know we are stronger together, working collaboratively and relentlessly across our Company and with the broader global community, in pursuit of access.

Our Portfolio and Reach in 2023:

•  Served approximately 1 billion patients globally[1]

•  Sold > 80 billion doses of medicine across > 165 countries and territories

•  Reached approximately 90% of low- and lower-middle-income countries

•  > 250 products on the WHO EML and > 150 medicines in the WHO EML for Children

•  59 products on the WHO Prequalification of Medicines List

•  Provided products that address the top 10 of the WHO’s leading causes of death globally

[3]	Please note that our website, 2023 Sustainability Report and their respective contents are not incorporated by reference into this Proxy Statement.

2024 Proxy Statement | 9

Our People

Behind every Viatris achievement are members of our global workforce, dedicated to advancing our mission by leveraging their unique experiences, skills and abilities.

Viatris is committed to providing opportunities for our people to achieve their full potential and collectively advance our shared goal of improving healthcare around the world. We do this through programs for our colleagues’ wellbeing, promoting an inclusive culture, providing competitive total rewards, and fostering career growth and professional development.

In 2023, Viatris launched Elevate, our wellbeing program for all colleagues. The program helps define our holistic approach to wellbeing, centered around three principles: Health, Purpose and Growth. As part of our Elevate program, we advanced the coverage of our Employees Assistance Programs and related resources to our colleagues globally.

We believe in fostering a culture where colleagues are enthusiastic about the work they do and feel valued, engaged and motivated. We have continued the work in understanding and evaluating the colleague experience based off our most recent global employee voice survey.

We have been expanding our professional development opportunities via internal and external resources. In 2023, we partnered with Harvard Business School to offer the first global cohort of the Viatris Executive Leadership Academy and further partnered to deliver the first Viatris Coaching for Managers Program for more than 250 management level colleagues from around the world.

Diverse perspectives drive innovation and our ability to make a difference. We know that unlocking our full potential means making Viatris a place where all colleagues are and feel welcomed to be their best, authentic selves every day. In 2023, we exceeded our engagement goal on DEI. Through our four active Employee Resource Groups, we bring together colleagues and allies with a shared focus on raising awareness of the unique lived experiences of different communities.

Protecting the health and safety of our colleagues is essential. We have a global Environmental, Health and Safety Management System, technical requirements, processes and systems that establish our foundation. These elements apply to all locations and guide us in cultivating a culture of health and safety throughout our global workforce.

Environmental Stewardship

We are committed to minimizing our impact on the environment while working to safeguard a reliable supply of medicine. Our commitment entails systematic and continuous work to identify opportunities to support our goals. We have a global integrated approach to managing our use of water, impact on and from climate change, energy efficiency, waste reduction and air emissions.

We continue to build readiness and further enhance our practices and are pursuing several environmental initiatives in the areas of efficiency, renewable energy and water and waste management. We have made progress on our goals to reduce GHG emissions, conduct water risk assessments in areas of high or extremely high-water stress and increase the number of sites with zero waste sent to landfill.

Viatris Scope 1, 2 and 3 GHG reduction targets are validated and approved by SBTi, and the SBTi has classified Viatris’ Scope 1 and 2 target ambition and has determined that it is in line with the 1.5°C trajectory.

We remain committed to promoting environmentally responsible manufacturing, including through the continued adoption of the Antibiotic Manufacturing Standard in our operations and in the external supply chain. In 2023, our facility in Aurangabad, India, became the first site in India to receive British Standards

10 | 2024 Proxy Statement

Institute Certification under the Antibiotic Manufacturing Standard. Furthermore, we are leveraging our membership in the Pharmaceutical Supply Chain Initiative in external supplier sustainability engagement.

Community Engagement

We seek to foster healthy communities around the world by supporting education, health and disease awareness efforts that, in particular, promote empowering patients and creating access to care. We work via in-kind and monetary donations, volunteering our time and talents and engaging with partners to find solutions. Our work addresses common global themes and leverages our collective capabilities, while addressing unique local needs.

We rely on our extensive partner network to respond to urgent needs when a crisis strikes. In communities around the world in 2023, Viatris responded to several emergencies that displaced residents and caused suffering, including devastating earthquakes, unprecedented wildfires and armed conflicts. We continued our support to established partners including Direct Relief, World Central Kitchen, the American Red Cross, SBP, Save the Children, Americares and Dispensary for Hope to respond to various needs, including supporting medical relief shipments and access to food and housing.

Business partnerships, collaboration within and across sectors, memberships, and philanthropic collaborations help us serve patients, healthcare systems and communities worldwide.

Viatris was recently named to TIME’s World’s Most Sustainable Companies 2024 List. This follows inclusion on USA TODAY’s list of America’s Climate Leaders this past May. Other accolades for Viatris include inclusion on 3BL’s 100 Best Corporate Citizens of 2023 Ranking, Newsweek’s America’s Greenest Companies 2024, TIME’s World’s Best Companies 2023 list and Forbes’ list of World’s Best Employers 2023. The Company has also been included on Forbes’ list of World’s Best Employers 2022 and 2021, and has received Great Place to Work® certifications and Top Employers certifications in multiple countries, among others.

2024 Proxy Statement | 11

Viatris’ Board of Directors

Board Overview

The Board and the Governance and Sustainability Committee believe that each of our Directors possesses the qualifications, experience, judgment, leadership, and business skills necessary to provide robust oversight of the Company in the complex and evolving healthcare environment in which we operate.

As discussed on pages 31 to 33 and 38 to 39 and as set forth in our Corporate Governance Principles, the Board seeks to identify a diverse talent pool of qualified candidates for consideration as part of the Board’s refreshment and succession planning. The Board also seeks to combine the skills and experience of its long-standing Board members with fresh perspectives, insights, skills and experiences of new members. To help further these goals, the Board has adopted a Diversity and Inclusion Policy, which is available on our website at https://www.viatris.com/en/About-Us/Corporate-Governance. The policy formalizes the Board’s ongoing commitment to fostering a culture of inclusion and seeking, supporting, valuing and leveraging diversity in the Board’s composition, among other characteristics that the Board believes serve the best interests of the Company and our stakeholders. The Board has three women members, each of whom is nominated for re-election at the 2024 Annual Meeting, including our Chair, and three of our Board committees are chaired by women (Executive; Finance; and Governance and Sustainability). Our current Directors also include one individual that self-identifies as African American or Black, one individual that self-identifies as Hispanic or Latinx, one individual that self-identifies as Asian, and one individual who self-identifies as White and Asian and is also included in the Two or More Races or Ethnicities category (in each case as such terms are defined in NASDAQ’s Board Diversity Matrix Instructions), each of whom is nominated for re-election at the 2024 Annual Meeting. The Board also continuously reviews and assesses its composition through, among other things, its annual board and committee self-evaluation process. For more information about the annual board and committee self-evaluation process, see “Annual Board and Committee Self-Evaluations” on page 33.

The following chart highlights certain of our Director nominees’ key skills and experience. A summary of the importance of each key skill and experience is also noted. Our Board Diversity Matrix follows this key skills and experience chart. As discussed in “How Our Directors Are Selected and Evaluated” beginning on page 38, our Director nominees’ key skills and experience and diversity are among the factors considered by the Governance and Sustainability Committee in nominating Director candidates. Ten of 12 current Directors and nominees for Director at the 2024 Annual Meeting are independent under the applicable NASDAQ listing rules.

12 | 2024 Proxy Statement

Key Director Statistics

CEO and Public Company Management Experience

Directors who have experience in management at public companies provide valuable expertise on managing interests held among diverse stakeholders, including, among others, employees, patients and shareholders

	●	●	●			●	●	●	●	●	●	●	10/12

Corporate Governance/Corporate Social Responsibility (CSR) Experience

Directors with Corporate Governance/CSR experience are skilled in the successful operation of board oversight, cognizant of the impact that governance policies have on a public company and/or familiar with oversight of matters related to emerging social and environmental issues

	●	●	●	●	●	●	●		●	●	●	●	11/12

Finance, Accounting and Capital Markets Experience

Directors with a strong understanding of finance and accounting are essential for the Board to oversee our global financial reporting, internal controls, and capital structure, among other matters

	●	●	●		●	●		●	●	●	●	●	10/12

Global Business Experience

Viatris has operations and facilities around the world and, as such, benefits from Directors who have experience working for companies with multinational reach and who provide insight on unique opportunities, challenges, and requirements associated with working across international markets

	●	●	●	●	●	●	●	●	●	●	●	●	12/12

Healthcare Industry Experience

Directors with experience in the healthcare industry provide valuable perspectives to our Board and management team regarding a broad range of issues and opportunities facing the Company, including industry conditions, product research and development, supply chain, customers, sustainable access to medicine, product quality and patient safety, and marketing

	●		●			●	●	●	●	●	●	●	9/12

Human Capital Management Experience

Attracting, developing and retaining talent globally are crucial to all aspects of the Company’s business, success, and strategy. We continue to build an inclusive and diverse culture that inspires leadership and accountability and encourages innovation. Directors with experience in succession planning, executive and/or Director compensation, company culture and/or employee engagement (among other relevant areas) help to ensure that the Company’s culture reflects our mission and values

	●	●	●		●	●		●		●	●	●	9/12
Information Security Experience Experience in information security, data privacy, cybersecurity, or use of technology to facilitate business operations	●	●	●				●	●	●	●			7/12

Legal and Regulatory Oversight Experience

We operate in an industry that is closely scrutinized and highly regulated. Directors who have experience navigating challenges associated with this environment provide valuable insight to our Board and management team

	●	●		●				●					4/12

Risk Oversight/Compliance Experience

Pharmaceutical companies face a variety of complex opportunities, risks and compliance challenges. Directors who have experience monitoring and creating plans to address risk provide important insights that assist our Board and management in ensuring the long-term sustainability of our business

		●	●	●	●		●	●	●	●	●	●	10/12
Strategy and M&A Experience Viatris’ Directors are responsible for developing the Company’s successful differentiated strategy, both organically and through strategic and opportunistic acquisitions	●	●	●	●	●	●	●	●	●	●	●	●	12/12

2024 Proxy Statement | 13

Board Diversity

Independence	Committees Chaired by Women	Age Distribution	Diversity of Directors

The following board diversity matrix presents the annual disclosure of information on our current Directors’ voluntary self-identified characteristics in accordance with applicable NASDAQ listing standards. As detailed in the below matrix, the Company currently has one Director who self-identifies as African American or Black, one Director who self-identifies as Hispanic or Latinx, one Director who self-identifies as Asian and one Director who self-identifies as White and Asian and is also included in the Two or More Races or Ethnicities category. Our board diversity matrix as of October 30, 2023 can be found in the definitive proxy statement for the 2023 Annual Meeting filed with the Securities and Exchange Commission (“SEC”) on November 3, 2023.

Board Diversity Matrix (As of October 18, 2024)

Total Number of Directors	12

Gender:	Female	Male	Non-Binary	Did not Disclose Gender

Directors	3	9	0	0

Number of Directors who identify in Any of the Categories Below:

African American or Black	0	1	0	0

Alaskan Native or Native American	0	0	0	0

Asian	1	1	0	0

Hispanic or Latinx	0	1	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	3	6	0	0

Two or More Races or Ethnicities	1	0	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	0

14 | 2024 Proxy Statement

Item 1

Election of Directors

The first item for consideration at the 2024 Annual Meeting is the election of 12 Director nominees. The Board has, upon the recommendation of our Governance and Sustainability Committee, nominated each of our current Directors, W. Don Cornwell, JoEllen Lyons Dillon, Elisha Finney, Leo Groothuis, Melina Higgins, James M. Kilts, Harry Korman, Rajiv Malik, Richard Mark, Mark Parrish, Scott A. Smith, and Rogério Vivaldi Coelho (the “Nominees”) for re-election at our 2024 Annual Meeting. If re-elected, each Nominee will serve as a Director until our 2025 annual meeting of shareholders and until their successor is duly elected and qualified, or until their earlier death, resignation, removal or retirement.

The Board and the Governance and Sustainability Committee have carefully evaluated the experience, structure, culture, diversity, operation, interactions, collaboration, and performance of the full Board; the talents, expertise, and contributions of individual Directors, including the Nominees; the Board’s leadership; the integration and evolution of the Company; the Board’s critical role in governance, risk oversight, and continuing to develop and lead the strategic direction of the Company; the Board’s ability to respond to the continued change and disruption in the healthcare industry; anticipated future opportunities and challenges facing the Company; and the Board’s ongoing commitment to ensuring shareholder value creation and long-term sustainability for the benefit of shareholders and other stakeholders. Based on these considerations, among others, Viatris’ Board recommends a vote “FOR” the election of each of the Nominees.

The Board’s general criteria for nomination to the Board are set forth in “How Our Directors Are Selected and Evaluated” beginning on page 38.

Information about each Nominee’s specific experience, qualifications, attributes or skills that led the Board to conclude that he or she should be re-elected as a Director is set forth below on pages 16 to 24. Each Nominee is currently on Viatris’ Board and each has consented to act as a Director if elected at the 2024 Annual Meeting.

Board Recommendation

Viatris’ Board recommends a vote “FOR” the election of each Nominee.

2024 Proxy Statement | 15

Directors Nominated for Election at the 2024 Annual Meeting

Director since 2020 Age: 76* Board Committees: • Audit • Compliance and Risk Oversight Independent Director

W. Don Cornwell

•  Vice Chair (2009), Founder, Chairman and Chief Executive Officer (1988 - 2009), Granite Broadcasting Corporation

•  Chief Operating Officer (“COO”), Corporate Finance Department (1980 - 1988), Vice President, Investment Banking (1976 - 1988); joined the company in 1971, Goldman, Sachs & Co.

Key Skills and Experience:

•  CEO and Public Company Management, Corporate Governance, Global Business, Finance, Accounting and Capital Markets, and Strategy and M&A Experience developed during his various executive roles, more specifically during his years at Goldman Sachs, where he engaged in public and private financing and advised M&A transactions for publicly traded and privately owned companies, and further advanced through his founding and leadership of Granite Broadcasting

•  Human Capital Management and Information Security Experience gained while serving as the COO of the Corporate Finance Department of the Investment Banking Division of Goldman Sachs where he was responsible for the management of the department including building the operational infrastructure—information technology (“IT”), document production, training and recruiting—while the department of over 150 investment banking professionals was experiencing significant staffing growth in response to a dramatic increase in the volume of transactions they were handling

•  Mr. Cornwell also brings Healthcare Industry and Legal and Regulatory Oversight Experience to the Board

Former Public Company Boards:

•  American International Group, Inc. (NYSE: AIG) (2011 - 2024), Director and most recently member of the Audit and Nominating and Corporate Governance Committees

•  Natura & Co Holding S.A. (NYSE: NTCO) (2020 - 2023), Director and most recently member of the Corporate Governance Committee

•  Avon Products, Inc. (2002 - 2020 when acquired by Natura), Director

•  Pfizer (NYSE: PFE) (1997 - the closing of the Combination in 2020), Director and most recently Chair of the Regulatory and Compliance Committee and member of the Governance and Sustainability Committee

Other Organizations:

•  Board of Trustees, Big Brothers Big Sisters of New York City

•  Vice Chairman of the Board of Directors, Blue Meridian Partners, a partnership of philanthropists that invests in strategies to impact social problems confronting young people and families in poverty

•  Advisory, Orca Biosystems, Inc., a private biotechnology company developing high-precision cell therapies for the treatment of cancer and autoimmune diseases

*   The Board, on the recommendation of the Governance and Sustainability Committee, has, in accordance with its Corporate Governance Principles, approved a waiver to the mandatory retirement age for Directors for Mr. Cornwell and determined that such waiver was in the best interests of the Company because of his continued extensive contributions to the Board and his knowledge and familiarity with the legacy Upjohn Business.

16 | 2024 Proxy Statement

Director since 2020 Age: 61 Board Committees: • Audit • Compensation • Executive • Governance and Sustainability (Chair) Independent Director

JoEllen Lyons Dillon

•  Executive Vice President, Strategic Developments and Capital Markets (2014-2017); Chief Legal Officer and Corporate Secretary, The ExOne Company (2013-2017). ExOne merged with Desktop Metal (NYSE: DM) in November 2021. ExOne was a global provider of three-dimensional (3D) printing machines and printed products, materials and other services to industrial customers creating products in metal on a worldwide basis

•  Partner (2002 - 2011), Reed Smith LLP, a law firm

•  Partner (1997 - 2002), Buchanan Ingersoll & Rooney PC, a law firm (joined the firm in 1988)

Key Skills and Experience:

•  Public Company Management, Corporate Governance, Finance, Accounting and Capital Markets, Global Business, Human Capital Management, Information Security, Legal and Regulatory Oversight, Risk Oversight/Compliance, and Strategy and M&A Experience gained during her almost 25-year legal career in corporate mergers and acquisitions (“M&A”) and securities, where she represented both public and private companies in a variety of complex matters, and further developed while at ExOne, where she was responsible for capital markets development, corporate strategic planning, human resources including oversight of DEI, global compliance, investor relations, and international business development within Europe and Asia, through which she became a thought leader in the areas of corporate governance, legal and regulatory oversight, capital markets and M&A and is regularly invited to speak at major conferences, including, among others, the 2023 and 2024 Stanford Directors’ College, on such topics

•  Completed certification “Board Governance: Navigating Emerging Technologies and Future Frontiers” at Cornell University

•  CSR Experience obtained through her legal and regulatory background, in addition to ongoing education programs

Former Public Company Boards:

•  World Wrestling Entertainment, Inc. (2022 - 2023) (now known as World Wrestling, LLC), Director

•  Mylan (2014 - the closing of the Combination in 2020), Director, most recently Chair of the Compensation and Governance and Nominating Committees and member of the Audit, Compliance and Executive Committees

Other Organizations:

•  Board of Directors, S.K. Rockwell Conservation Fund, a non-profit corporation established with the principal concept to preserve and enhance environmental resources

Director since 2022 Age: 63 Board Committees: • Audit* • Finance Independent Director

Elisha Finney

•  Executive Vice President (2012 - 2017), Chief Financial Officer (April 1999 - May 2017), Senior Vice President (2005 - 2012), Vice President of Finance (1999 - 2005), joined the company in 1988, Varian Medical Systems, Inc.

Key Skills and Experience:

•  Public Company Management, Corporate Governance, Healthcare Industry, Human Capital Management, Finance, Accounting and Capital Markets, Information Security, and Risk Oversight/Compliance Experience gained during her time at Varian Medical Systems, where she oversaw corporate accounting, corporate communications and investor relations, internal audit, risk management, tax and treasury, and corporate information systems and helped the company grow to be a world-leading manufacturer of medical devices and software for treating cancer and other medical conditions

•  Ms. Finney also brings Global Business and Strategy and M&A Experience to the Board

Other Current Public Company Boards:

•  Mettler-Toledo International Inc. (NYSE: MTD) (since 2017), Director and Chair of the Audit Committee

•  ICU Medical, Inc. (NASDAQ: ICUI) (since 2016), Director, Chair of the Nominating and Governance Committee, and member of the Audit and Compliance Committees

Former Public Company Boards:

•  NanoString Technologies, Inc (2017 - 2024), Director and Chair of the Audit Committee

•  iRobot Corporation (NASDAQ: IRBT) (2017 - 2021), Director and member of the Audit and Compensation and Talent Committees

•  Cutera, Inc. (NASDAQ: CUTR) (2017 - 2019), Director, Chair of the Audit Committee, and member of the Enterprise Risk Committee

•  Altera Corporation (2011 - 2015 when acquired by Intel Corporation), Director and Chair of the Audit Committee

•  Thoratec Corporation (2007 - 2013), Director and Chair of the Audit Committee

*   The Board had, in accordance with its Corporate Governance Principles, previously approved Ms. Finney’s concurrent service on the Audit Committee and the audit committees of more than two other public companies and determined that such service did not impair her ability to effectively serve on the Audit Committee.

2024 Proxy Statement | 17

Director since 2023 Age: 52 Board Committees: • Compliance and Risk Oversight • Executive • Governance and Sustainability Independent Director

Leo Groothuis

•  General Counsel (2022 - present), HAL Investments, the Dutch investment subsidiary of HAL Holding N.V., a public international investment company listed on the Amsterdam stock exchange, which is focused on increasing shareholder value

•  Partner (2006 - 2022), NautaDutilh, a law firm (joined the firm in October 1996)

Key Skills and Experience:

•  Corporate Governance, Global Business, Legal and Regulatory Oversight, Risk Oversight/Compliance, and Strategy and M&A Experience acquired during his legal career at NautaDutilh, where he had been a trusted C-suite and board advisor to some of the largest companies in both Europe and the U.S., which resulted in him being recognized as a top lawyer and thought leader in corporate governance, capital markets and M&A for the guidance he had provided to numerous multi-national private and public companies on significant complex strategic transactions

•  CSR Experience obtained through his active involvement in the development and execution of HAL Investments’ environmental, social and governance strategy

Other Organizations:

•  Director, Stichting Continuiteit IHC and B.V. Finance Continuiteit IHC, Dutch foundations that together are the sole shareholders of Royal IHC, a private international shipbuilding company

Director since 2020 Age: 57 Board Committees: • Executive (Chair) • Finance (Chair) Chair of the Board and Independent Director

Melina Higgins

•  Held senior roles of increasing responsibility including Partner (2002 - 2010) and Managing Director (2001 - 2010) and served as a member of the Investment Committee of the Principal Investment Area, Head of the Americas for Private Debt and co-Chairperson of the Investment Advisory Committee for GS Mezzanine Partners funds, The Goldman Sachs Group, Inc. (NYSE: GS)

Key Skills and Experience:

•  Corporate Governance, Finance, Accounting and Capital Markets, Global Business, Risk Oversight/Compliance, and Strategy and M&A Experience obtained during her nearly 20 years at Goldman Sachs, where she built and led a successful investment business and became well-versed in portfolio management, assessing market risks and building businesses, especially during her time as a member of Goldman’s Investment Committee of the Principal Investment Area, one of the largest alternative asset managers in the world, where she oversaw and approved global private equity and private debt investments

•  Ms. Higgins also brings Human Capital Management Experience, including compensation and succession planning, to the Board

Other Current Public Company Boards:

•  Genworth Financial Inc. (NYSE: GNW) (since 2013), non-executive Chair (since 2021) and member of the Audit and Management Development & Compensation Committees

Current Private Company Boards:

•  Director and non-executive chair of the Board (since 2016), Antares Midco Inc., a private company that provides financing solutions for middle market, private equity-backed transactions

Former Public Company Boards:

•  Mylan (2013 - the closing of the Combination in 2020), Director, most recently Chair of the Finance Committee, and member of the Audit, Compensation, and Executive Committees

•  NextGen Acquisition Corp II (March 2021 until its merger with Virgin Orbit in December 2021) (a special purpose acquisition company), Director, Chair of the Nominating and Corporate Governance Committee and member of the Audit and Compensation Committees

Other Organizations:

•  Member, Women’s Leadership Board of Harvard University’s John F. Kennedy School of Government

18 | 2024 Proxy Statement

Director since 2020 Age: 76* Board Committees: • Compensation • Finance Independent Director

James M. Kilts

•  Founding Partner (since 2006), Centerview Capital, a private equity firm

•  Special Advisor to the Board (2023), Co-Chief Executive Officer (2021-2023), Conyers Park III Acquisition Corp. (a special purpose acquisition company)

•  Chairman and Chief Executive Officer (2001 - 2005 when it merged with The Procter & Gamble Company), President (2003 - 2005), The Gillette Company

•  President and Chief Executive Officer (1998 - 2000 when it was acquired by The Philip Morris Companies), Nabisco Group Holdings Corporation

Key Skills and Experience:

•  CEO and Public Company Management, Corporate Governance, Finance, Accounting and Capital Markets, Global Business, and Strategy and M&A Experience acquired during his more than 40 years leading a range of multi-national companies and iconic brands, where he is credited with building domestic and international strategies to increase sales and successfully overseeing organizations through significant M&A activity resulting in him being sought out for his business expertise and advice

•  Mr. Kilts also brings Healthcare Industry and Human Capital Management Experience to the Board

Other Current Public Company Boards:

•  Advantage Solutions Inc. (NASDAQ: ADV) (since 2020 when it combined with Conyers Park II Acquisition Corp.), non-executive Chairman and previously Lead Director

•  The Simply Good Foods Company (NASDAQ: SMPL) (since 2017), Chairman and member of the Nominating and Corporate Governance Committee

Former Public Company Boards:

•  Unifi Inc. (NYSE: UFI) (2016 - 2022), Director and most recently member of the Compensation Committee

•  Pfizer Inc. (NYSE: PFE) (2007 - the closing of the Combination in 2020), Director and most recently member of Compensation Committee

•  Conyers Park II Acquisition Corp. (2019 to 2020 when it combined with Advantage Solutions Inc.), Executive Chairman

•  MetLife, Inc. (NYSE: MET) (2005 - 2020), Director, most recently Chair of the Compensation Committee and member of the Governance and Corporate Responsibility Committee

•  The Procter & Gamble Company (NYSE: PG) (2005 - 2006), Director

•  Conyers Park Acquisition Corporation (2016 - 2017 when it merged with The Simply Good Foods Company), Chairman

•  Nielsen Holdings plc, (NYSE: NLSN) non-executive Director (2006 - 2017) and Chairman (2011 - 2013)

•  Nielsen Company B.V. (2009 - 2014), Chairman

•  MeadWestvaco Corporation (2006 - 2014), Director

*   The Board, on the recommendation of the Governance and Sustainability Committee, has, in accordance with its Corporate Governance Principles, approved a waiver to the mandatory retirement age for Directors for Mr. Kilts and determined that such waiver was in the best interests of the Company because of his continued extensive contributions to the Board and his knowledge and familiarity with the legacy Upjohn business.

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Director since 2020 Age: 67 Board Committees: • Compensation (Chair) • Compliance and Risk Oversight • Governance and Sustainability Independent Director

Harry Korman

•  Held senior executive roles of increasing responsibility, including Global Chief Operating Officer (2012 - 2014, after which he served as a consultant (2014 - 2015)), President, North America (2007 - 2012), President, Mylan Pharmaceuticals Inc. (2005 - 2009); joined in 1996 after the company’s acquisition of UDL Laboratories, Inc. (n/k/a Mylan Institutional Inc.), Mylan Inc.

Key Skills and Experience:

•  Public Company Management, Corporate Governance/CSR, Healthcare Industry, Risk Oversight/Compliance, Strategy and M&A, and Global Business Experience gained during his almost 20 years serving in leadership roles at Mylan, where he helped grow their generics business and ultimately had responsibility for all operations as Global Chief Operating Officer

•  Mr. Korman also brings Information Security Experience to the Board

Former Public Company Boards:

•  Mylan (2018 - the closing of the Combination in 2020), Director, most recently Chair of the Risk Oversight Committee and member of the Compliance, Governance and Nominating, and Science and Technology Committees

Other Organizations:

•  Past Director and Vice Chairman, Generic Pharmaceutical Association, now known as the Association for Accessible Medicines

•  Previous Director and Vice Chairman, HDMA Foundation, which serves the healthcare industry by providing research and education focused on healthcare supply issues

Director since 2020 Age: 63 Board Committees: • Science and Technology (Chair) Director

Rajiv Malik

•  Retired President (from the closing of the Combination in 2020 to April 2024), Viatris

•  President (2012 - the closing of the Combination in 2020), Executive Vice President and Chief Operating Officer (2009 - 2012), Head of Global Technical Operations (2007 - 2009); joined the company in 2007, Mylan

•  Chief Executive Officer (2005 - 2008), Matrix Laboratories Limited (now Mylan Laboratories Limited)

•  Head of Global Development and Registrations (2003 - 2005), Sandoz GmbH

•  Head of Global Regulatory Affairs and Head of Pharma Research (1999 - 2003), Ranbaxy

Key Skills and Experience:

•  Public Company Management, Finance, Accounting and Capital Markets, Healthcare Industry, Information Security, Legal and Regulatory Oversight, Risk Oversight/Compliance, Strategy and M&A, and Global Business Experience acquired over his extensive career in the healthcare industry, including at Mylan where he was integral in helping to develop the strategies for the company’s acquisitions for over 10 years, as well as the execution and integration of those acquisitions, and was responsible for leading global commercial, scientific, operational, IT and business development activities in more than 165 countries and territories, a portfolio of more than 7,500 products, a pipeline of approximately 1,200 products, and more than 40 manufacturing facilities around the world and further enhanced in his most recent role, where he was responsible for the day-to-day operations of the Company, overseeing the Company’s commercial business units, the Commercial Development, Medical, IT and Quality functions, as well as R&D and Operations and where he played a leading role in integrating the two legacy companies while stabilizing the business until his retirement in April 2024

•  Mr. Malik also brings Human Capital Management Experience, including oversight of DEI, to the Board

Current Private Company Boards:

•  Non-executive non-independent and Viatris nominee Director (since 2022), Biocon Biologics Limited, a majority owned subsidiary of Biocon Limited

Former Public Company Boards:

•  Mylan (2012 - the closing of the Combination in 2020), Director

20 | 2024 Proxy Statement

Director since 2020 Age: 71 Board Committees: • Audit* (Chair) • Compliance and Risk Oversight • Executive • Finance Independent Director

Richard Mark, C.P.A.

•  Partner (2002 - 2015), Deloitte & Touche LLP (“Deloitte”)

•  Audit Partner (1988 - 2002), Audit Manager (1981 - 1988), Senior Auditor (1977 - 1981), Arthur Andersen & Co.

Key Skills and Experience:

•  Public Company Management, Corporate Governance, Finance, Accounting and Capital Markets, Risk Oversight/Compliance, Strategy and M&A, and Global Business Experience gained over his extensive career auditing financial statements of public and private companies, consulting on financial issues with companies, and performing transaction diligence on behalf of financial and strategic buyers

•  Mr. Mark also brings Healthcare Industry and Information Security Experience to the Board

Other Current Public Company Boards:

•  Goldman Sachs BDC, Inc. (“GSBDC”) (NYSE: GSBD) (since 2020), Director, Chair of the Audit Committee and member of the Compliance, Governance and Nominating, and Contract Review Committees

•  Goldman Sachs Private Credit Corp. (since 2022) and Goldman Sachs Middle Market Lending Corp. II (since 2020), Director, Chair of the Audit Committee and member of the Compliance, Governance and Nominating, and Contract Review Committees

Former Public Company Boards:

•  Mylan (2019 - the closing of the Combination in 2020), Director and most recently member of the Audit and Finance Committees

•  Goldman Sachs Middle Market Lending Corp. (2016 - 2020 when it merged with GSBDC), Director, most recently Chair of the Audit Committee and member of Compliance, Governance and Nominating, and Contract Review Committees

•  Katy Industries, Inc. (2015 - 2016), Chairman and most recently member of the Audit Committee

Former Private Company Boards:

•  Northwestern Memorial Healthcare (2014 - 2015), Director and member of the Executive and Nominating and Governance Committees

•  Cadence Health (1993 - 2014 when it merged with Northwestern), Director

Other Organizations:

•  Director and Chair of the Finance Committee, Home Centered Care Institute, a not-for-profit corporation, which promotes access to home-based primary care for medically complex patients who are either homebound or home-limited

•  Former Director, Almost Home Kids, a not-for-profit corporation affiliated with Lurie Children’s Hospital of Chicago, a provider of transitional care to children with complicated health needs, training for their families, and respite care

*   The Board has, in accordance with its Corporate Governance Principles, approved Mr. Mark’s concurrent service on the Audit Committee and the audit committees of more than two other public companies and determined that such service does not impair his ability to effectively serve on the Audit Committee.

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Director since 2020 Age: 69 Board Committees: • Audit • Compliance and Risk Oversight (Chair) • Executive • Governance and Sustainability Vice Chair of the Board and Independent Director

Mark Parrish

•  Executive Chairman (2018 - 2019), Chief Executive Officer (2008 - 2018), Executive Chairman (2008 - 2013), TridentUSA Health Services, a provider of mobile X-ray and laboratory services to the long-term care industry. In February 2019, TridentUSA filed for protection under Chapter 11 of the U.S. Bankruptcy Code and emerged from bankruptcy in September 2019

•  Held management roles of increasing responsibility (1993 - 2007) including Chief Executive Officer, Healthcare Supply Chain Services (2006 - 2007), Cardinal Health Inc. and its affiliates

Key Skills and Experience:

•  Public Company Management, Corporate Governance, Healthcare Industry, Finance, Accounting and Capital Markets, Risk Oversight/Compliance, and Strategy and M&A Experience obtained over his many years in leadership positions in the healthcare industry, where he gained extensive expertise in managing governmental oversight, as well as experience in business restructuring and M&A

•  CSR Experience obtained through his public company and executive experience and his work in the heavily regulated healthcare industry

•  Mr. Parrish also brings Human Capital Management, Global Business, and Information Security Experience to the Board

Other Current Public Company Boards:

•  Omnicell, Inc. (NASDAQ: OMCL) (since 2013), Director, Chair of the Audit Committee and member of the Compensation Committee

Current Private Company Boards:

•  Safecor Health, LLC (since 2022), a private limited liability company that provides unit dose drug packaging services to hospitals and long-term care facilities, Director

Former Public Company Boards:

•  Mylan (2009 - the closing of the Combination in 2020), most recently Lead Independent Director and Vice Chairman, Chair of the Compliance Committee and member of the Audit, Executive, Governance and Nominating, and Risk Oversight Committees

Former Private Company Boards:

•  Comprehensive Pharmacy Services (2019 - 2023), a private company that specializes in the outsourcing of hospital pharmacies, Director

•  Golden State Medical Supply (2014 - 2019 when it was acquired by Court Square), a private company that specializes in meeting unique labeling and sizing needs and pharmaceutical packaging, serialization and distribution, Director

•  Silvergate Pharmaceuticals (2013 - 2019), a private company that develops and commercializes pediatric medications, Director

Other Organizations:

•  President and Chief Executive Officer, International Federation of Pharmaceutical Wholesalers, an association of pharmaceutical wholesalers and pharmaceutical supply chain service companies

•  Senior Adviser, Frazier Healthcare Ventures, a healthcare-oriented growth equity firm

22 | 2024 Proxy Statement

Director since 2022 Age: 62 Board Committees: • Science and Technology Chief Executive Officer and Director

Scott A. Smith

•  Chief Executive Officer (since April 2023), Viatris

•  President (2018 - 2023), BioAtla, Inc. (NASDAQ: BCAB) (“BioAtla”), a global biotechnology company focused on the development of Conditionally Active Biologics™ antibody therapeutics

•  Served as an executive (2008 - 2018), rising up the ranks from SVP and Global Head of Immunology to President of Inflammation and Immunology and then, beginning in 2017, President and Chief Operating Officer, Celgene Corporation, a global biopharmaceutical company

Key Skills and Experience:

•  Public Company Management, Corporate Governance, Global Business, Healthcare Industry, Risk Oversight/Compliance, and Strategy and M&A Experience acquired during his more than 35 years in the healthcare industry, which has resulted in him possessing vast global commercial and pharmaceutical expertise and a proven ability to build, grow and manage large complex organizations utilizing his substantial experience in developing and executing regulatory, clinical, and business development strategies as displayed by time at BioAtla, where he built a clinical development structure that moved multiple assets from investigational new drug applications into late stage clinical development, drove the company’s long-term strategic operational plan and led all business development activities and, prior to that, his time at Celgene where he led the company’s oncology, inflammation and immunology franchise, commercial operations and clinical development

•  Mr. Smith also brings Finance, Accounting and Capital Markets and Human Capital Management Experience to the Board

Other Current Public Company Boards:

•  BioAtla (since 2020), Director

Former Public Company Boards*:

•  Apexigen, Inc. (2019 - 2023 when it was acquired by Pyxis Oncology, Inc.), Director and most recently member of the Compensation and Corporate Governance and Nominating Committees

•  Titan Pharmaceuticals, Inc. (NASDAQ: TTNP) (2017 - 2020), Director and Chair of the Compensation and Nominating and Governance Committees

Former Private Company Boards:

•  Triumvira Immunologics, Inc. (2018 - 2023), Director and Chairman

•  Refuge Biotechnologies, Inc. (2018 - 2022), Director

•  F-star Therapeutics, Inc. (2018 - 2020), Chairman and member of the Audit and Nominating and Corporate Governance Committees

*   The Board had, in accordance with its Corporate Governance Principles, previously approved Mr. Smith’s concurrent service as an executive officer of a public company and on more than one other public company board of directors and determined that it did not impair his ability to effectively serve on the Board.

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Director since 2024 Age: 60 Board Committees: • Science and Technology Independent Director

Rogério Vivaldi Coelho, M.D., M.B.A.

•  President and Chief Executive Officer (2018 - 2023 when it was acquired by Eli Lilly and Company), Sigilon Therapeutics, Inc., a diabetes cell therapy company

•  Executive Vice President and Chief Global Therapeutics Officer (2016 - 2018 when it was acquired by Sanofi), Bioverativ Inc., a biopharmaceutical company focused on therapies for hemophilia and other rare blood disorders

•  Executive Vice President and Chief Commercial Officer (2014 - 2016), Spark Therapeutics, Inc., a gene therapy company

•  Chief Executive Officer (2013 - 2014), Minerva Neurosciences, Inc., a clinical-stage biopharmaceutical company focused on the development and commercialization of product candidates to treat patients suffering from central nervous system diseases

•  Earlier in his career, held positions of increasing responsibility including leading rare disease business as President of both the rare disease business and the renal and endocrine group and served as Senior Vice President and General Manager of the Latin America Group, Genzyme Corporation

Key Skills and Experience:

•  Public Company Management, Corporate Governance, Healthcare Industry, Finance, Accounting, Capital Markets, Risk Oversight and Compliance, and Strategy and M&A Experience obtained over his many years in leadership positions in the healthcare industry, where he gained extensive experience leading and managing commercial, marketing and sales operations, managing patient access initiatives and leading the successful approval of innovative medicines

•  Mr. Vivaldi also brings Human Capital Management and Global Business Experience to the Board

Other Current Public Company Boards:

•  Crinetics Pharmaceuticals, Inc. (NASDAQ: CRNX) (since 2022), Director and member of the Audit Committee and the Research and Development Committee

Former Public Company Boards:

•  Sigilon Therapeutics, Inc. (2018 - 2023 when it was acquired by Eli Lilly and Company), Director

•  Minerva Neurosciences, Inc. (NASDAQ: NERV) (2013 - 2014), Director

Former Private Company Boards:

•  Spark Therapeutics, Inc. (2014), Director

24 | 2024 Proxy Statement

Director Independence

Viatris’ Board has determined that Mr. Cornwell, Ms. Dillon, Ms. Finney, Mr. Groothuis, Ms. Higgins, Mr. Kilts, Mr. Korman, Mr. Mark, Mr. Parrish, and Dr. Vivaldi are independent Directors under the applicable NASDAQ listing rules. In making these determinations, the Board considered, with respect to Mr. Cornwell’s independence, that Mr. Cornwell’s son was a partner of PJT Partners (“PJT”) until January 2023 when he became a member of its board of directors. PJT served as a financial advisor to Viatris in connection with the transaction between Viatris and Biocon Biologics Limited pursuant to which Viatris contributed its biosimilars portfolio to Biocon Biologics Limited. Mr. Cornwell’s son was not involved in PJT’s work related to such transaction. With respect to Mr. Groothuis, the Board considered his prior service to Mylan and the Company at NautaDutilh, an international law firm, where he was a partner until May 2022. The Board determined that any such past arrangements, transactions or relationships would not interfere with the exercise of independent judgment by Messrs. Cornwell or Groothuis in carrying out his respective responsibilities as a Director of Viatris.

Messrs. Malik and Smith are not independent Directors under applicable NASDAQ listing rules.

The Board had previously determined that Pauline van der Meer Mohr, who served on the Board until December 15, 2023, was independent under the applicable NASDAQ listing rules. Robert J. Coury, who served on the Board until December 15, 2023, and Michael Goettler, who served on the Board until April 1, 2023, were not independent Directors under applicable NASDAQ listing rules.

How Our Board Governs and Is Governed

Viatris’ Board Structure

As set forth in our Amended and Restated Bylaws (the “Bylaws”), the Company has a majority vote standard for director elections in the event of an uncontested election and a plurality standard in the event of a contested election. The Bylaws also provide that if a nominee for Director who is an incumbent is not elected and no successor has been elected at such meeting, the Director shall promptly tender their irrevocable resignation to the Board, such resignation to be effective upon acceptance by the Board. All Directors are submitted for election at each annual meeting of shareholders.

The Board has selected a leadership and management structure that it believes is best suited to meet the needs of the Company and our shareholders. The flexibility to make these decisions serves the interests of the Company and its shareholders, as the Board is best positioned to evaluate the optimal leadership structure for the Company based upon the respective talents of the individual Directors and the Company’s leadership team, strategic objectives, and challenges and opportunities over time.

Our Board Structure

The Board believes that its current leadership structure – Mr. Smith as CEO and Ms. Higgins as independent Board Chair – provides a clear delineation of responsibilities for each position and fosters greater accountability of management, which remain critical given our enduring focus on execution and results. The Board believes this structure allows the CEO to continue to focus on running the Company on a day-to-day basis while allowing the Chair to lead the Board in providing advice to, and independent oversight of, management. As set forth below, the independent Chair also has significant authority for all Board matters and serves as Chair of the Executive Committee.

As described in “Setting and Overseeing Strategy” on pages 33 to 34 below, the Board actively discusses, determines and oversees the Company’s strategies intended to unlock value for the Company and its shareholders and ensure the durability, sustainability, and stability of the business. The Board believes that

2024 Proxy Statement | 25

Ms. Higgins’ skills and experience detailed on page 18 as well as her deep knowledge of the Company make her an invaluable leader of the Board and resource to the CEO and management, particularly at this crucial juncture. The Chair determines the information sent to Board, the Board’s meeting agendas, and meeting schedules to assure that the Board is properly informed with respect to agenda items in advance and that there is sufficient time for discussion of agenda items at the meetings. The Chair presides at all meetings of shareholders and serves as point person for shareholders wishing to communicate with the Board. The Chair of the Board also serves as Chair of the Executive Committee. The independent Chair also presides at executive sessions of the independent Directors and has the authority to call meetings of the independent Directors. As set forth in the Corporate Governance Principles, the independent Chair is responsible for appointing a Director to serve as Vice Chair. The Vice Chair serves on the Executive Committee and, in the absence of the Chair, presides over Board meetings. Upon her election as Chair, Ms. Higgins appointed Mr. Parrish to serve as Vice Chair of the Board.

Mr. Smith is tasked with leading the daily management and performance of the business, which include, among other responsibilities, building and enhancing the Company’s commercial excellence and executing on its strategy to increase access to quality medicines and services through the Global Healthcare Gateway® and further move up the value chain by focusing on more complex and innovative products to build a more durable higher margin portfolio, while continuing to explore opportunities to unlock shareholder value. The Board continues to believe that Mr. Smith’s experience and expertise positions him to manage the global nature and complexity of a business that we believe will continue on a path of growth. The Board has also adopted the corporate governance policies and practices set forth below that promote a strong and effective Board that provides independent oversight.

Among the factors that demonstrate the Board’s commitment to good governance practices and enable it to provide highly effective oversight and direction are:

•  10 out of 12 current Directors and Nominees are independent;

•  An independent Chair of the Board;

•  The Audit, Compensation, Compliance and Risk Oversight, Executive, Finance, and Governance and Sustainability Committees are composed entirely of independent Directors (as defined in the applicable NASDAQ listing rules and applicable SEC rules), and Board approval of any appointment of members to the Audit, Compensation, Compliance and Risk Oversight, and Governance and Sustainability Committees must include an affirmative vote by at least a majority of the independent Directors;

•  The Board operates pursuant to Corporate Governance Principles, which are reviewed by the Governance and Sustainability Committee at least annually;

•  All Board committees operate pursuant to written charters and conduct annual self-assessments;

•  The Compliance and Risk Oversight Committee assists the Board in its oversight of management’s efforts with respect to the Company’s enterprise risk framework, and infrastructure and controls. The Committee receives reports, including with respect to risks, risk management, and relevant legislative, regulatory, and technical developments, from senior management on data security, cybersecurity, information security-related matters, certain litigation-related topics and other topics on at least a quarterly basis. The Board and its other committees also have important roles in the oversight of risk as described in more detail in “Risk Oversight” beginning on page 35;

•  The Governance and Sustainability Committee, in addition to its responsibilities for overseeing corporative governance and succession planning, among other matters, assists the Board in its oversight of management’s efforts with respect to the Company’s corporate environmental and social responsibility matters. The Committee receives reports on these matters on at least a quarterly basis;

26 | 2024 Proxy Statement

•  The independent Directors on the Board and its committees receive extensive information and input from multiple layers of management and external advisors, engage in detailed discussion and analysis regarding matters brought before them (including in executive session), and actively engage in the development and approval of significant corporate strategies;

•  The Board and its committees have full access to officers and employees of the Company; and

•  The Board and its committees have the authority to select, retain, and supervise advisors as necessary to fulfill their mandates.

Meetings of Viatris’ Board

Viatris’ Board met eight times in 2023. In addition to meetings of the Board, Directors attended meetings of individual Board committees of which they were members, and all Directors standing for re-election attended greater than 75% of the aggregate of Board meetings and meetings of the committees of which they were a member in 2023. From January 1, 2024 to October 18, 2024, the Board met four times: all Directors standing for re-election attended more than 75% of the aggregate of Board meetings and meetings of the committees of which they were a member in 2024 through such date.

Viatris’ Corporate Governance Principles require the independent Directors of the Board to meet in separate executive sessions periodically, and at least twice annually, during regularly scheduled meetings of the Board, without any non-independent Directors or members of management present. The independent Directors of the Board met five times in executive session in 2023 and three times between January 1, 2024 and October 18, 2024, with either of Ms. Higgins, the Chair effective immediately following the 2023 Annual Meeting, or Mr. Parrish, the Lead Independent Director prior to Ms. Higgins’ election as Chair, presiding at those executive sessions.

Pursuant to Viatris’ Corporate Governance Principles, Directors are expected to attend the annual meeting of shareholders of the Company, where practicable. Twelve Directors at the time of the 2023 Annual Meeting, including the 11 Directors standing for re-election at the 2024 Annual Meeting who were also Directors at the time of the 2023 Annual Meeting, attended such meeting in person.

Meetings of Viatris’ Board Committees

The committees of the Board are the Audit Committee, the Compensation Committee, the Compliance and Risk Oversight Committee, the Executive Committee, the Finance Committee, the Governance and Sustainability Committee, and the Science and Technology Committee. Each committee operates pursuant to a written charter, a current copy of which, along with our Amended and Restated Certificate of Incorporation, the Bylaws, and Corporate Governance Principles, is available on Viatris’ website at https://www.viatris.com/en/About-Us/Corporate-Governance.

Prior to the 2023 Annual Meeting, the committees of the Board were the Audit Committee, the Compensation Committee, the Compliance Committee, the Executive Committee, the Finance Committee, the Governance and Nominating Committee, and the Risk Oversight Committee. Effective immediately following the 2023 Annual Meeting, (1) the Governance and Nominating Committee assumed the former Risk Oversight Committee’s responsibility for overseeing management’s efforts with respect to corporate environmental and social responsibility matters and was renamed the Governance and Sustainability Committee and (2) the Risk Oversight Committee and Compliance Committee were consolidated to be the Compliance and Risk Oversight Committee. In May 2024, the Board also re-established the Science and Technology Committee, which had previously been dissolved in February 2023.

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The Audit, Compensation, Compliance and Risk Oversight, Executive, Finance, and Governance and Sustainability Committees are composed entirely of independent Directors (as defined in the applicable NASDAQ listing rules and applicable SEC rules). Board approval of any Director appointment to the Audit, Compensation, Compliance and Risk Oversight, and Governance and Sustainability Committees must include at least a majority of the independent Directors. The Board has determined that Richard Mark, the Chair of the Audit Committee, is an “audit committee financial expert”, as that term is defined in the rules of the SEC.

Information regarding each of the committees is provided below and on the following pages, and pages 35 to 38 provide additional discussion of committee responsibilities with respect to risk oversight.

The table below provides the current membership (as of the date of this Proxy Statement) and meeting information for 2023 and 2024 (through October 18, 2024) for each Board committee held during each such period. In 2023, the committees collectively held 47 meetings and in 2024, the committees collectively held 24 meetings through October 18, 2024.

Director(1)	Audit	Compensation	Compliance and Risk Oversight(3)	Executive	Finance	Governance and Sustainability(3)	Science and Technology(5)

W. Don Cornwell	✓		✓

JoEllen Lyons Dillon	✓	✓		✓		Chair

Elisha Finney	✓				✓

Leo Groothuis			✓	✓		✓

Melina Higgins				Chair	Chair

James M. Kilts		✓			✓

Harry Korman		Chair	✓			✓

Rajiv Malik							Chair

Richard Mark(2)	Chair		✓	✓	✓

Mark Parrish	✓		Chair	✓		✓

Scott A. Smith							✓

Rogério Vivaldi Coelho							✓

Meetings during 2023	10	8	5(4)	9	6	9	0

Meetings during 2024	5	4	3	4	4	3	1
(1)

Effective immediately after the 2023 Annual Meeting, JoEllen Lyons Dillon joined the Compensation Committee; Leo Groothuis joined the Compliance and Risk Oversight Committee, Executive Committee and Governance and Sustainability Committee; Melina Higgins became Chair of the Executive Committee; and Harry Korman became Chair of the Compensation Committee. Until the 2023 Annual Meeting, Melina Higgins chaired and served on the Compensation Committee and served on the Governance and Nominating Committee.

(2)	The Board has determined that Richard Mark, the Chair of the Audit Committee, is an “audit committee financial expert”, as that term is defined in the rules of the SEC.
(3)

Effective immediately following the 2023 Annual Meeting, the Compliance Committee and Risk Oversight Committee were consolidated to be the Compliance and Risk Oversight Committee and the Governance and Nominating Committee was renamed the Governance and Sustainability Committee. Prior to the 2023 Annual Meeting, the Compliance Committee included Mark Parrish (Chair), JoEllen Lyons Dillon and Harry Korman and the Risk Oversight Committee included Harry Korman (Chair), W. Don Cornwell and Richard Mark.

(4)

Represents the number of meetings of the Compliance Committee held prior to the 2023 Annual Meeting during 2023. The Risk Oversight Committee held five meetings prior to the 2023 Annual Meeting during 2023. Subsequent to the 2023 Annual Meeting, the Compliance and Risk Oversight Committee held no meetings during the remainder of 2023.

(5)

The Board re-established the Science and Technology Committee in May 2024 with Rajiv Malik (Chair) and Scott A. Smith as members. Rogério Vivaldi Coelho joined the committee upon his appointment to the Board in June 2024. Prior to its dissolution in February 2023, current Directors who were members of the Science and Technology Committee were Harry Korman and Rajiv Malik.

28 | 2024 Proxy Statement

AUDIT COMMITTEE Members Mr. Mark (Chair) Mr. Cornwell Ms. Dillon Ms. Finney Mr. Parrish

The Audit Committee’s key oversight responsibilities include, but are not limited to:

•  Integrity of the Company’s financial statements and its accounting and financial reporting processes

•  Effectiveness of the Company’s internal control over financial reporting

•  Qualifications, independence, and performance of the independent registered public accounting firm

•  Services to be performed by, and fees payable to, the independent registered public accounting firm

•  Internal Audit group

•  Company processes and procedures related to risk assessment and risk management of financial and disclosure control-related, as well as SEC reporting-related, matters

•  Related party transactions

•  Company compliance with applicable legal and regulatory requirements (including U.S. federal securities laws) regarding the preceding matters

•  Review of any critical audit matters identified by the independent registered public accounting firm in connection with its audit of the Company’s annual financial statements

COMPENSATION COMMITTEE Members Mr. Korman (Chair) Ms. Dillon Mr. Kilts

The Compensation Committee’s key oversight responsibilities include, but are not limited to:

•  CEO and senior management compensation, including the corporate goals and objectives relevant to such compensation

•  Board and committee compensation

•  Equity compensation plans in which Directors and/or executives participate

•  Compensation and benefits-related disclosures in annual reports and proxy statements

•  Reviewing with management and the Committee’s external compensation consultant the relationship between the Company’s compensation policies and practices and the Company’s risk management with respect to compensation-related matters, including to assess whether any risks arising from compensation practices, policies and programs for the Company’s executive officers and other employees are reasonably likely to have a material adverse effect on the Company

•  From time-to-time reviewing reports from management regarding pay equity, human capital management, and succession planning (including diversity and inclusion, leadership and talent development, employee retention and engagement and workforce planning)

•  Reviewing and approving the implementation of, or revision to, any clawback or incentive-based compensation recovery policy allowing the Company to recoup compensation paid to the Company’s employees and administering and enforcing any such policy consistent with the terms of the policy

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COMPLIANCE AND RISK OVERSIGHT COMMITTEE Members Mr. Parrish (Chair) Mr. Cornwell Mr. Groothuis Mr. Korman Mr. Mark

The Compliance and Risk Oversight Committee’s key oversight responsibilities include, but are not limited to:

•  Reviewing the enterprise risk framework, infrastructure, and controls implemented by management to help identify, assess, manage and monitor material risks

•  Reviewing the Company’s efforts to foster a culture of risk-adjusted decision making without constraining reasonable risk-taking and innovation

•  Reviewing significant global compliance-related policies implementing the Company’s Code of Business Conduct and Ethics, or related to the operations of the Company’s business, and its mode or methods of doing business, including, for example, policies relating to pricing and/or commercialization of Company products and services

•  Reviewing metrics used by management or requested by the Committee to provide insight into the status and efficacy of the corporate compliance program, including the Company’s global compliance systems and organization

•  Reviewing reports of significant actual and alleged violations of the Code of Business Conduct and Ethics, corporate policies and procedures, and applicable laws and regulations

•  Reviewing checks and balances implemented by the Company designed to support and promote compliance with approved corporate policies, legal rules, and regulations

•  Reviewing, in conjunction with the Chief Legal Officer, the performance, responsibilities, plans and resources of the Chief Compliance Officer, including appointment and replacement of the Chief Compliance Officer

•  Overseeing the Company’s policies and procedures for corporate political and lobbying expenditures

•  Reviewing management’s exercise of its responsibility to identify, assess and manage material risks not allocated to the Board or another committee, including, for example, data security programs and cybersecurity and IT

•  Consulting with the Chairs of the other committees at least two times a year to discuss risk-related matters and the Company’s enterprise risk management framework

EXECUTIVE COMMITTEE Members Ms. Higgins (Chair) Ms. Dillon Mr. Groothuis Mr. Mark Mr. Parrish

The Executive Committee’s key oversight responsibilities include, but are not limited to:

•  Assisting the Board in fulfilling its fiduciary responsibilities by exercising those powers of the Board not otherwise limited by a resolution of the Board or by law

•  Strategic planning and additional oversight of strategy implementation

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FINANCE COMMITTEE Members Ms. Higgins (Chair) Ms. Finney Mr. Kilts Mr. Mark

The Finance Committee’s key oversight responsibilities include, but are not limited to:

•  Material mergers, acquisitions, and combinations with other companies

•  Swaps and other derivatives transactions

•  Establishment of credit facilities

•  Potential financings with commercial lenders

•  Issuance and repurchase of the Company’s debt, equity, hybrid or other securities

•  Capital structure, including dividend payments

GOVERNANCE AND SUSTAINABILITY COMMITTEE Members Ms. Dillon (Chair) Mr. Groothuis Mr. Korman Mr. Parrish

The Governance and Sustainability Committee’s key oversight responsibilities include, but are not limited to:

•  Corporate governance matters

•  The nomination or re-nomination of Director candidates

•  The Board’s review and consideration of shareholder recommendations for, and nominations of, Director candidates

•  The annual self-evaluation of the Board and its committees

•  Director orientation and continuing education programs

•  Evaluating Board composition with respect to Director independence, skills, experience, expertise, diversity, and other factors

•  Reviewing succession planning matters

•  Management’s efforts with respect to corporate environmental and social responsibility matters

SCIENCE AND TECHNOLOGY COMMITTEE Members Mr. Malik (Chair) Mr. Smith Dr. Vivaldi

The Science and Technology Committee’s key oversight responsibilities include, but are not limited to:

•  Reviewing the overall strategy and direction of the Company’s R&D program, and report to the Board, at least annually

•  Reviewing presentations regarding significant emerging scientific and technological trends and developments relevant to the Company

Board Refreshment and Succession Planning

Viatris’ Board, with the support of the Governance and Sustainability Committee, seeks to identify a diverse talent pool of qualified candidates for consideration as part of the Board’s refreshment and succession planning. The Board also seeks to combine the skills and experience of its long-standing Board members with fresh perspectives, insights, skills, and experiences of new members in support of its belief that it is important for Directors to represent diverse viewpoints and, further, that the personal backgrounds and qualifications of the Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities. The Board is committed to fostering a culture of integrity, inclusion, dignity and mutual respect.

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Viatris’ Board and Governance and Sustainability Committee evaluate Board composition with respect to, among other matters, Director independence, skills, experience, expertise, diversity, and other factors to ensure that the Board remains well-qualified to provide effective oversight of the Company and management. The Board and the Governance and Sustainability Committee consider Viatris’ strategy, performance, operations, relevant industry and market conditions, and current and anticipated needs in terms of particular areas of experience and expertise (e.g., risk oversight, industry, science), among many other factors, to inform these refreshment practices and decisions. As we continue to evaluate Board composition, we also work to establish a pool of qualified potential candidates to support our continued refreshment efforts.

Viatris’ Board of Directors has always believed that diverse experiences and perspectives help drive innovation and serve Viatris’ mission, both at the board level and in management. The Board’s Diversity and Inclusion Policy, formalizes its longstanding commitment to fostering a culture of inclusion and seeking, supporting, valuing and leveraging diversity in the Board’s composition, including a mix of genders, nationalities, ethnicities, races, and/or ages and seeking a diverse talent pool of Director candidates when considering the Board’s refreshment and succession planning. The Board, in seeking candidates, reviews the principles of the policy and also asks its supporting search firms to provide candidates consistent with those principles. The Board and Governance and Sustainability Committee consider this policy and diversity matters generally during their self-evaluations and when nominating Directors for election to the Board, and the Board considers the policy effective in making sure these matters are appropriately considered.

The Board has three women members, including our Chair, and three of our Board committees are chaired by women (Executive; Finance; and Governance and Sustainability). Our current Directors and Nominees also include one individual that self-identifies as African American or Black, one individual that self-identifies as Hispanic or Latinx, one individual that self-identifies as Asian, and one individual who self-identifies as White and Asian, in each case as such terms are defined in NASDAQ’s Board Diversity Matrix Instructions. In addition, two of our executive officers (Chief Financial Officer (“CFO”) and Chief Commercial Officer) are women.

As part of the Board’s ongoing focus on board refreshment, since 2021 a third-party search firm has assisted with identifying potential new Director candidates, including gender and racially/ethnically diverse candidates. After initial screenings and outreach, as well as additional guidance from the Governance and Sustainability Committee, members of that committee and selected other Directors interviewed potential Director candidates identified by the third-party search firm as well as additional potential Director candidates recommended by Viatris Directors. Based on this process, the Board, on the recommendation of the Governance and Sustainability Committee, appointed Ms. Finney and Mr. Smith to the Board in December 2022 to fill the two vacancies resulting from the retirements of Neil Dimick and lan Read, appointed Mr. Groothuis to the Board in May 2023 to fill the vacancy resulting from Michael Goettler ceasing to serve on the Board, and appointed Dr. Vivaldi to the Board in June 2024. We will continue to work to establish a pool of qualified potential candidates to support our Board refreshment efforts.

In addition, and as previously disclosed, in May 2023 we announced that Mr. Coury would not stand for re-election at the 2023 Annual Meeting and would cease to be a Director and to serve as an officer and employee of the Company, in each case effective as of the conclusion of the 2023 Annual Meeting, and the Board subsequently elected Melina Higgins as independent Chair of the Board effective immediately following the 2023 Annual Meeting.

Reflecting the critical importance of senior leadership to the success of the Company and its overall business strategy, our Corporate Governance Principles also provide that the Board will work with senior management to ensure that effective plans are in place for management succession. The Board’s goal is to have a long-term and continuous program as well as to have contingency plans in place for emergencies such as departure, death, or disability. The Board discusses succession planning regularly at scheduled meetings, including in executive

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session, as appropriate. These succession planning activities have been and may continue to be supported by independent third-party consultants.

The Board prioritizes reviewing and discussing the succession plans for the CEO and each of his direct reports. Management succession planning continues to be among the Board’s top priorities and is included in the annual goals for executive management. In connection with our management succession planning, in February 2023, the Company appointed Scott A. Smith as CEO. In addition, in December 2023, the Company appointed Doretta Mistras to serve as CFO beginning March 1, 2024, and in April 2024, the Company appointed Dr. Corinne Le Goff to serve as Chief Commercial Officer beginning April 15, 2024.

Annual Board and Committee Self-Evaluations

The Governance and Sustainability Committee is responsible for overseeing the annual self-evaluation of the Board and its committees and, as part of those self-evaluations, engages an outside facilitator to lead the process. To date, the annual self-evaluations have alternated between using one-on-one interviews by the outside facilitator with each Director (with the outside facilitator then reporting out to the full Board) and a full Board discussion led by the outside facilitator. The self-evaluation process is designed to facilitate ongoing, systematic examination of the Board’s and committees’ effectiveness and accountability, and to identify opportunities for improving operations and procedures. In addition, the self-evaluations are intended to collect the perspectives of each Director, and are guided by use of a questionnaire, prepared by the outside facilitator, reviewed and approved by the Governance and Sustainability Committee and distributed to Directors in advance, which includes typical questions used to evaluate a board and its committees with appropriate tailoring for the Company. The questionnaire covers, among other topics: Board and committee composition and organization, including responsibilities and oversight assigned to each committee and the Board’s recent refreshment activities; diversity of the Board’s membership; Board and committee leadership and management, including the recent Board leadership transition; Board responsibilities and oversight with respect to topics including, among others, strategic matters, succession planning (including the recent CEO transition), risk oversight, CSR and human capital management and DEI; Board and committee culture, administration and materials/resources; and Board, committee and Director performance.

Following its discussion with the outside facilitator, the Board discusses potential action items and evolves its processes where appropriate.

Setting and Overseeing Strategy

The Board actively discusses, determines and oversees strategies intended to unlock value for the Company and its shareholders and ensure the durability, sustainability, and stability of the business. We believe the Board has demonstrated over time the consistency and natural progression of its strategy, resulting in a stable base from which we anticipate continued growth despite evolving, challenging, and often unpredictable market conditions.

Under the leadership of the Board, along with management, we laid out a clear and deliberate strategy to build a highly diversified company with multiple capabilities spanning numerous geographies and therapeutic areas. We established a roadmap that detailed and emphasized our strategic priorities to deliver value to our shareholders. Our initial focus was on stabilizing the base business, delivering on our pipeline, reducing debt, maintaining an investment grade credit rating and returning capital to shareholders. We also entered into certain transactions in order to simplify our business, accelerate paydown of debt and unlock shareholder value. We now anticipate a period of renewed growth and leadership as we expand our portfolio of more innovative, best-in-class, patent-protected assets.

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Viatris has completed or announced several transactions that illustrate its ongoing commitment to these priorities:

•

We completed the divestitures of substantially all of our OTC business, our API business in India (while retaining some selective development API capabilities), our women’s healthcare business and our commercialization rights in the Upjohn Distributor Markets. The divestiture of the women’s healthcare business is primarily related to our oral and injectable contraceptives and does not include all of our women’s healthcare related products; as an example, our Xulane® product in the U.S. is excluded.

•

In the first quarter of 2023, we completed the acquisition of Oyster Point Pharma, Inc. (“Oyster Point”) and acquired the remaining equity shares of Famy Life Sciences Private Limited (“Famy Life Sciences”). Ophthalmology is one of our key therapeutic areas of focus. With the combination of Viatris’ global commercial footprint, R&D and regulatory capabilities and supply chain, along with Oyster Point’s deep knowledge of the ophthalmology space from a clinical, medical, regulatory and commercial perspective—including Tyrvaya®—and Famy Life Sciences’ Phase III-ready pipeline, we believe it has the foundation to create a leading global ophthalmology franchise, accelerating efforts to address the unmet needs of patients with ophthalmic disease and the eye care professionals who treat them.

•

In March 2024, we closed a significant global R&D collaboration with Idorsia under which Viatris received exclusive global development and commercialization rights to two Phase III assets as well as the potential to add additional innovative assets in the future. The collaboration includes (i) selatogrel, a potential life-saving self-administered medicine for patients with a history of acute myocardial infarction, or heart attack, and builds on Viatris’ existing global cardiovascular franchise and specialty infrastructure, as well as its knowledge, leadership, and distribution capabilities for self-administered medication for acute life-threatening conditions as well as (ii) cenerimod, a novel immunology asset that has the potential to be a first-in-class oral therapy for the treatment of systemic lupus erythematosus, the most common form of lupus. Through lifecycle management, this asset also has the potential for broad application across multiple autoimmune diseases in a specialist-driven category with attractive market dynamics for oral therapies and could be a cornerstone asset in Viatris’ immunology platform. We believe this type of global R&D partnership structure with Idorsia is a great example of our disciplined approach to capital allocation.

The Board remains committed to overseeing continuing efforts to further unlock the value of our unique global platform and return capital to shareholders and to maintaining an ongoing dialogue with shareholders regarding a broad range of topics, including, among others, our differentiated strategy and business model; the Global Healthcare Gateway®; de-leveraging strategies; debt reduction; governance; compensation; sustainability; and further enhancing our efforts to advance our corporate environmental and social responsibility performance.

Committed to Delivering Significant Shareholder Value	Unique global platform Unparalleled global reach and global network with sustainable, diverse, and differentiated portfolio	Performance- driven culture Focused on commercial execution, operational excellence, financial discipline, and corporate social responsibility	Global Healthcare Gateway® Innovative global infrastructure offers partners ready access to expanded markets as well as our organic development to fuel future growth	Execution roadmap to optimize total shareholder return Right internal conditions to maximize value creation with clear execution plan and disciplined capital deployment

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Risk Oversight

Viatris operates in a complex and rapidly changing environment that involves many potential risks. In addition to general market, industry, R&D, supply chain, political, financial, and economic risks, the Company faces potential risks related to, among others, executing on and implementing our strategic objectives, including completed or potential acquisitions and divestitures; IT and cybersecurity; data privacy; financial controls and reporting; manufacturing and quality; legal, regulatory and compliance requirements and developments; the global nature of our operations; human capital management; environmental and social responsibility; and product portfolio and commercialization, among others. As a company committed to operating ethically and with integrity, we proactively seek to manage and, where possible, mitigate risks to help ensure compliance with applicable rules and regulations, maintain integrity and continuity in our operations and business, including in support of achieving strategic priorities and long-term financial and operational performance, and protect our assets (financial, intellectual property, and information, among others). Risk management is an enterprise-wide objective and is subject to oversight by the Board and its committees.

It is the responsibility of Viatris’ management and employees to identify material risks to our business and to implement and administer risk management and mitigation processes and programs, while also maintaining reasonable flexibility in how we operate. Our internal audit function coordinates cross functionally to update the Company’s enterprise risk assessment, including the identification of key and emerging risks, and reviews and refreshes this analysis quarterly with executive management. For each key or emerging risk identified, the Company establishes risk monitoring ownership from which quarterly updates are collected for executive management and the Compliance and Risk Oversight Committee. The Company’s internal risk committee of senior management consists of senior leaders across multiple disciplines, including internal audit, IT, information security, compliance, corporate affairs, operations, finance, legal, and quality and meets quarterly to review and discuss risks and trends, which vary across the short-, medium- and long-term. To further embed risk management and compliance into our culture, Viatris has a robust global corporate compliance program, implements comprehensive policies and procedures, trains employees on how to implement and comply with them, and maintains an extensive program of oversight and audit to help ensure compliance and appropriate enterprise risk management.

The Company’s risk oversight framework also aligns with our Disclosure Controls and Procedures. For example, the Company’s Disclosure Committee reviews the Company’s quarterly and annual financial statements and related disclosures. The Disclosure Committee consists of senior management including our CFO, Chief Legal Officer, Corporate Controller, Chief Corporate Affairs Officer, Head of Capital Markets, and General Counsel—Corporate Securities and Transactions, all of whom participate in the associated risk assessment as described above. The financial statements are also reviewed with the CEO before being reviewed with and approved by the Audit Committee, and filed with the SEC.

The Board directly, or through its committees, oversees the implementation of risk management and mitigation processes. The Board and its committees rigorously review with management the risk management program and discuss risk assessment matters at least quarterly, as well as during the Board’s annual budget review and approval process. Each of our Board committees has full access to officers and employees of the Company, and the Board and committees also meet without members of management present. The Board and committee Chairs periodically discuss the allocation of specific risk oversight matters between the various Board committees and the Board believes that its current risk oversight structure, as outlined below, assigns particular risk oversight matters to the Board committees that have the appropriate expertise to manage them. The Board also has the authority to form special strategic committees if it believes that it would be advisable to oversee significant strategic or other corporate actions, including the risks related thereto. All committees also have access to outside advisors in their sole discretion and periodically receive external updates concerning oversight of risks related to

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the Company and management’s efforts to manage risk. The Compliance and Risk Oversight Committee is responsible for appointing and replacing the Company’s Chief Compliance Officer, who is responsible for, among other things, the day-to-day management and implementation of the Company’s Corporate Compliance Program and who reports to the Compliance and Risk Oversight Committee and the Chief Legal Officer. In addition to meeting with the Company’s internal risk committee of senior management, which meets at least quarterly, the Chief Compliance Officer meets at least quarterly with the Audit Committee and Compliance and Risk Oversight Committee.

The Board also has approved a Code of Business Conduct and Ethics, Code of Ethics for Chief Executive Officer, Chief Financial Officer and Corporate Controller, and other related policies to help manage and mitigate risk globally.

The Vice Chair of the Board serves as Chair of the Compliance and Risk Oversight Committee, which also meets at least twice a year with other committee Chairs to discuss risk-related matters and the Company’s enterprise risk management framework. While the full Board has retained responsibility for overseeing strategic risks to the business overall, it has delegated oversight of specific risks to its committees as outlined below.

Board Committees’ Role in Risk Oversight

•

The Audit Committee focuses on risks relating to financial and disclosure controls, SEC reporting matters, and oversight of Viatris’ internal audit function and independent registered public accounting firm. The Committee oversees, among other matters, the Company’s processes and procedures relating to risk assessment and risk management relating to financial, disclosure, and SEC reporting-related matters, and reviews with management the quality and adequacy of the Company’s internal control over financial reporting and the Company’s disclosure controls and procedures, including their effectiveness. Viatris’ internal audit function reports to and meets with the Committee at least quarterly to discuss potential risk or control issues, and the Committee regularly discusses the performance of the internal audit function, and the adequacy of resources available to this function. The Committee also meets quarterly with Viatris’ independent registered public accounting firm in executive session.

•

The Compensation Committee focuses on the design and administration of compensation-related plans and programs, and reviews with management and its external compensation consultant, at least annually, the relationship between the Company’s compensation policies and practices and the Company’s risk management with respect to compensation-related matters, including to assess whether any risks arising from compensation practices, policies and programs for the Company’s executive officers and other employees are reasonably likely to have a material adverse effect on the Company. The Committee receives reports, on at least a quarterly basis, from management and outside advisors regarding compensation-related matters, and considers risk management in determining compensation structure. The Committee also reviews reports from management regarding pay equity and human capital management.

•

The Compliance and Risk Oversight Committee assists the Board in its oversight of Viatris’ enterprise risk management framework and reviews the enterprise risk framework, infrastructure, and controls implemented by management to help identify, assess, manage, and monitor the Company’s material risks; reviews management’s exercise of its responsibility to identify, assess, and manage material risks not allocated to the Board or another committee, including, for example, data security programs and cybersecurity and IT; and reviews the Company’s efforts to foster a culture of risk-adjusted decision-making without constraining reasonable risk-taking and innovation. Management reviews the Company’s enterprise risk management program with the Committee each quarter and discusses the short-, medium- and long-term matters of focus from a risk management perspective and actions being taken to mitigate risk. The Committee also meets with the Chairs of the other committees at least two times a year to discuss enterprise risk and related matters. The

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Committee is also responsible for overseeing the Chief Compliance Officer’s implementation of Viatris’ Corporate Compliance Program. The Chief Compliance Officer reports to the Committee and the Chief Legal Officer and the Committee is responsible for appointing and, as applicable, replacing, the Chief Compliance Officer. The Committee discusses the Chief Compliance Officer’s performance, responsibilities, plans and resources with the Chief Legal Officer. The Committee also makes recommendations to the Board with respect to the Corporate Compliance Program, the Code of Business Conduct and Ethics, and significant related global policies, and is responsible for reviewing reports of significant actual or alleged violations of the Code of Business Conduct and Ethics, corporate policies and procedures, and applicable laws and regulations. The Committee also discusses reports regarding non-financial compliance risk and risks associated with privacy; antitrust and competition; anti-corruption; and third-party risks. In addition, the Committee reviews significant global compliance-related policies, including policies related to pricing and/or commercialization of Company products and services.

•

The Finance Committee is responsible for reviewing and, as appropriate, providing recommendations to the Board with respect to significant strategies and policies of the Company relating to its capital structure and deployment and/or allocation of capital, material financial matters and transactions, and the risks related to such activities.

•

The Governance and Sustainability Committee is responsible for identifying, assisting in recruiting, and nominating qualified individuals to become members of the Board, recommending committee assignments, overseeing the Board’s annual evaluation of the independence of Directors, and evaluating and assisting the Board in considering potential risks related to corporate governance. The Committee is also responsible for overseeing the annual self-evaluation of the Board and its committees; Director orientation and continuing education programs; Board and management succession planning; and management’s activities with respect to corporate environmental and social responsibility matters.

The Board’s Role in Oversight of Corporate Environmental and Social Responsibility Matters

Viatris’ Board oversees management’s efforts with respect to sustainability matters, including corporate environmental and social responsibility matters through its Governance and Sustainability Committee. The Company’s sustainability function operates as a center of excellence within the Viatris Corporate Affairs leadership team. The Head of Global Sustainability drives the strategic and operational development of sustainability matters across the Company, together with key partners. The Chief Corporate Affairs Officer reports directly to the CEO and, together with the Head of Global Sustainability, communicates quarterly with the Board on sustainability matters, including corporate environmental and social responsibility matters through the Governance and Sustainability Committee and, on an annual basis, the Governance and Sustainability Committee reviews progress with the Chief Corporate Affairs Officer and Head of Global Sustainability on sustainability matters, including corporate environmental and social responsibility matters that have been discussed with the Board to confirm the Company is tracking its priorities in this area.

The Board’s and its Committees’ Role in Cybersecurity Oversight

The Company maintains an information security program designed to identify, protect, detect, respond to and recover from cybersecurity threats. The Company’s Chief Information Security Officer & Head of Global Security, under the direction of the Company’s Chief Compliance Officer, reports quarterly to an internal risk committee of senior management which includes the CEO, CFO, Chief Legal Officer, Chief People Officer, Chief Corporate Affairs Officer, Regional Presidents, Chief Information Officer and Chief Compliance Officer, and to the Board on the progress of the information security program and overall security status.

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The Compliance and Risk Oversight Committee of the Board is responsible for reviewing management’s exercise of its responsibility to identify, assess, and manage material risks not allocated to the Board or another Committee of the Board, including data security programs and cybersecurity and IT. In the event of a severe cybersecurity incident, such as a ransomware attack or other incident that has a severe adverse effect on Viatris’ operations, critical systems or sensitive data, or which may cause severe reputational damage, executive management may determine that is necessary to notify the Board or the Compliance and Risk Oversight Committee about such a cybersecurity incident immediately. Otherwise, the Compliance and Risk Oversight Committee receives reports from executive management on data security, cybersecurity and information security-related matters on at least a quarterly basis, including with respect to related risks, risk management, risk reduction programs, and relevant legislative, regulatory, and technical developments. On a biannual basis, the Compliance and Risk Oversight Committee and Chairs of each other Committee of the Board receive an information security update from the Company’s Chief Information Security Officer & Head of Global Security, the Chief Compliance Officer and the Chief Information Officer. The full Board receives a report on the respective quarterly discussions from the Chair of the Compliance and Risk Oversight Committee each quarter.

Board Education and Director Orientation

The Governance and Sustainability Committee is responsible for overseeing and reviewing quarterly Director continuing education programs, including educational seminars, presentations, conferences and other programs or opportunities presented by external and internal resources, on matters that may relate to, among other topics: compensation, compliance, governance, board process, risk oversight, audit and accounting, regulatory and other current issues. Past trainings have included the Stanford Graduate School of Business Directors’ Consortium and Deloitte’s Board Symposium, among others. The Company reimburses Directors for costs associated with any related seminars and conferences, including travel expenses.

The Governance and Sustainability Committee is also responsible for overseeing and annually reviewing the Company’s Director orientation program. The program is designed to familiarize new Directors with, among other matters, the Company’s business, operations, financial reporting, risk management and executive officers. In addition, new Directors receive extensive onboarding materials which address topics including the Company’s strategy, policies, Director roles and responsibilities, corporate governance policies and procedures, and leadership structure.

How Our Directors Are Selected and Evaluated

Consideration of Director Nominees

For purposes of identifying individuals qualified to become members of the Board, and consistent with the Company’s Corporate Governance Principles, the Governance and Sustainability Committee considers the following general criteria, among others, in nominating Director candidates. These criteria reflect the traits, abilities, and experience that the Board considers in determining candidates for election:

•	Highest ethical character and shares the values of the Company

•	Personal and/or professional reputations that are consistent with the image and reputation of the Company

•	Relevant expertise and experience and ability to offer advice and guidance to the CEO and senior management based on that expertise and experience

•	Sound business judgment

•	Diverse perspectives and personal backgrounds reflecting a mix of nationalities, ethnicities, races, ages and/or genders

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In addition to the criteria set forth above, and any others the Governance and Sustainability Committee or Viatris’ Board may consider, a majority of the members of the Board must be “independent”, as that term may be defined from time to time by the applicable NASDAQ listing standards, including that an independent Director must be free of any relationships which, in the opinion of the Board, would interfere with the exercise of such Director’s independent judgment in carrying out the responsibilities of a Director.

As needed, the Governance and Sustainability Committee may identify new potential Director nominees by, among other means, requesting current Directors, executive officers, and external advisors to notify it if they become aware of persons meeting the criteria described above who would be suitable candidates for service on Viatris’ Board. The Committee also may, as needed, engage one or more firms that specialize in identifying Director candidates. The Governance and Sustainability Committee also may consider candidates recommended by shareholders in accordance with the procedures outlined in the question titled, “How do I recommend a candidate for nomination to Viatris’ Board?” on page A-8. The Committee’s evaluation process does not vary based on whether a candidate is recommended by a shareholder.

As appropriate, the Governance and Sustainability Committee will review publicly available information regarding a potential candidate, request information from the candidate, review the candidate’s experience and qualifications, including in light of any other candidates the Governance and Sustainability Committee might be considering, and conduct, together with other members of Viatris’ Board, one or more interviews with the candidate. Governance and Sustainability Committee members or their designees also may contact one or more references provided by the candidate or may contact other members of the business community or persons who have first-hand knowledge of the candidate’s talents and experience. With respect to Board composition, the Board considers characteristics such as expertise, experience, knowledge, abilities and diversity (including nationality, ethnicity, race, age, gender, education and professional background), among others.

Certain Relationships and Related Transactions

Based on a review of any transactions between Viatris and its Directors and executive officers, their immediate family members, and their affiliated entities, Viatris has determined that since the beginning of 2023, it was or is to be a participant in the following transactions in which the amount involved exceeds $120,000 and in which any of Viatris’ Directors, executive officers, or greater than five percent shareholders, or any of their immediate family members, had or will have a direct or indirect material interest:

Since approximately 1995, The Coury Firm LLC (together with its predecessors, “TCF”) and, in the past, other affiliated entities of TCF, has been serving as the broker of record in connection with several of Mylan’s and, since the closing of the Combination, Viatris’ employee benefit programs. TCF is in the business of providing strategic corporate benefits advice and services, among others. TCF provides certain services to Viatris and its subsidiaries pursuant to a contract between Mylan Inc., a subsidiary of Viatris, and TCF. The principals of TCF are brothers and a son of Robert J. Coury, a Director and executive officer of the Company until December 15, 2023, and TCF is beneficially owned by brothers and trusts on behalf of brothers and children of Mr. Coury. Commencing on September 1, 2020, the parties extended their agreement through December 31, 2023 on substantially the same terms as their prior arrangement, which included a fixed base fee of $37,500 per month to be paid by Mylan to TCF, corresponding to the term of agreements negotiated with certain benefit plan carriers and capping payments over that time period. However, where required by law, TCF will continue to receive commissions directly from certain other benefit plan carriers, and in 2023 and through October 18, 2024, received payments totaling approximately $73,000 in commissions for these services directly from the insurance carriers (including payments for 2022 business paid in 2023). Commencing on September 1, 2023, the parties further extended this agreement through December 31, 2026 on substantially the same terms.

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Based on the contractual terms of Mr. Coury’s previous Executive Employment Agreement with the Company and the Transition and Advisory Agreement and Release entered into with him in connection with his transition to Chairman Emeritus and Senior Strategic Advisor to the Company, Mr. Coury is eligible to use Company aircraft for personal purposes through the end of his service as Chairman Emeritus and Senior Strategic Advisor. Since Mr. Coury’s transition on December 15, 2023 and through October 18, 2024, the value of such aircraft usage based on comparable third-party charter rates is equal to approximately $189,800, which we believe is a fair estimate of the approximate dollar value of such transaction and of Mr. Coury’s interest in it, although the Company is providing this benefit through existing Company resources and is not incurring expenses to any third-party charter provider.

Angela Campbell, Mr. Campbell’s spouse and herself a related person of Viatris, held roles of increasing responsibility at Mylan Inc. since June 2007 and most recently served as Head of Operations Strategic Initiatives until her departure effective December 31, 2022. In 2023, Ms. Campbell received an annual short-term cash incentive bonus of approximately $93,000 and deferred compensation and salary payments of approximately $7,000, in each case related to work performed in 2022, payment of approximately $21,000 for previously accrued but unused vacation days, and standard Company severance payments of approximately $166,000.

Mr. Malik, a Director and former executive officer of the Company, was party to an employment agreement with Mylan Inc., which contained standard indemnification provisions, and is currently party to a standard indemnification agreement with the Company. The Company has made payments to counsel to Mr. Malik of approximately $476,000 from January 1, 2023 through October 18, 2024 for services provided to Mr. Malik in connection with certain previously disclosed drug pricing matters. The Company anticipates making additional payments of approximately $131,000 in 2024 for ongoing services to be provided to Mr. Malik in connection with such matters. Viatris anticipates additional payment, repayment or advancement of these and other expenses during the pendency of these matters and anticipates that it will make payments for any such claims.

Viatris has a written related party transactions policy that establishes guidelines for the Audit Committee to review and approve or ratify, as appropriate, transactions involving any Director, nominee for Director, “officer” (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, or person known by the Company to be an immediate family member of any such person in which (1) the amount involved will or may be expected to exceed $100,000; (2) Viatris or an affiliate of Viatris is or will be a participant; and (3) any related party has or will have a direct or indirect material interest. The Board also annually reviews certain relationships and related party transactions as part of its assessment of each Director’s independence.

40 | 2024 Proxy Statement

How Non-Employee Directors Are Compensated

Non-Employee Director Compensation for 2023

The following table sets forth information concerning the compensation earned by Viatris’ non-employee Directors (each a “Non-Employee Director” and, together, the “Non-Employee Directors”) for 2023. Directors who are or were concurrently employees of Viatris (Messrs. Coury, Smith, Goettler and Malik) received no compensation for their concurrent Board service. Dr. Vivaldi did not receive compensation for Board service in 2023 as he was appointed to the Board on June 3, 2024. A discussion of the elements of Non-Employee Director compensation follows the table.

Name	Fees Earned or Paid in Cash ($)	RSUs ($)(3)	All Other Compensation ($)(4)	Total ($)

W. Don Cornwell	150,000	200,006	20,000	370,006

JoEllen Lyons Dillon	200,000	200,006	—	400,006

Elisha Finney	150,000	200,006	20,000	370,006

Leo Groothuis(1)	113,542	200,001	—	313,543

Melina Higgins	234,375	200,006	20,000	454,381

James M. Kilts	150,000	200,006	20,000	370,006

Harry Korman	175,000	200,006	—	375,006

Richard Mark	200,000	200,006	20,000	420,006

Mark Parrish	250,000	200,006	—	450,006

Pauline van der Meer Mohr(1)(2)	150,000	200,006	—	350,006

(1)	Fees earned by Mr. Groothuis and Ms. van der Meer Mohr were paid in Euros. Such amounts were converted into Euros using the monthly conversion rate in effect when each payment was made.
(2)	Ms. van der Meer Mohr did not stand for re-election to the Board at the 2023 Annual Meeting.
(3)

Represents the grant date fair value of the specific award granted to the Non-Employee Director. Restricted stock unit (“RSU”) awards granted in 2023 vested on March 3, 2024. For information regarding assumptions used in determining the amounts reflected in the table above, please refer to Note 13 to the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (“Form 10-K”). The number of unvested RSUs held by each of the Non-Employee Directors, as of December 31, 2023, were as follows: Mr. Cornwell, 18,855; Ms. Dillon, 18,855; Ms. Finney, 18,855; Mr. Groothuis, 22,484; Ms. Higgins, 18,855; Mr. Kilts, 18,855; Mr. Korman, 18,855; Mr. Mark, 18,855; and Mr. Parrish, 18,855. Amounts include all accrued and unvested whole share dividend equivalent units (“DEUs”) that vest only to the extent and at the same time the underlying award on which they are issued vest. The aggregate number of shares subject to stock options held by the Non-Employee Directors, as of December 31, 2023, were as follows: Ms. Dillon, 24,780; Ms. Higgins, 24,780; Mr. Korman, 24,714; Mr. Mark, 12,260; Mr. Parrish, 24,780; and Ms. van der Meer Mohr, 13,949.

(4)	The amounts represent charitable contributions made in 2023 under our director matching gift program.

Viatris’ compensation philosophy for Non-Employee Directors is designed to attract and retain Directors with the experience necessary to represent the Company and oversee executive management. On an annual basis, the Compensation Committee considers market data for our 2023 Peer Group (see pages 53 to 54) and input received from the Compensation Committee’s independent compensation consultant regarding market practices for Non-Employee Director compensation. Any changes to Non-Employee Director compensation are approved by the Compensation Committee and the independent Directors.

2024 Proxy Statement | 41

Director Compensation Structure for 2023 and 2024

In March 2023, the Compensation Committee and the independent Directors approved the following Non-Employee Director compensation structure effective as of January 2023, unchanged from 2022:

Element of Compensation	Amount

Board Member Retainer	$150,000

Committee Chair Fee	$25,000

Executive Committee Member Fee	$25,000

Lead Independent Director Compensation	$50,000

Annual Equity Grant Value (RSUs)	$200,000

In December 2023, the Compensation Committee and the independent Directors approved the following Non-Employee Director compensation effective as of December 15, 2023:

Element of Compensation	Amount

Board Member Retainer	$150,000

Chair of the Board of Directors Compensation	$225,000

Vice Chair Compensation	$50,000

Committee Chair Fee	$25,000

Executive Committee Member Fee	$25,000

Annual Equity Grant Value (RSUs)	$225,000

Non-Employee Directors are also eligible to receive matching charitable contributions under the Company’s Director Matching Gift Program. Under this program, to the extent Non-Employee Directors choose to make charitable contributions to qualifying charitable organizations, the Company matches those contributions dollar-for-dollar up to an annual limit of $20,000 per person per calendar year.

Non-Employee Director Share Ownership Guidelines

Effective January 1, 2021, the Board adopted revised share ownership guidelines for Non-Employee Directors, requiring each to hold common stock valued at five times the amount of their annual cash retainer, excluding any cash retainer paid for committee service. Each Non-Employee Director has five years from their start date to attain compliance. These guidelines further demonstrate alignment of Viatris Directors’ interests with shareholders’ interests for the duration of their Board service. Common stock actually owned by the Non-Employee Director as well as restricted shares and unvested RSUs (including corresponding DEUs) count toward compliance with these requirements.

42 | 2024 Proxy Statement

Security Ownership

Security Ownership of Directors, Nominees, NEOs, and Executive Officers

The following table sets forth information regarding the beneficial ownership of common stock of Viatris Inc. as of October 18, 2024 by (i) each Viatris Director and Director nominee, (ii) each named executive officer (“NEO”), and (iii) all Directors and executive officers of Viatris Inc. as a group (based on 1,193,592,902 shares of common stock of Viatris Inc. outstanding as of such date). For purposes of this table, and in accordance with the rules of the SEC, shares are considered “beneficially owned” if the person, directly or indirectly, has sole or shared voting or investment power over such shares. A person also is considered to beneficially own shares that he or she has the right to acquire within 60 days of October 18, 2024. To Viatris’ knowledge, the persons in the following table have sole voting and investment power, either directly or through one or more entities controlled by such person, with respect to all the shares shown as beneficially owned by them, unless otherwise indicated in the footnotes below. The address for each beneficial owner listed in the table below is c/o Viatris Inc., 1000 Mylan Boulevard, Canonsburg, PA, 15317. As noted above, each Non-Employee Director has five years from their start date to attain compliance with our Stock Ownership Guidelines. In addition, each of our covered employees has five years to achieve minimum ownership requirements, as discussed in more detail in the Compensation Discussion & Analysis (“CD&A”) section of this document.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Options Exercisable and Restricted Shares Vesting within 60 days	Percent of Class

W. Don Cornwell	61,365		—	*

Robert J. Coury(1)	2,703,111		146,011	*

JoEllen Lyons Dillon	58,732	(2)	21,806	*

Elisha Finney	18,855		—	*

Michael Goettler(3)	295,495		—	*

Leo Groothuis	22,146		—	*

Melina Higgins	176,236	(4)	21,806	*

James M. Kilts	117,445		—	*

Harry Korman	94,960		13,949	*

Rajiv Malik	505,838		373,903	*

Richard Mark	72,333		12,260	*

Anthony Mauro(5)	248,618	(6)	169,899	*

Sanjeev Narula(7)	216,007		—	*

Mark Parrish	121,418		21,806	*

Brian Roman	67,723		36,806	*

Scott A. Smith	85,350		—	*

Rogério Vivaldi Coelho	—		—	*

All Directors and executive officers as a group (16 persons)(8)	1,556,545		541,118	*

*	Less than 1%.
(1)	As previously disclosed, Mr. Coury ceased to be a Director and to serve as an officer and employee of the Company, in each case, effective as of the conclusion of the 2023 Annual Meeting.
(2)	Includes 18 shares held by Ms. Dillon’s spouse.
(3)	Mr. Goettler ceased to serve as the Company’s CEO and ceased to serve on the Board, in each case, effective as of April 1, 2023.
(4)	Includes 74,000 shares held by Ms. Higgins’ spouse.
(5)	Mr. Mauro departed from the Company effective as of April 1, 2024.
(6)	Includes 5,574 shares held in Mr. Mauro’s 401(k) account.
(7)	Mr. Narula ceased to serve as the Company’s CFO effective as of March 1, 2024.
(8)	Includes the 13 individuals other than Messrs. Coury, Goettler, Mauro and Narula set forth above as well as Mses. Mistras and Le Goff and Mr. Campbell.

2024 Proxy Statement | 43

Security Ownership of Certain Beneficial Owners

The following table lists the names and addresses of shareholders known to management to own beneficially more than five percent of the shares of common stock of Viatris as of October 18, 2024 (based on 1,193,592,902 shares of common stock of Viatris Inc. outstanding as of such date):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	142,262,690(1)	11.9
BlackRock, Inc., 50 Hudson Yards, New York, NY 10001	92,337,568(2)	7.7
Davis Selected Advisers, L.P. 2949 East Elvira Road, Suite 101, Tucson, AZ 85756	62,661,728(3)	5.2
State Street Corporation State Street Financial Center, One Congress Street, Suite 1, Boston, MA 02114-2016	61,969,119(4)	5.2

(1)

Based on the Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024, The Vanguard Group has sole voting power over 0 shares of common stock, shared voting power over 1,620,666 shares of common stock, sole dispositive power over 136,880,832 shares of common stock and shared dispositive power over 5,381,858 shares of common stock.

(2)

Based on the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 26, 2024, BlackRock, Inc. has sole voting power over 82,732,122 shares of common stock, shared voting power over 0 shares of common stock, sole dispositive power over 92,337,568 shares of common stock and shared dispositive power over 0 shares of common stock.

(3)

Based on a Schedule 13G filed by Davis Selected Advisers, L.P. with the SEC on February 9, 2024, Davis Selected Advisors, L.P. has sole voting power of 61,054,564 shares of common stock, shared voting power over 0 shares of common stock and no voting power over 1,607,164 shares of common stock, sole dispositive voting power of 62,661,728 shares of common stock and shared dispositive voting power of 0 shares of common stock.

(4)

Based on the Schedule 13G/A filed by State Street Corporation with the SEC on January 30, 2024, State Street Corporation has sole voting power over 0 shares of common stock, shared voting power over 40,564,300 shares of common stock, sole dispositive power over 0 shares of common stock and shared dispositive power over 61,923,920 shares of common stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s Directors, “officers” (as defined in Rule 16a-1(f) of the Exchange Act) (“Section 16 Officers”) and beneficial owners of more than 10% of any class of the Company’s equity securities registered pursuant to Section 12 of the Exchange Act to file initial reports of ownership and changes in ownership with the SEC. To the Company’s knowledge, with respect to the fiscal year ended December 31, 2023, all applicable filings were timely made except that Harry Korman, a Director of the Company, was late in filing ownership reports with respect to (i) six purchases (totaling 3,681 shares of Company common stock in the aggregate) executed by his investment advisors in managed accounts as part of the investment advisors’ implementation and continued execution of managed investment strategies involving the securities of multiple issuers; such purchases occurred between December 2020 and October 2023 and (ii) four purchases (totaling 722.1 shares of Company common stock in the aggregate) that were the result of the automatic reinvestment of dividends received on shares of Company common stock pursuant to a broker-sponsored dividend reinvestment plan; such automatic dividend reinvestments occurred in 2021 and 2022 prior to the Company filing a registration statement on Form S-3 with respect to its Dividend Reinvestment and Share Purchase Plan on May 6, 2022. Mr. Korman was late in filing seven reports with respect to these transactions and filed a Form 4 on October 25, 2024 to report them.

44 | 2024 Proxy Statement

Executive Officers

The following table sets forth the names, ages, and positions of Viatris’ executive officers as of October 18, 2024:

Scott A. Smith	62	Chief Executive Officer (principal executive officer)

Theodora (Doretta) Mistras	42	Chief Financial Officer (principal financial officer)

Paul Campbell	58	Chief Accounting Officer and Corporate Controller (principal accounting officer)

Brian Roman	54	Chief Legal Officer

Dr. Corinne Le Goff	59	Chief Commercial Officer

Scott A. Smith. Mr. Smith has served as Viatris’ CEO since April 1, 2023. His responsibilities include leading the daily management and the overall performance of the Company and executing on the strategies developed in collaboration with the Board, among other responsibilities. Mr. Smith is also a member of the Board and additional details regarding his background and experience can be found under the heading “Viatris’ Board of Directors” on page 23.

Doretta Mistras. Ms. Mistras has served as Viatris’ CFO since March 1, 2024. Her responsibilities include oversight of the global Finance Department, which includes corporate controllership, financial planning and analysis, internal audit, and tax and Treasury functions, among others. Prior to joining the Company as of January 1, 2024 as CFO-elect, Ms. Mistras was Managing Director, Healthcare Investment Banking at Citigroup Global Markets from September 2019 to December 2023 and prior to that was Managing Director, Healthcare Investment Banking at Goldman Sachs, where she spent over 15 years in their investment banking healthcare group. She has almost two decades of leadership, advisory and capital markets experience helping guide corporate boards and leadership teams on matters affecting corporate strategy, including business development, financial planning, corporate finance and investor relations. Ms. Mistras has also advised leading healthcare corporations on a multitude of important financial and strategic decisions, including M&A, joint ventures, and capital markets transactions.

Paul Campbell. Mr. Campbell has served as Viatris’ Chief Accounting Officer and Corporate Controller since the closing of the Combination on November 16, 2020. He is responsible for oversight of the day-to-day operations of the accounting and finance functions of the Company, including planning, implementing, and managing the Company’s finance and accounting activities. Prior to the closing of the Combination, Mr. Campbell was Mylan’s Chief Accounting Officer, Senior Vice President and Controller. Before his appointment as Chief Accounting Officer in November 2015, Mr. Campbell served as Mylan’s Senior Vice President and Controller beginning in May 2015, with responsibility for overseeing the company’s accounting and financial operations and reporting, and he previously held roles of increasing responsibility at Mylan since 2002.

Brian Roman. Mr. Roman served as Viatris’ Global General Counsel since the closing of the Combination on November 16, 2020 and was named Chief Legal Officer on April 1, 2024. His responsibilities include oversight of the Company’s global legal organization, including securities, global contracts, labor and employment, global regulatory, business development, litigation, and intellectual property, and, together with the Compliance and Risk Oversight Committee, overseeing the Company’s compliance function, among other areas. From July 2017 until the closing of the Combination, Mr. Roman was Mylan’s Global General Counsel, with similar responsibilities for oversight of the global legal organization. Prior to 2017, Mr. Roman served as Mylan’s Chief Administrative Officer from January 2016 until June 2017, with responsibility for oversight of the Human Relations, Compliance, Facilities, Security, Information Security, and Privacy functions. He served as Mylan’s Senior Vice President and Chief Compliance Officer from April 2010 until December 2015 and Vice President and General Counsel, North America from October 2005 until April 2010.

2024 Proxy Statement | 45

Dr. Corinne Le Goff, Pharm D. Dr. Le Goff has served as Chief Commercial Officer since April 15, 2024. Her responsibilities include oversight of the Company’s global commercial function, including Developed Markets, Emerging Markets, JANZ and Greater China. As a result of this appointment, the Company’s President, JANZ and Emerging Markets and President, Greater China now report to Dr. Le Goff (and, as previously disclosed, the Company’s President, Developed Markets, departed from the Company effective as of April 1, 2024 as a result of an elimination of his position in connection with a realignment of the Company’s commercial function). Prior to joining the Company, Dr. Le Goff held roles at biotechnology companies, most recently as President, Chief Executive Officer and Director of Imunon, Inc. (“Imunon”), a clinical stage biotechnology company, from July 2022 until March 2024, where she led an organizational turnaround and rebranding effort (Imunon was known as Celsion Corporation until September 2022). Prior to Imunon, she was Chief Commercial Officer of Moderna, Inc. from January 2021 through January 2022 and served in various roles at Amgen Inc. from June 2015 to January 2021, including President of the U.S. business from March 2019 to January 2021, Senior Vice President of Global Product Strategy and Commercial Innovation from June 2018 to March 2019 and President of the Europe Region from June 2015 to May 2018. Dr. Le Goff also held various positions within the Roche Group, a publicly traded Swiss multinational healthcare company, including President of Roche’s French affiliate from May 2012 to May 2015. Dr. Le Goff has served on the board of directors of Longboard Pharmaceuticals Inc., a clinical-stage biopharmaceutical company since March 2021, most recently serving on that company’s Audit and Nominating and Corporate Governance Committees, and previously served on the boards of directors of EuroAPI S.A., which develops, manufactures, markets and distributes APIs and intermediates used in the formulation of medicines for human and veterinary use, from April 2022 to January 2023, Acticor Biotech SAS, a clinical stage biopharmaceutical company, from May 2022 to December 2023, and CFAO Group, a trading company, from October 2014 to October 2020.

Pursuant to the Bylaws, officers hold office until their successors are chosen and qualify in their stead or until their earlier death, resignation or removal.

46 | 2024 Proxy Statement

Item 2

Advisory Vote to Approve the 2023 Compensation of the Named Executive Officers of the Company

As required by Section 14A of the Exchange Act, Viatris’ shareholders have the opportunity to vote to approve, on a non-binding, advisory basis, the 2023 compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules, which we also have referred to herein as the “Say-on-Pay vote”.

As detailed in the Compensation Discussion and Analysis section of this Proxy Statement, which begins on page 48, our NEO compensation program is designed to incentivize the continued development of our durable business and shareholder value creation over the short- and long-term, while providing a competitive level of compensation to attract, retain, and motivate our talented NEOs. Our program also aligns compensation with performance and shareholder and other stakeholder interests. The Board urges you to consider the factors discussed in the Compensation Discussion and Analysis section when deciding how to vote on this Item 2.

Given the leadership, dedication, and performance of our NEOs, their proven ability to capitalize on opportunities and manage challenging market conditions, and the strong alignment between pay and performance in our compensation program, the Board recommends that shareholders vote “FOR” the following resolution at the 2024 Annual Meeting:

“RESOLVED, that Viatris shareholders approve, on an advisory basis, the 2023 compensation of the Company’s named executive officers, as disclosed on pages 48 to 76 of Viatris’ Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation and other tables and narrative discussion.”

Although advisory and not binding, the Compensation Committee and the Board will take into account the outcome of this vote when considering future compensation arrangements for Viatris’ NEOs as they deem appropriate. We currently provide shareholders with a Say-on-Pay vote on an annual basis and expect that the next such vote will occur at the 2025 annual meeting of shareholders.

Board Recommendation

Viatris’ Board recommends a vote “FOR” the approval, on an advisory basis, of the 2023 compensation of the NEOs.

47 | 2024 Proxy Statement

Compensation Discussion and Analysis

This CD&A describes the compensation of our NEOs for 2023, which continues to be closely linked to the Company’s performance objectives.

Named Executive Officers

Scott A. Smith Chief Executive Officer
Rajiv Malik Former President
Sanjeev Narula Former Chief Financial Officer
Anthony Mauro Former President, Developed Markets
Brian Roman Chief Legal Officer
Michael Goettler Former Chief Executive Officer
Robert J. Coury Former Executive Chairman

2024 Proxy Statement | 48

Executive Summary

We were pleased to have received 86% approval for our shareholder advisory vote regarding NEO compensation at our 2023 Annual Meeting, which we believe validates our performance-based compensation philosophy, the then-announced transition of our leadership structure and the phasing out of legacy compensation arrangements that we inherited from Pfizer and Mylan.

In our discussions with shareholders, they expressed strong support for our simplified and performance-based compensation program going forward.

Following the conclusion of our very successful legacy management transitions that took place this year, our compensation program no longer has any significant outstanding legacy arrangements. Although certain of these legacy arrangements are reflected in our 2023 Summary Compensation Table, each matter was previously disclosed and discussed in advance with our shareholders, which we believe led to shareholder support for our prior shareholder advisory votes (including the strong 86% support last year). Importantly, our transitional arrangements with Messrs. Coury and Malik simply reflect the Company honoring past contractual and economic commitments without additional cash or equity compensation. Moreover, in response to our discussions with shareholders in recent years, we also increased the percentage of performance-based equity awards from 60% to 65%; eliminated legacy excise tax gross-ups; eliminated modified single-trigger severance arrangements; committed to no new fixed-term NEO employment agreements; discontinued tax equalization benefits; and committed to no longer provide strictly time-based cash retention awards (except in extraordinary situations and in connection with new hires) or supplemental retirement benefit agreements.

Our Compensation Structure is Approximately Two-Thirds Performance Based and Does Not Include Special Incentives

Our Compensation Committee has implemented a simple and performance-focused compensation program for NEOs which, excluding arrangements which may be necessary in connection with recruiting new hires, is limited to base salary, a performance-based short-term incentive award and long-term incentive awards consisting of performance-based restricted stock units (“PRSUs”) and RSUs. For fiscal year 2023, 62% of NEO total target compensation was performance-based and 70% of NEO total target compensation was delivered as long-term equity.

In addition, our PRSUs are subject to a total shareholder return (“TSR”) performance modifier assessed over a three-year time frame relative to the S&P 500 Pharmaceutical Index. Our first long-term PRSUs (awarded in 2021) that vested in 2024 were automatically reduced by 30% consistent with the design of the TSR modifier and reflects alignment of our compensation structure with our shareholders.

CEO

10%
14%
27%
49%
Performance-Based 63%
Base Salary
Target Annual Incentive
Performance LTI
RSUs

Other NEOs (Average)*

16%
23%
19%
42%
Performance-Based 61%
Base Salary
Target Annual Incentive
Performance LTI
RSUs

*Excludes Mr. Goettler

49 | 2024 Proxy Statement

Leadership Transitions

Executive Chairman Transition

In light of the leadership and oversight of the Former Executive Chairman in developing our comprehensive strategies for growth while streamlining the Company, the substantial success and progress on and overall performance with respect to the Company’s Phase 1 objectives, and in preparation for the Company’s move into the next phase of our strategic plan, the independent members of the Board believed it was an appropriate time to consider a transition to a more conventional Board leadership structure, which we had previously informed shareholders we would do at the appropriate time for the Company. In 2023, the Board approached Robert J. Coury, and Mr. Coury agreed, to transition to a new role as Chairman Emeritus and Senior Strategic Advisor from the conclusion of the 2023 Annual Meeting through the end of 2025 (the same period that Mr. Coury previously committed to the Company under his Executive Employment Agreement when Viatris was created).

In connection with this transition, Mr. Coury was treated as separating from employment for Good Reason for severance benefit purposes (as defined in, and pursuant to, his Executive Employment Agreement). Importantly, our transitional arrangement with Mr. Coury involved the Company honoring past contractual and economic commitments while he remains available to provide strategic guidance without any additional grants of cash or equity compensation beyond what was already committed under prior agreements.

Other Executive Transitions

Rajiv Malik, Former President, retired from his executive role with the Company effective as of April 1, 2024. To support the transition of Mr. Malik’s substantial operating responsibilities given his significant tenure with the Company and primary responsibility for operation of the Company’s complex manufacturing and commercial platform for over 15 years, and to assist the Company’s senior management team, the Board requested and Mr. Malik agreed to consult with the Company on operational matters. Mr. Malik also agreed to remain a member of the Board. Mr. Malik will receive a pro rata bonus for 2024 reflecting his period of executive service and his currently outstanding equity awards will continue vesting during his service (or earlier upon certain qualifying terminations of Board or consulting services). Mr. Malik was not granted any additional awards or other compensation for his consulting services.

Anthony Mauro, Former President, Developed Markets, departed from the Company effective as of April 1, 2024 as a result of an elimination of his position in connection with a realignment of the Company’s commercial function. Mr. Mauro received severance benefits equal to two times his base salary and target bonus, subject to a release of claims and other customary conditions. Mr. Mauro will receive a pro rata bonus for 2024 reflecting his period of executive service. Unvested equity awards that Mr. Mauro held as of his separation were forfeited, unless otherwise provided in the applicable award agreements.

Sanjeev Narula, Former Chief Financial Officer, departed from the Company effective March 5, 2024. Mr. Narula received severance benefits based on a termination without cause equal to two times his base salary and target bonus. Mr. Narula will receive a pro rata bonus for 2024 reflecting his period of executive service and is eligible to receive a pro rata portion of his PRSUs granted in 2022 and 2023 based on actual performance at the end of the applicable performance period. Other unvested equity awards that Mr. Narula held as of his separation were forfeited.

Michael Goettler, Former Chief Executive Officer, departed from the Company effective April 1, 2023. Mr. Goettler received a pro rata bonus for 2023 reflecting his period of executive service and severance benefits based on a termination without cause equal to two and a half times his base salary and target bonus. Unvested equity awards that Mr. Goettler held as of his separation were forfeited.

2024 Proxy Statement | 50

Selected Highlights and Recent Developments

Viatris’ management continues to execute on the strategic priorities previously outlined to shareholders and again achieved several notable accomplishments in 2023, furthering the Company’s strategic plan.

Financial and Operational Performance

In 2023, Viatris delivered another four quarters of consistent, solid operational performance across all segments. We:

•

Reported total revenues of $15.4 billion; U.S. GAAP net earnings of $54.7 million; adjusted EBITDA of $5.1 billion; U.S. GAAP net cash provided by operating activities of $2.8 billion and free cash flow of $2.4 billion.

•	Paid down approximately $1.25 billion of debt.

•	Generated new product revenues[4] of approximately $450 million.

•	Maintained the quarterly dividend payment of $0.12 per share.

•	Returned capital to shareholders in the form of $576 million in dividends and $250 million in share buybacks, totaling approximately $830 million.

•	Supplied high-quality medicines to approximately 1 billion patients around the world.[1]

•	Executed on the previously announced key divestitures.

Science and Regulatory Achievements

Viatris has products across more than 10 therapeutic areas and has more than 250 medicines on the WHO’s EML. We have industry-leading science, development, regulatory and manufacturing capabilities complemented by a strong commitment to quality and an unparalleled geographic footprint to deliver high-quality medicines. In 2023, this included more than 3,000 scientists and medical professionals working across 11 development centers globally in multiple technology platforms and therapeutic areas, coupled with in-country regulatory expertise in 55 markets. During 2023, we continued to advance key development programs across complex injectables, novel products, complex generics, as well as progressed our efforts to establish a Phase III-ready eye care pipeline. We:

•	Launched Breyna™, the first U.S. Food and Drug Administration (“FDA”)-approved generic version of Symbicort®.

•	Positive top-line results for Yupelri® (revefenacin) Phase III trial in China.

•	FDA approval of RYZUMVI™ 0.75% eye drops for the treatment of pharmacologically-induced mydriasis.

•	Executed successful transition of global biosimilars business to Biocon Biologics Limited.

•	Integrated Oyster Point and Famy Life Sciences acquisitions and successfully created the Viatris Eye Care Division.

[4]	Refers to revenue from new products launched in 2023 and the carryover impact of new products, including business development, launched within the last 12 months.

51 | 2024 Proxy Statement

Our 2023 Annual Incentive Plan Payouts Aligned with Strong Financial and Operational Results and PRSUs Earned in 2024 Were Reduced Based on Our Relative Total Shareholder Return, Further Aligning Pay with Shareholder Outcomes

Short-term incentive compensation. Comprised approximately 17% of 2023 NEO target total compensation (excluding Mr. Goettler). While we believe that Viatris stock continues to be significantly undervalued, our management team’s operational execution resulted in strong performance results and corresponding above-target payouts under the 2023 short-term incentive program. Drivers of our 2023 short-term incentive results included:

•

Above-target adjusted EBITDA and free cash flow for short-term incentive compensation purposes, driven by the focus and efforts of the Company’s management and the success of the Company’s cash optimization efforts. For more information on and the differences between how adjusted EBITDA and free cash flow are calculated for purposes of the Company’s 2023 short-term incentive compensation and public reporting purposes, see “Elements of 2023 Compensation – 2023 Annual Incentive Compensation Program – Annual Incentive Compensation Awards for 2023” on page 54.

•

Above-target global product submissions, across broad and therapeutic-area agnostic product categories, driven by the strength of the Company’s development programs and successful acceleration of certain additional submissions.

The setting of the annual incentive performance metric targets was established to reflect higher expectations regarding incremental R&D expense, incremental cost inflation and expectations regarding foreign exchange rates.

Long-term incentive compensation. PRSUs that vested in 2024 were subject to a free cash flow metric, a leverage metric and relative market performance metric (i.e., relative TSR using the S&P 500 Pharmaceutical Index, which is used as a modifier to determine the final payout percentage) over a three-year time period. These awards were automatically reduced by 30% at vesting due to our stock price, which we believe is significantly undervalued. For more information on and the differences between how free cash flow and leverage ratio are calculated for purposes of long-term incentive compensation and public reporting purposes, see page 57 and Appendix B. This result demonstrates alignment of our compensation structure with shareholder outcomes.

Executive Compensation Philosophy

The Compensation Committee and Board’s compensation philosophy for 2023 reflects the Company’s continued focus on a performance-based, shareholder-value-focused business model and is intended to help ensure that Viatris continues to attract and retain high-performing executives given the highly competitive market for executive talent. The compensation program has the following key objectives, among others:

•

Attract, Motivate and Retain Highly-Skilled Executives. To attract and retain the leaders needed to drive execution of our ambitious goals, we provided market competitive compensation with an emphasis on performance-based, long-term incentives. We designed our compensation program to help ensure that the Company, shareholders, and other stakeholders continue to benefit from the talents of our leadership team and global workforce, while also recruiting new talent on an on-going basis in a highly competitive market for talent.

•

Align with Shareholder Interests. We aligned executive compensation with shareholder interests by linking pay to the Company’s stated strategic priorities, long-term performance, and share price appreciation, including through the use of a relative TSR modifier for PRSUs in our long-term incentive plan and robust share ownership requirements. We believe this linkage helps drive long-term performance and encourages decision making to foster share price appreciation.

•

Drive Company Performance. As described in more detail on pages 49 and 53 to 58, our 2023 compensation program was designed with metrics carefully linked to our business strategies and financial goals. If the Company does not meet its short- and long-term objectives, executive pay is meaningfully impacted.

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2023 Performance-Based Compensation Program

2023 Total Target Compensation

The chart below shows the target total direct compensation opportunity for each of our NEOs in 2023.

NEO	Base Salary	Target Annual Incentive	Target Long-Term Incentive	2023 Total Target Compensation(1)

Scott A. Smith(2)	$1,400,000	$2,100,000	$11,200,000	$14,700,000

Rajiv Malik	$1,300,000	$1,625,000	$7,800,000	$10,725,000

Sanjeev Narula	$925,000	$925,000	$3,700,000	$5,550,000

Anthony Mauro	$860,000	$989,000	$3,440,000	$5,289,000

Brian Roman	$800,000	$800,000	$1,600,000	$3,200,000

Michael Goettler(2)	$1,300,000	$1,950,000	—	$3,250,000

Robert J. Coury(2)	$1,950,000	$2,925,000	$11,700,000	$16,575,000

(1)	2023 Total Target Compensation equals the sum of base salary, target annual incentive, and target long-term incentive.
(2)

Scott A. Smith became CEO of the Company effective April 1, 2023. Mr. Goettler ceased to serve as CEO and on the Board, in each case, effective as of April 1, 2023. Mr. Coury ceased to serve as Executive Chairman and on the Board, in each case, effective as of December 15, 2023. The full year target annual incentive amounts listed above for Messrs. Smith, Goettler and Coury were prorated to reflect the number of days each respectively served as an active employee during 2023 in determination of the payout of the 2023 cash incentive and were based on actual Company performance levels. Mr. Goettler did not receive a 2023 long-term incentive award.

Considerations for Setting 2023 Incentive Performance Goals

In setting annual and long-term incentive performance goals, the Compensation Committee considered a broad variety of data, including potential divestitures, industry forecasts, internal projections, demographic data, advice from outside advisors, benchmarking data against the peer company medians, and the Company’s annual operating plan and strategies. The Compensation Committee also considered the variability and cyclicality of the business, noting that targets may increase or decrease from year to year due to factors impacting the business, such as market conditions, the regulatory environment, timing of product approvals, and both immediate and long-term strategic priorities of the business. Although the targets may vary from year-to-year, the Compensation Committee is committed to maintaining high levels of rigor while motivating the executive team and aligning with long-term sustainable business development and shareholder value creation. Consistent with our philosophy of driving long-term company performance, the Compensation Committee, with the advice of its independent compensation consultant, will annually consider potential alternative performance metrics that link to our strategy and align with shareholder interests in long-term value creation.

2023 Peer Group

The peer group is used as one of several reference points for determining executive compensation and includes Viatris’ business competitors and companies that Viatris competes with for executive talent. Although the competitive market for our executives is one factor the Compensation Committee considers when making compensation decisions, the Compensation Committee does not target the compensation of NEOs within a specific percentile of any set of peer companies and considers peer group and industry data along with many other factors when determining compensation.

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Below is the peer group selected by the Compensation Committee for 2023, with the advice of the Compensation Committee’s independent compensation consultant. The Committee takes a number of considerations into account when choosing the peer group, including those companies that compete with the Company for executive talent.

Abbott Laboratories	Bristol-Myers Squibb Company	Pfizer Inc.

Amgen Inc.	Eli Lilly and Company	Regeneron Pharmaceuticals, Inc.

Bausch Health Companies Inc.	Gilead Sciences, Inc.	Sanofi S.A.

Baxter International Inc.	Novartis AG	Teva Pharmaceutical Limited

Biogen Inc.	Organon & Co.	Zoetis Inc.

Elements of 2023 Compensation

Base Salaries

The Compensation Committee considers a variety of factors in deciding base salary, including, among others: individual performance, responsibilities, and expected future performance; Company performance; management structure; marketplace practices (including external benchmarks prepared by an independent compensation consultant); internal pay equity considerations; competitive recruitment for outstanding talent; and the executive’s experience, tenure, and leadership. The Compensation Committee also considers, among other factors, what the marketplace would require in terms of the costs to hire a similarly qualified and experienced individual externally.

As reflected in the table below, in 2023, there were adjustments made to base salaries to reflect changes in market data and expanded responsibilities.

NEO	2022 Base Salary	2023 Base Salary

Scott A. Smith(1)	N/A	$1,400,000

Rajiv Malik	$1,200,000	$1,300,000

Sanjeev Narula	$850,000	$925,000

Anthony Mauro	$800,000	$860,000

Brian Roman	$750,000	$800,000

Michael Goettler(1)	$1,300,000	$1,300,000

Robert J. Coury(1)	$1,800,000	$1,950,000

(1)

Scott A. Smith became CEO of the Company effective April 1, 2023. Mr. Goettler ceased to serve as CEO and on the Board, in each case, effective as of April 1, 2023. Mr. Coury ceased to serve as Executive Chairman and on the Board, in each case, effective as of December 15, 2023. The base salary amounts listed above for Messrs. Smith, Goettler, and Coury reflect full year amounts but were only paid out on a prorated basis to reflect the number of days as an active employee during 2023.

2023 Annual Incentive Compensation Program

Annual Incentive Compensation Awards for 2023

Viatris’ annual incentive compensation consists of performance-based annual cash awards that are subject to achievement of metrics that were identified by the Board and Compensation Committee as critical to the successful execution of Viatris’ business strategy and aligned with the continued creation of shareholder value. The metrics are specifically related to the actions and leadership of our executive team and measure their ability to generate shareholder returns, both in the short- and long-term. The Compensation Committee approved annual incentive award grants and corresponding performance targets in the first quarter of 2023.

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The Compensation Committee identified the following metrics as important measures of Company performance relating to its stated strategy:

•

Adjusted EBITDA (40% Weighting): Measures the Company’s profitability and motivates the organization to focus on commercial execution and driving new product revenue, maintaining efficiency of our operations, capturing synergies, and disciplined expense management.

•

Free Cash Flow (40% Weighting): Creates organizational emphasis and focus on cash through improved cash flow conversion, optimized working capital, and overall cash generation which can increase the return to shareholders.

•

Global Regulatory Submissions (20% Weighting): Emphasizes the importance of developing a robust pipeline of molecules that Viatris could manufacture and sell over subsequent years. A robust product pipeline can help Viatris move its products up the value chain and also supports sustainability while serving Viatris’ mission of providing access to high quality, affordable medications.

Individual annual incentive payout targets were established for each NEO, expressed as a percentage of base salary, as noted in the table below. Actual payouts could range from 0% to 200% of each NEO’s annual incentive target based on achievement of performance goals.

NEO	Target (as % of Base Salary)	Annual Incentive Target

Scott A. Smith(1)	150%	$2,100,000

Rajiv Malik	125%	$1,625,000

Sanjeev Narula	100%	$925,000

Anthony Mauro	115%	$989,000

Brian Roman	100%	$800,000

Michael Goettler(1)	150%	$1,950,000

Robert J. Coury(1)	150%	$2,925,000

(1)

The annual incentive target amounts listed above for Messrs. Smith, Goettler, and Coury were prorated to reflect the number of days each respectively served as an active employee during 2023 in determination of the payout of the 2023 cash incentive and were based on actual Company performance.

Annual Incentive Compensation Payouts for 2023

In 2023, Viatris achieved the following performance against the Compensation Committee-approved performance goals:

Metric	Weighting	Threshold	Target	Maximum	Results

Adjusted EBITDA(1)	40%	$4,900 million	$5,200 million	$5,500 million	$5,367 million

Free Cash Flow(2)	40%	$2,200 million	$2,500 million	$2,800 million	$2,916 million

Global Regulatory Submissions	20%	100	120	140	148

(1)

Adjusted EBITDA is derived from Viatris’ financial statements in the same manner as Viatris’ publicly reported adjusted EBITDA for 2023, except that the calculation for the 2023 annual incentive program utilized 2023 budgeted foreign exchange rates and further adjusts for acquired in-process research and development (“IPR&D”) costs and the impact of divestitures. Viatris’ adjusted EBITDA as reported for the twelve months ended December 31, 2023 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B.

(2)

Free cash flow is derived from Viatris’ audited financial statements in the same manner as Viatris’ publicly reported free cash flow for 2023, except that the calculation for the 2023 annual incentive program utilized 2023 budgeted foreign exchange rates and further adjusts for transaction costs and taxes related to the acquisitions of Oyster Point and Famy Life Sciences as well as any incremental transaction costs and taxes related to other select assets sales or reshaping initiatives and other impacts of divestitures, acquired IPR&D costs, and proceeds from the sale of property, plant and equipment. Viatris’ free cash flow as reported for the twelve months ended December 31, 2023 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B.

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The following table shows the 2023 actual incentive payout for each NEO reflecting Company performance at 182.31% of target.

NEO	Actual Annual Incentive Award

Scott A. Smith(1)	$2,884,494

Rajiv Malik	$2,962,538

Sanjeev Narula	$1,686,368

Anthony Mauro	$1,803,046

Brian Roman	$1,458,480

Michael Goettler(1)	$886,326

Robert J. Coury(1)	$5,098,811

(1)

For Messrs. Smith, Goettler, and Coury, payouts represent a prorated amount to reflect the number of days each respectively served as an active employee during 2023 and were based on actual Company performance.

2023 Long-Term Incentive Compensation Programs

Long-Term Incentive Compensation Grants for 2023

The Compensation Committee believes that the value of long-term incentives should be directly related to the performance of Viatris’ common stock over several years, as well as other measures associated with the growth, success, and long-term sustainability of Viatris. The Compensation Committee approved annual long-term incentive (“LTI”) award grants in the first quarter of 2023.

In 2022, we increased the percentage of performance-based awards (which are subject to a TSR modifier) from 60% to 65%, with 65% of each NEO’s award in the form of PRSUs and 35% in the form of RSUs, and we continued this practice in 2023. This increase in the allocation to PRSUs reflects a further reinforcement of our pay-for-performance philosophy and our robust shareholder engagement. RSUs vest ratably over a three-year period following the grant date, and PRSUs vest as described below. This mix of LTI awards provides NEOs with a combination of incentives and aligns them with the interests of shareholders.

Each NEO’s 2023 LTI award had a targeted value at grant equal to a percentage of the NEO’s base salary. In setting each NEO’s LTI targeted value, the Compensation Committee considered a variety of factors, including, among others, peer group compensation and expectations regarding individual roles and responsibilities.

For 2023, the Compensation Committee approved the following annual LTI award values for our NEOs:

NEO(1)	PRSUs	RSUs	Total LTI Award

Scott A. Smith	$7,280,000	$3,920,000	$11,200,000

Rajiv Malik	$5,070,000	$2,730,000	$7,800,000

Sanjeev Narula	$2,405,000	$1,295,000	$3,700,000

Anthony Mauro	$2,236,000	$1,204,000	$3,440,000

Brian Roman	$1,040,000	$560,000	$1,600,000

Robert J. Coury	$7,605,000	$4,095,000	$11,700,000

(1)	Mr. Goettler did not receive a long-term incentive award in 2023.

2023 Three-Year PRSU Performance Metrics

The 2023 grant of PRSUs is subject to free cash flow and relative market performance metrics (i.e., relative TSR using the S&P 500 Pharmaceutical Index), which is used as a modifier to determine the final payout percentage,

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as described below. The free cash flow metric incentivizes effective use of Viatris’ capital to drive cash flow generation, encouraging behavior that is closely aligned with our efforts to drive a durable and sustainable business. In addition, the relative TSR modifier impacts executive pay based on Viatris’ performance as compared to industry competitors.

As shown in the table below, payouts under the 2023 PRSUs will be determined in two steps. First, in the first quarter of 2026, the outcome of the free cash flow metric will be assessed, resulting in an initial payout percentage of 50% for threshold performance (with 0% payout for below threshold performance) up to 150% for maximum performance, with linear interpolation for achievement between threshold and maximum. Second, the relative TSR metric will be applied as a modifier to the initial payout percentage, decreasing it by 30%, leaving it unaffected, or increasing it by 30%, in order to calculate the final payout percentage. The reduction in amounts in setting the free cash flow metric reflects the Company’s expectations regarding the negative impact on free cash flows resulting from previously announced divestitures.

Metric	Weighting	Threshold	Target	Maximum

Free Cash Flow(1)	100%	$6,000 million	$7,000 million	$8,000 million

Relative TSR of Peer Group(2)	Multiplier	At or Below 25th Percentile of Peer Group	Between 25th and 75th Percentiles of Peer Group	At or Above 75th Percentile of Peer Group

Payout Opportunity (as % of Target)		35%	100%	195%

(1)

Free cash flow is derived from Viatris’ audited financial statements in the same manner as the calculation for Viatris’ 2023 annual incentive program, except that the calculation for the 2023 PRSUs further adjusts for any of the following, as applicable: transaction costs and taxes related to certain acquisitions and divestitures as well as any incremental transaction costs and taxes related to other select asset sales or reshaping initiatives and other impacts of divestitures, unbudgeted restructuring costs, unbudgeted R&D expense, material unplanned litigation gains or losses equal to or greater than $25 million in the aggregate, changes in tax laws, and all impacts of material acquisition activities. Free cash flow for the 2023 PRSUs will be the sum of such free cash flow measure for each of the years ended December 31, 2023, 2024 and 2025 and will utilize budgeted foreign exchange rates for the relevant year. Viatris’ free cash flow as reported for the twelve months ended December 31, 2023 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B.

(2)

Relative TSR is calculated by comparing the difference between Viatris’ 30-day trailing average closing ordinary share price at the day before the beginning of the performance period and day before the end of the performance period plus any dividends paid during the performance period against the same metric for each company in the S&P 500 Pharmaceutical Index.

Payouts with respect to PRSUs granted in 2023 will be determined in early 2026 following the conclusion of the three-year performance cycle.

2021-2023 Three-Year PRSU Performance Metric Results

During the three-year period of 2021 to 2023, Viatris achieved the following performance against the Compensation Committee-approved performance goals:

Metric	Weighting	Threshold	Target	Maximum	Results

Free Cash Flow(1)	60%	$6,500 million	$7,500 million	$8,500 million	$9,500 million

Gross Leverage Ratio(2)	40%	3.14x	2.99x	2.84x	2.84x

Relative TSR of Peer Group(3)	Multiplier	At or Below 25th Percentile of Peer Group	Between 25th and 75th Percentiles of Peer Group	At or Above 75th Percentile of Peer Group	21st Percentile

Payout Opportunity (as % of Target)		35%	100%	195%

(1)

Free cash flow is derived from Viatris’ audited financial statements in the same manner as Viatris’ free cash flow (as reported), except that the calculation for the 2021-2023 three-year PRSUs utilized budgeted foreign exchange rates for

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the relevant year and further adjusts for the following, as applicable: transaction costs and taxes related to the acquisitions of Oyster Point and Famy Life Sciences as well as any incremental transaction costs and taxes related to other select assets sales or reshaping initiatives and other impact of divestitures, acquired IPR&D costs, proceeds from the sale of property, plant and equipment, material unplanned litigation gains or losses equal to or greater than $25 million in the aggregate, all impacts of the transaction between Viatris and Biocon Biologics Limited pursuant to which Viatris contributed its biosimilars portfolio, composed of the Biocon collaboration programs, biosimilars to Humira®, Enbrel®, and Eylea®, as well as related assets and liabilities to Biocon Biologics Limited (the “Biocon Biologics Transaction”) following its consummation including results after closing and transaction-related costs, and sales of intellectual property up to $750 million annually in the aggregate. Free cash flow for the 2021-2023 three-year PRSUs is the sum of such free cash flow measure for each of the years ended December 31, 2021, 2022, and 2023. Viatris’ free cash flow as reported for each of the three years ended December 31, 2021, 2022, and 2023 is reconciled to the most directly comparable U.S. GAAP measure in Appendix B.
(2)	Gross leverage ratio for the 2021-2023 three-year PRSUs is derived from Viatris’ audited financial statements in the manner described in Appendix B.
(3)

Relative TSR is calculated by comparing the difference between Viatris’ 30-day trailing average closing ordinary share price at the day before the beginning of the performance period and day before the end of the performance period plus any dividends paid during the performance period against the same metric for each company in the S&P 500 Pharmaceutical Index.

The following table shows the 2023 PRSU share award payout for each NEO reflecting Company performance at 105% of target.

NEO(1)	Actual Award (# of Shares)

Scott A. Smith	N/A

Rajiv Malik	357,353

Sanjeev Narula	138,971

Anthony Mauro	158,824

Brian Roman	69,486

(1)

Mr. Goettler did not vest in any portion of the 2021 PRSU grant based on his termination of employment. Mr. Coury vested in his 2021 PRSUs at target performance levels at the time of his separation from employment based on the pre-existing contractual terms of his Executive Employment Agreement relating to a separation from employment for “good reason”.

Compensation Governance and Policies

Governance and Other Considerations Impacting Viatris Compensation Decisions

The Compensation Committee and Board proactively consider external governance-related developments and trends relating to executive compensation. In setting or approving executive compensation, the Compensation Committee and Board may consider, in addition to any corporate goals and objectives applicable to an individual executive, some or all of the following: recognition of individual performance and contributions; pay-for-performance; alignment with long-term shareholder interests; advancement of Company strategic goals; maintenance of an appropriate level of fixed and at-risk compensation; remaining competitive with companies within the Company’s peer group; competition for executive talent; internal pay equity; leadership and mentoring skills and contributions; talent management; contributions to establishment or execution of corporate strategy; retention; compliance with applicable law and the Code of Business Conduct and Ethics and Company policy; and/or any other factors determined by the Board or the Compensation Committee to be in the interests of the Company.

The Compensation Committee and Board believe that each company must independently assess which market practices and trends are appropriate for the company at any particular time in the company’s history and remain fully committed to maintaining a strong compensation governance philosophy that is aligned with shareholder interests and best practices. See also page 52.

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Commitment to Responsible, Shareholder-Aligned Compensation Governance Practices

The following table summarizes certain specific compensation-related governance practices adopted by the Compensation Committee and Board with respect to 2023 compensation. We note that implementation of many of these practices was responsive to comments from shareholders or otherwise endorsed by shareholders during our robust shareholder engagement program or prior Say-on-Pay votes.

What We Do

✓ Maintain a significant portion of compensation aligned with shareholder interests and tied to share price or financial and operational business performance.

✓  Employ metrics for annual and long-term incentives that support both short- and long-term strategies and align with shareholder interests, including a non-financial metric in the annual program tied to important product development initiatives.

✓ Base long-term incentives heavily on performance-based metrics and short-term incentives entirely on performance-based metrics.

✓ Set rigorous and measurable performance goals and periodically review and discuss our executives’ performance.

✓ Use double-trigger vesting for annual long-term incentive awards upon a change in control.

✓ Retain independent compensation consultants that report directly to the Compensation Committee.

✓ Maintain strong share ownership guidelines.

✓ Maintain a robust clawback policy.

✓ Engage with shareholders on compensation and governance matters.

✓ Consider peer groups and market data in determining compensation.

✓ Annual Say-on-Pay vote.

What We Don’t Do

X New fixed-term NEO employment agreements.

X Excise tax gross-ups.

X Modified single-trigger severance arrangements.

X Supplemental retirement agreements.

X Exercise positive discretion in determining annual incentive compensation or LTI payouts.

X Re-pricing of stock options without shareholder approval.

X Hedging or pledging of shares.

X New cash-based retention awards for NEOs without performance vesting conditions except in extraordinary situations or in connection with new hires.

Limited Perquisites

We provide certain limited perquisites to our NEOs, including the following:

•	Each NEO receives a car allowance or the use of a leased vehicle and payment of certain ancillary expenses. The NEOs are responsible for paying any taxes incurred relating to this perquisite.

•

Our NEOs take an extraordinarily active approach to overseeing and managing Viatris’ global operations, which necessitates and will continue to necessitate a significant amount of U.S. domestic and international travel time

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due to our diverse business centers, manufacturing and other facilities, and many client and vendor locations around the world. Viatris provides management with access to corporate aircraft to assist in the management of Viatris’ global platform by providing a more efficient and secure traveling environment, including where sensitive business issues may be discussed or reviewed, as well as maximum flexibility to our executives in the conduct of business. For reasons of business efficiency and continued security-related concerns (including personal security, especially given the global nature of Viatris’ business, as well as privacy of business information and communications), we also may from time to time require certain executives to use corporate aircraft for business and personal purposes.

•	Because of continued security-related concerns, we may from time-to-time provide certain NEOs with personal security.

401(k) Restoration Plan

The 401(k) Restoration Plan (the “Restoration Plan”) permits employees (including NEOs) who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) to (i) defer a portion of base salary and bonus compensation, (ii) be (for employees other than the NEOs with a Retirement Benefit Agreement) credited with a Company matching contribution in respect of deferrals under the Restoration Plan, and (iii) be credited with Company non-elective contributions (to the extent made by Viatris), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under Viatris’ 401(k) plan if not for the limits on contributions and deferrals imposed by the Code. Company matching contributions immediately vest and Company non-elective contributions are subject to an initial three-year vesting period. Upon a change in control (as defined in the Restoration Plan), a participant will become 100% vested in any unvested portion of their non-elective contributions. Distributions of such participant’s vested account balance will be made in a lump sum within 60 days following a participant’s separation from service (or such later date as may be required by Section 409A of the Code).

2023 Share Ownership Requirements

Viatris maintains robust share ownership requirements for our NEOs. The requirement is expressed as a multiple of base salary and shown in the table below.

Position	Ownership Requirement

Executive Chairman	6x

Chief Executive Officer	6x

President	4x

Other NEOs	3x

In addition to the NEOs, the Viatris share ownership policy covers the most senior employees at Viatris to promote an ownership culture and further align the interests of those leaders with those of shareholders. Each covered employee has five years from the date they became subject to the policy to achieve the minimum ownership requirement. Common stock actually owned by the covered employee (including shares of common stock held by the covered employee in the Restoration Plan), as well as restricted shares and unvested RSUs and PRSUs (including corresponding DEUs) count toward compliance with these requirements. The Company believes that this approach is appropriate given the robust requirements set and the fact that the realized value of vested awards has been less than grant date values in the past. All NEOs meet these share ownership requirements or are expected to meet them by the applicable date.

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Clawback Policy

The Board has approved a clawback policy relating to incentive compensation programs. The policy provides that Viatris may take action to recoup annual incentive compensation and equity-based incentive compensation gains resulting from specified misconduct.

The policy also provides that Viatris may take action to recoup some or all bonus and equity incentive compensation in the event of executive misconduct involving material violations of law or Viatris policy as well as failure to manage or monitor another individual who committed such misconduct, and that the Board or a designated Board committee will disclose the circumstances of any recoupment relating to such misconduct if required by law or regulation or if it determines that disclosure is in the best interests of Viatris and its shareholders.

In addition, Viatris has a number of other policies in effect that govern our executive team’s behavior and that set out clear ethical expectations. Those policies, including our Code of Business Conduct and Ethics, empower Viatris to take a full range of disciplinary responses for any violations, and the Board and the Compensation Committee are not otherwise constrained from seeking to clawback from or deny compensation to any member of the executive team in response to any breach of duties or ethics. The Board considers additional updates to the clawback policy from time to time.

In the fourth quarter of 2023, we also timely adopted a clawback policy as required by the final Dodd-Frank rules and exchange listing standards. Our policy requires recoupment of excess compensation paid to our executive officers if amounts are based on material noncompliance with any financial reporting requirement that causes an accounting restatement, without regard to any fault or misconduct.

Anti-Hedging and Anti-Pledging Policy

Viatris has a securities trading policy that prohibits Directors and Section 16 Officers and their respective designees from trading in hedging instruments or otherwise engaging in any transaction that limits or eliminates, or is designed to limit or eliminate, economic risks associated with the ownership of our securities. Hedging instruments are defined as any prepaid variable forward contracts, equity swaps, collars, exchange funds, insurance contracts, short sales, options, puts, calls or other instruments that hedge or offset, or are designed to hedge or offset, movements in the market value of our securities. For purposes of this policy, our securities include shares and options to purchase shares, and any other type of securities that we may issue, including but not limited to, preferred shares, notes, debentures, and warrants issued by Viatris or any parent, subsidiary, or subsidiary of any parent of Viatris, as well as any derivative financial instruments pertaining to such securities, whether or not issued by the Company, such as options and forward contracts.

The policy also prohibits Directors and Section 16 Officers and their respective designees from entering into any transaction that involves the holding of our securities in a margin account (other than the “cashless exercise” of stock options) or the pledging of our securities as collateral for loans. The Compensation Committee may approve exceptions to the prohibition on the use of margin accounts or pledging or securities if, among other factors, the Director or Section 16 Officer demonstrates, in advance, that he or she has the continuing financial capacity to repay any underlying loan or potential margin call without resorting to our securities held in such margin account or our pledged securities and is not in possession of any material information about the Company that has not been made widely available to the investing public.

Consideration of Risk in Company Compensation Policies

The Compensation Committee has considered risk management in determining compensation policies and believes that our programs are designed appropriately to encourage outstanding, consistent, sustainable business

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performance over extended periods of time. Management and the Compensation Committee have considered and discussed the risks inherent in our business and the design of our compensation plans, policies and programs that are intended to drive the achievement of our long-term business objectives while avoiding excessive short-term risk-taking. In addition, we utilize a mix of objective performance measures, so that undue emphasis is not placed on one particular measure, and we employ different types of compensation to provide value over the short-, medium- and long-term. These performance measures are reevaluated annually in light of the evolving risk environment facing our business. When making compensation decisions, we also consider qualitative factors to avoid the consequences that an overly formulaic approach may have on excessive risk-taking by management. At least annually, the Compensation Committee also receives and discusses a report from Meridian Compensation Partners, LLC (“Meridian”), its independent compensation consultant, on risk management in connection with the Company’s compensation program.

The Compensation Committee believes that our compensation policies and practices do not encourage excessive risk and are not reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee

The Compensation Committee is comprised solely of independent Directors and oversees the design and implementation of our executive compensation programs. The Compensation Committee reviews and evaluates the performance of our NEOs and determines their compensation and objectives, or, in the case of our former Executive Chairman and our CEO, recommends compensation and objectives to the independent, non-executive members of the Board. The Compensation Committee monitors compensation trends and developments periodically and undertakes a comprehensive assessment of our compensation programs at least annually. In fulfilling these responsibilities, the Compensation Committee utilizes the support of independent compensation consulting firms, independent outside counsel, and an internal executive compensation team.

The Compensation Committee has retained Meridian to provide advice and information regarding the design and implementation of Viatris’ executive compensation programs. Meridian also provided information to the Compensation Committee regarding regulatory and other technical developments that may be relevant to our executive compensation programs. In addition, Meridian provided the Compensation Committee with competitive market information, analyses and trends on executive base salary, annual incentives, long-term incentives, benefits and perquisites.

The Compensation Committee also receives advice from outside counsel including, but not limited to, Cravath, Swaine & Moore LLP.

The Compensation Committee performs an annual review of the independence of its outside advisors, consistent with NASDAQ requirements and the Compensation Committee charter.

Tax Deduction Cap on Executive Compensation

Section 162(m) of the Code restricts the deductibility for U.S. federal income tax purposes of the compensation paid to the CEO, CFO, each of the other NEOs who was an executive officer at the end of the applicable fiscal year, and certain other executives to the extent that such compensation for such executive exceeds $1 million. As a result, except to the extent provided in limited transition relief, compensation over $1 million paid to any NEO is no longer deductible under Section 162(m) of the Code. The Board and the Compensation Committee reserve the right to provide compensation to our executives that is not deductible, including, but not limited to, when necessary to comply with contractual commitments, or to maintain the flexibility needed to attract talent, promote retention, or recognize and reward desired performance.

2024 Proxy Statement | 62

Compensation Committee Report

We have reviewed and discussed the CD&A with management. Based on such review and discussions, we recommended to the Board that the CD&A be included in this Proxy Statement.

Respectfully submitted,

Harry Korman, Chair

JoEllen Lyons Dillon

James M. Kilts

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2023 was an officer or employee of Viatris, was formerly an officer of Viatris, or had any relationship requiring disclosure by Viatris under Item 404 of Regulation S-K. During 2023, no executive officer of Viatris served on the compensation committee or board of another entity, one of whose executive officers served on the Compensation Committee or the Board of Viatris.

63 | 2024 Proxy Statement

Executive Compensation Tables

2023 Summary Compensation Table

The following summary compensation table sets forth the cash and non-cash compensation paid or granted to or earned by the NEOs for 2023, 2022, and 2021.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)

Scott A. Smith Chief Executive Officer	2023	1,023,077	—	11,200,008	—	2,884,494	—	822,830	15,930,409

Sanjeev Narula Former Chief Financial Officer	2023	923,558	—	3,700,013	—	1,686,368	—	470,303	6,780,242
	2022	840,385	—	3,400,006	—	1,586,355	—	281,660	6,108,406
	2021	800,000	—	2,800,011	—	1,524,560	—	526,114	5,650,685

Rajiv Malik Former President	2023	1,298,077	—	7,800,015	—	2,962,538	—	423,045	12,483,675
	2022	1,200,000	10,950,000	7,200,007	—	2,799,450	—	405,434	22,554,891
	2021	1,200,000	—	7,200,017	—	2,858,550	—	363,683	11,622,250

Anthony Mauro Former President, Developed Markets	2023	858,846	—	3,440,016	—	1,803,046	—	333,496	6,435,404
	2022	800,000	6,553,800	3,200,005	—	1,716,996	—	317,968	12,588,769
	2021	800,000	—	3,200,017	—	1,753,244	—	296,654	6,049,915

Brian Roman Global General Counsel	2023	790,385	—	1,600,015	—	1,458,480	—	263,253	4,112,133

Michael Goettler Former Chief Executive Officer	2023	350,000	—	—	—	886,326	—	8,607,384	9,843,710
	2022	1,300,000	—	9,100,001	—	3,639,285	—	731,984	14,771,270
	2021	1,300,000	—	9,100,015	—	3,716,115	—	663,440	14,779,570

Robert J. Coury Former Executive Chairman	2023	1,909,615	—	11,700,012	—	5,098,811	—	22,793,308	41,501,746
	2022	1,800,000	—	10,800,015	—	5,039,010	—	859,620	18,498,645
	2021	1,800,000	—	10,800,010	—	5,145,390	—	806,678	18,552,078

(1)

Represents the base salary actually paid to the NEO in 2023, 2022, and 2021. For Mr. Smith, the amount reflects salary received commencing with his April 1, 2023 hire date. For Messrs. Goettler and Coury, the amount reflects salary received up until their last day of employment, which was April 1, 2023 and December 15, 2023, respectively.

(2)

In connection with the Combination in 2020, Messrs. Malik and Mauro were each granted a retention bonus (equal to $10,950,000 and $6,553,800, respectively), which became payable in 2022 upon the two-year anniversary of the Combination, subject to Messrs. Malik’s and Mauro’s continued employment through such date. Consistent with our engagement with shareholders, the Compensation Committee has determined that it does not intend to issue new cash-based retention awards for NEOs except in extraordinary situations or in connection with new hires.

(3)

Represents the grant date fair value of the long-term incentive awards granted to the NEO in 2023, 2022 and 2021, as applicable. The grant date fair value of PRSUs for 2023 is based on the target value and is as follows: Messrs. Smith ($7,280,002), Narula ($2,405,004), Malik ($5,070,004), Mauro ($2,236,006), Roman ($1,040,009), and Coury ($7,605,007). If the maximum achievement of performance goals had been assumed, the grant date fair value of the PRSUs for 2023 would have been as follows: Messrs. Smith ($14,196,013), Narula ($4,689,759), Malik ($9,886,512), Mauro ($4,360,222), Roman ($2,028,020), and Coury ($14,829,768). For information regarding assumptions used in determining the expense of such awards, please refer to Note 14 to the Company’s Consolidated Financial Statements contained in the Form 10-K.

(4)	Represents amounts paid under the Company’s annual short-term incentive plan. For a discussion of this plan, see “2023 Annual Incentive Compensation Program” on page 54.

64 | 2024 Proxy Statement

(5)

Amounts shown in this column are detailed in the following chart. All separation benefits paid to Messrs. Goettler and Coury were required pursuant to the existing terms of their contractual agreements, which were previously disclosed and subject to prior Say-on-Pay votes.

Name	Fiscal Year	Use of Company Provided Automobile ($)(a)	Personal Use of Company Aircraft ($)(b)	Expatriate Benefits ($)(c)	401(k) and Profit Sharing Plan Matching and Profit Sharing Contribution ($)(d)	Restoration Plan Contribution ($)(e)	Transition Related Benefits ($)(f)	Other ($)(g)	Total ($)

Scott A. Smith	2023	14,458	163,853	—	37,177	188,587	—	418,755	822,830

Sanjeev Narula	2023	19,200	—	175,942	29,638	243,768	—	1,755	470,303

	2022	19,262	—	4,756	27,504	228,450	—	1,688	281,660

	2021	19,200	—	336,440	26,454	139,419	—	4,601	526,114

Rajiv Malik	2023	32,894	47,551	—	36,131	263,727	—	42,742	423,045

	2022	30,998	71,273	—	37,519	262,749	—	2,895	405,434

	2021	6,847	62,141	26,036	32,700	228,787	—	7,172	363,683

Anthony Mauro	2023	19,200	—	—	37,369	250,346	—	26,581	333,496

	2022	19,200	—	—	39,666	244,857	—	14,245	317,968

	2021	19,200	9,150	—	31,570	230,711	—	6,023	296,654

Brian Roman	2023	16,800	—	—	36,515	206,747	—	3,191	263,253

Michael Goettler	2023	4,894	41,648	3,389	33,100	273,900	8,250,000	453	8,607,384

	2022	21,162	68,081	95,554	31,350	514,149	—	1,688	731,984

	2021	19,451	58,797	227,481	30,300	325,762	—	1,649	663,440

Robert J. Coury	2023	21,367	5,621	—	36,623	550,310	22,147,894	31,493	22,793,308

	2022	22,680	5,926	—	32,427	726,188	—	72,399	859,620

	2021	24,563	29,184	—	31,377	680,312	—	41,242	806,678

(a)

In the case of Messrs. Smith, Narula, Mauro, Roman, Goettler, and Coury, these costs represent a vehicle allowance and ancillary expenses associated with such vehicle. In the case of Mr. Malik, this number represents the cost of a vehicle (based on lease value), insurance and ancillary expenses associated with such vehicle.

(b)

Amounts disclosed represent the actual aggregate incremental costs associated with the personal use of corporate aircraft. Incremental costs include annual average hourly fuel and maintenance costs, landing and parking fees, customs and handling charges, passenger catering and ground transportation, crew travel expenses, away from home hanger fees, and other trip-related variable costs. Because the aircrafts are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots’ salaries, aircraft purchase or lease costs, home-base hangar costs, and certain maintenance fees. Aggregate incremental cost as so determined with respect to personal deadhead flights is allocable to the NEO. In certain instances where there are both business and personal passengers, the incremental costs per hour are pro-rated.

(c)

For 2023, amount disclosed for Mr. Narula represents the tax equalization, gross up and tax preparation of $175,942 and for Mr. Goettler represents tax preparation and gross up of $3,389. For 2022, amounts disclosed for Messrs. Narula and Goettler include the value of certain one-time, non-recurring expatriate, repatriation and relocation benefits of $4,756 and $95,554, respectively. For 2021, amounts disclosed include for Messrs. Narula and Goettler the value of certain one-time, non-recurring expatriate, repatriation and relocation benefits of $336,440 and $227,481, respectively. For 2021, the amount disclosed for Mr. Malik represents one-time, non-recurring immigration expenses of $26,036.

(d)

For 2023, amounts for each NEO include a matching contribution for Messrs. Smith ($14,077), Narula ($6,538), Malik ($13,031), Mauro ($14,269), Roman ($13,415), Goettler ($10,000), and Coury ($13,523) and a profit sharing contribution received in March 2024 in respect of fiscal year 2023 to each of Messrs. Smith, Narula, Malik, Mauro, Roman, Goettler and Coury ($23,100). For 2022, amounts for each NEO include a matching contribution for Messrs. Narula ($6,154), Malik ($16,169), Mauro ($18,316), Goettler ($10,000), and Coury ($11,077) and a profit sharing contribution received in March 2023 in respect of fiscal year 2022 to each of Messrs. Narula, Malik, Mauro, Goettler, and Coury ($21,350). For 2021, amounts for each NEO include a matching contribution for Messrs. Narula ($6,154), Malik ($12,400), Mauro ($11,270), Goettler ($10,000), and Coury ($11,077) and a profit sharing contribution received in March 2022 in respect of fiscal year 2021 to each of Messrs. Narula, Malik, Mauro, Goettler, and Coury ($20,300).

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(e)

For 2023, amounts disclosed include a matching contribution under the Restoration Plan for Messrs. Smith ($140,072), Narula ($91,174), Mauro ($93,137), Roman ($76,539), Goettler ($9,000), and Coury ($71,847), and a profit sharing contribution under the Restoration Plan received in March 2024 in respect of fiscal year 2023 for Messrs. Smith ($48,515), Narula ($152,594), Malik ($263,727), Mauro ($157,209), Roman ($130,208), Goettler ($264,900), and Coury ($478,463). For 2022, amounts disclosed include a matching contribution under the Restoration Plan for Messrs. Narula ($82,254), Mauro ($87,480), Goettler ($184,371), and Coury ($261,360), and a profit sharing contribution under the Restoration Plan received in March 2023 in respect of fiscal year 2022 for Messrs. Narula ($144,196), Malik ($262,749), Mauro ($157,377), Goettler ($329,778), and Coury ($464,827). For 2021, amounts disclosed include a matching contribution under the Restoration Plan for Messrs. Narula ($80,782), Mauro ($89,930), Goettler ($188,445), and Coury ($266,221), and a profit sharing contribution under the Restoration Plan received in March 2022 in respect of fiscal year 2021 for Messrs. Narula ($58,637), Malik ($228,787), Mauro ($140,781), Goettler ($137,315), and Coury ($414,091).

(f)

For Mr. Goettler, the amount reflects a severance amount of $8,125,000 and payment in lieu of accrued vacation ($125,000) in connection with his separation as an executive of the Company. For Mr. Coury, the amount reflects a severance amount of $21,286,170 and payment in lieu of accrued vacation ($216,563) in connection with his separation from employment. For Mr. Coury, the amount also reflects a pro rata number of days from December 15, 2023 for the advisory fee he receives under his Transition and Advisory Agreement and Release with the Company. All separation benefits paid to Messrs. Goettler and Coury were required pursuant to the existing terms of their contractual agreements, which were previously disclosed and subject to prior Say-on-Pay resolutions.

(g)

For 2023, amounts disclosed represent non-employee board compensation fees for Mr. Smith in 2023 earned prior to becoming CEO on April 1, 2023 ($37,500); non-recurring relocation allowances for Mr. Smith ($379,952); legal fee reimbursement for Messrs. Malik ($35,392) and Mauro ($17,696); events for Messrs. Malik ($4,335), Mauro ($7,130), and Roman ($1,435); health insurance for Messrs. Malik ($1,260) and Coury ($22,134); certain personal security services for Mr. Coury ($7,651); and premiums for international travel assistance and long-term disability for each of the NEOs. For 2022, amounts disclosed represent health insurance for Messrs. Malik ($1,207) and Coury ($30,699); certain personal security services for Mr. Coury ($38,447); international travel assistance premiums for each of the NEOs; events for Mr. Mauro; tax preparation services related to U.K. tax returns for Messrs. Mauro and Coury; and long-term disability premiums for Messrs. Narula, Malik, Mauro, Goettler, and Coury. For 2021, amounts disclosed represent health insurance for Messrs. Malik and Coury ($11,601); certain personal security services for Mr. Coury ($29,233); international travel assistance premiums for each of the NEOs; events for Messrs. Narula, Malik, and Mauro; tax preparation services related to U.K. tax returns for Messrs. Malik and Mauro; and long-term disability premiums for Messrs. Narula, Malik, Mauro, and Goettler.

66 | 2024 Proxy Statement

Grants of Plan-Based Awards for 2023

The following table summarizes grants of plan-based awards made to each NEO during 2023.

Name	Grant Date	Approval Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Scott A. Smith			791,096	1,582,192	3,164,384	—	—	—	—	—	—	—
	4/1/2023	2/24/2023	—	—	—	264,865	756,757	1,475,677	—	—	—	7,280,002
	4/1/2023	2/24/2023	—	—	—	—	—	—	407,485	—	—	3,920,006

Sanjeev Narula			462,500	925,000	1,850,000	—	—	—	—	—	—	—
	3/3/2023	3/3/2023	—	—	—	75,630	216,083	421,362	—	—	—	2,405,004
	3/3/2023	3/3/2023	—	—	—	—	—	—	116,353	—	—	1,295,009

Rajiv Malik			812,500	1,625,000	3,250,000	—	—	—	—	—	—	—
	3/3/2023	3/3/2023	—	—	—	159,435	455,526	888,276	—	—	—	5,070,004
	3/3/2023	3/3/2023	—	—	—	—	—	—	245,284	—	—	2,730,011

Anthony Mauro			494,500	989,000	1,978,000	—	—	—	—	—	—	—
	3/3/2023	3/3/2023	—	—	—	70,315	200,899	391,754	—	—	—	2,236,006
	3/3/2023	3/3/2023	—	—	—	—	—	—	108,177	—	—	1,204,010

Brian Roman			400,000	800,000	1,600,000	—	—	—	—	—	—	—
	3/3/2023	3/3/2023	—	—	—	32,705	93,442	182,212	—	—	—	1,040,009
	3/3/2023	3/3/2023	—	—	—	—	—	—	50,315	—	—	560,006

Michael Goettler			243,082	486,164	972,329	—	—	—	—	—	—	—
	3/3/2023	3/3/2023	—	—	—	—	—	—	—	—	—	—
	3/3/2023	3/3/2023	—	—	—	—	—	—	—	—	—	—

Robert J. Coury			1,398,390	2,796,781	5,593,562	—	—	—	—	—	—	—
	3/3/2023	3/3/2023	—	—	—	239,152	683,289	1,332,414	—	—	—	7,605,007
	3/3/2023	3/3/2023	—	—	—	—	—	—	367,925	—	—	4,095,005

(1)

The performance goals under the annual incentive compensation program applicable to the NEOs during 2023 are described above in the CD&A. For a discussion of these awards, see “2023 Annual Incentive Compensation Program” on pages 54 to 56 of this Proxy Statement. The amounts for Messrs. Smith, Goettler, and Coury have been adjusted to reflect their partial year of service during 2023.

(2)

Consists of PRSUs awarded under the Viatris Inc. 2020 Stock Incentive Plan. The vesting terms applicable to these awards are described above in the CD&A and below following the Outstanding Equity Awards at the End of 2023 table.

(3)

Consists of RSUs awarded under the Viatris Inc. 2020 Stock Incentive Plan. The vesting terms applicable to these awards are described above in the CD&A and below following the Outstanding Equity Awards at the End of 2023 table.

(4)

Represents the grant date fair value of the specific award granted to the NEO. For information regarding assumptions used in determining such value, please refer to Note 14 to the Company’s Consolidated Financial Statements contained in the Form 10-K.

2024 Proxy Statement | 67

Outstanding Equity Awards at the End of 2023

The following table sets forth information concerning all of the outstanding LTI awards held by each NEO as of December 31, 2023.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Scott A. Smith	—	—	—	—	422,177	(3)	4,572,177	784,041	(6)	8,491,164

Sanjeev Narula	—	—	—	—	29,581	(4)	320,362	132,353	(7)	1,433,383

	—	—	—	—	84,542	(5)	915,590	235,508	(9)	2,550,552

	—	—	—	—	122,082	(3)	1,322,148	226,723	(10)	2,455,410

Rajiv Malik	34,389	—	55.84	3/5/2024	—		—	—		—

	41,637	—	50.66	11/17/2025	—		—	—		—

	50,168	—	46.27	2/17/2026	—		—	—		—

	65,574	—	45.18	3/3/2027	—		—	—		—

	71,600	—	40.97	3/2/2028	—		—	—		—

	60,053	—	27.45	3/1/2029	—		—	—		—

	84,871	—	17.48	3/2/2030	—		—	—		—

	—	—	—	—	76,063	(4)	823,762	340,336	(7)	3,685,839

	—	—	—	—	179,028	(5)	1,938,873	498,721	(8)	5,401,148

	—	—	—	—	257,362	(3)	2,787,230	477,956	(6)	5,176,263

Anthony Mauro	12,009	—	55.84	3/5/2024	—		—	—		—

	16,265	—	50.66	11/17/2025	—		—	—		—

	27,314	—	46.27	2/17/2026	—		—	—		—

	29,275	—	45.18	3/3/2027	—		—	—		—

	29,833	—	40.97	3/2/2028	—		—	—		—

	27,851	—	27.45	3/1/2029	—		—	—		—

	39,361	—	17.48	3/2/2030	—		—	—		—

	—	—	—	—	33,806	(4)	366,119	151,261	(7)	1,638,157

	—	—	—	—	79,569	(5)	861,732	221,654	(9)	2,400,513

	—	—	—	—	113,504	(3)	1,229,248	210,791	(10)	2,282,867

Brian Roman	3,821	—	55.84	3/5/2024	—		—	—		—

	4,111	—	55.61	3/4/2025	—		—	—		—

	4,739	—	46.27	2/17/2026	—		—	—		—

	5,694	—	45.18	3/3/2027	—		—	—		—

	7,876	—	40.97	3/2/2028	—		—	—		—

	6,267	—	27.45	3/1/2029	—		—	—		—

	8,119	—	17.48	3/2/2030	—		—	—		—

	—	—	—	—	14,791	(4)	160,187	66,177	(7)	716,697

	—	—	—	—	37,299	(5)	403,948	103,901	(8)	1,125,248

	—	—	—	—	52,793	(3)	571,748	98,043	(6)	1,061,806

Michael Goettler	—	—	—	—	—		—	—		—

Robert J. Coury	58,952	—	55.84	3/5/2024	—		—	—		—

	63,235	—	50.66	11/17/2025	—		—	—		—

	82,776	—	46.27	2/17/2026	—		—	—		—

68 | 2024 Proxy Statement

(1)

Subject to applicable employment agreement provisions, following termination of employment, vested stock options will generally remain exercisable for 30 days following termination, except that (i) in the case of termination because of disability, 100% of options will remain exercisable for two years following termination; (ii) in the case of a termination due to a reduction in force, vested options will remain exercisable for one year following termination; (iii) in the case of death, including within two years following termination because of disability, or, in the case of options granted prior to January 1, 2017, retirement, 100% of options vested will remain exercisable for the remainder of the original term; and (iv) in the case of an involuntary termination without cause or a voluntary resignation for good reason that occurs within two years following a change in control, 100% of options remain exercisable for the remainder of the original term.

(2)	The market value of RSUs and PRSUs was calculated using the closing price of the Company’s shares as of December 31, 2023, $10.83.
(3)

Of the 422,177 RSUs held by Mr. Smith, 140,727 vested on March 3, 2024 and 140,725 will vest each on March 3, 2025 and March 3, 2026; of the 122,082 RSUs held by Mr. Narula, 40,695 vested on March 3, 2024 and the remaining unvested RSUs were forfeited in connection with Mr. Narula’s separation from Viatris on March 5, 2024; of the 257,362 RSUs held by Mr. Malik, 85,788 vested on March 3, 2024 and 85,787 will vest each on March 3, 2025 and March 3, 2026; of the 113,504 RSUs held by Mr. Mauro, 37,835 vested on March 3, 2024 and the remaining unvested RSUs were forfeited in connection with Mr. Mauro’s separation from Viatris on April 1, 2024; of the 52,793 RSUs held by Mr. Roman, 17,598 vested on March 3, 2024 and 17,597 will vest on March 3, 2025 and 17,598 will vest on March 3, 2026. Amounts include all accrued and unvested whole share DEUs that vest only to the extent and at the same time the underlying award on which they are issued vest.

(4)	The RSUs fully vested on March 2, 2024.
(5)

Of the 84,542 RSUs held by Mr. Narula, 42,271 vested on March 4, 2024 and the remaining unvested RSUs were forfeited in connection with Mr. Narula’s separation from Viatris on March 5, 2024; of the 179,028 RSUs held by Mr. Malik, 89,514 vested on March 4, 2024 and 89,514 will vest on March 4, 2025; of the 79,569 RSUs held by Mr. Mauro, 39,784 vested on March 4, 2024 and the remaining unvested RSUs were forfeited in connection with Mr. Mauro’s separation from Viatris on April 1, 2024; of the 37,299 RSUs held by Mr. Roman, 18,650 vested on March 4, 2024 and 18,649 will vest on March 4, 2025. Amounts include all accrued and unvested whole share DEUs that vest only to the extent and at the same time the underlying award on which they are issued vest.

(6)

The PRSUs will vest on March 3, 2026, subject to attainment of performance goals. Amounts include all accrued and unvested whole share DEUs that vest only to the extent and at the same time the underlying award on which they are issued vest.

(7)

The PRSUs fully vested on March 2, 2024, subject to attainment of performance goals. Amounts include all accrued and unvested whole share DEUs that vest only to the extent and at the same time the underlying award on which they are issued vest.

(8)

The PRSUs will vest on March 4, 2025, subject to attainment of performance goals. Amounts include all accrued and unvested whole share DEUs that vest only to the extent and at the same time the underlying award on which they are issued vest.

(9)

Of the 235,508 PRSUs held by Mr. Narula, only 170,830 will continue to vest on March 4, 2025 in connection with his separation from Viatris on March 5, 2024 and the remaining portion were forfeited. Of the 221,654 PRSUs held by Mr. Mauro, all unvested PRSU were forfeited in connection with his separation from Viatris on April 1, 2024.

(10)

Of the 226,723 PRSUs held by Mr. Narula, only 88,171 will continue to vest on March 3, 2026 in connection with his separation from Viatris on March 5, 2024 and the remaining portion were forfeited. Of the 210,791 PRSUs held by Mr. Mauro, only 87,830 will continue to vest on March 3, 2026 in connection with his separation from Viatris on April 1, 2024 and the remaining portion were forfeited.

2024 Proxy Statement | 69

Option Exercises and Stock Vested for 2023

The option awards and stock awards reflected in the table below were exercised or became vested for the NEOs during 2023.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Scott A. Smith	—	—	—		—
Sanjeev Narula	—	—	91,275		1,017,486
Rajiv Malik	—	—	407,808		4,538,903
Anthony Mauro	—	—	186,080		2,071,070
Brian Roman	—	—	55,783		620,865
Michael Goettler	—	—	328,178		3,661,632
Robert J. Coury	—	—	4,580,904	(1)	47,249,454

(1)

All shares reflected as vesting in this table were paid pursuant to their pre-existing contractual terms, including those paid to Mr. Coury in connection with his separation from employment for “good reason”.

Pension Benefits for 2023

The following table summarizes Mr. Malik’s benefits as of December 31, 2023 under The Executive Plan for Rajiv Malik (“The Executive Plan”) and Mr. Malik’s Retirement Benefit Agreement (the “Malik RBA”). The Malik RBA was frozen in November 2020. Mr. Malik will not accrue any additional benefits pursuant to the agreement. The Executive Plan is a deferred compensation plan to which the Company no longer contributes, though the value of the benefit may change depending on the performance of investments. The Company does not sponsor any other defined benefit pension programs covering the NEOs.

Name	Plan Name(1)		Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Scott A. Smith	N/A		N/A	—	—

Sanjeev Narula	N/A		N/A	—	—

Rajiv Malik	The Executive Plan	(3)	N/A	497,703	—

Rajiv Malik	Retirement Benefit Agreement	(4)	17	5,342,449	—

Anthony Mauro	N/A		N/A	—	—

Brian Roman	N/A		N/A	—	—

Michael Goettler	N/A		N/A	—	—

Robert J. Coury	N/A		N/A	—	—

(1)	Messrs. Smith, Narula, Mauro, Roman, Goettler, and Coury are not party to a defined benefit pension arrangement.
(2)	See pages 60 and 64 of this Proxy Statement for further information on the value of the accumulated pension benefit.
(3)	This is a deferred compensation plan established for the benefit of Mr. Malik. The Company is no longer contributing to this plan.
(4)	The Malik RBA has been frozen. Mr. Malik no longer accrues any additional benefits under the agreement.

70 | 2024 Proxy Statement

Nonqualified Deferred Compensation for 2023

The following table sets forth information relating to the Restoration Plan for 2023.

Name	Aggregate Balance at Last FYE ($)	Executive Contributions in Last FY ($)	Company Profit Sharing and Match Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)
Scott A. Smith	—	27,723	27,723	358	—	55,805
Sanjeev Narula	253,020	132,802	231,393	68,499	—	685,714
Rajiv Malik	1,036,644	—	262,749	231,307	—	1,530,699
Anthony Mauro	3,077,440	89,834	247,211	151,298	—	3,565,782
Brian Roman	3,403,430	113,174	198,261	646,637	—	4,361,501
Michael Goettler	611,509	151,371	481,149	56,063	(1,300,093)	—
Robert J. Coury	1,424,614	273,408	738,235	291,737	—	2,727,993

2024 Proxy Statement | 71

Estimated Payments in Connection with a Termination of Employment or Change in Control

The following discussion summarizes the potential payments and benefits that would have been payable to each of the NEOs upon a termination of employment on December 31, 2023 by Viatris without “cause”, by the NEO for “good reason” (each as defined in the applicable agreement), due to the NEO’s death or disability or as a result of a CIC Termination (as defined below). A “CIC Termination” occurs if an NEO’s employment is terminated other than for cause or if he terminates employment for good reason, in each case, within two years following the occurrence of a change in control. The amounts discussed below exclude (i) 401(k) retirement plan contributions and distributions that are generally available to all salaried employees, (ii) payments pursuant to vested Restoration Plan balances and vested rights under Retirement Benefit Agreements, (iii) payments pursuant to awards scheduled to vest on or before December 31, 2023 by their terms, (iv) any amounts that may be due at the time of an event in respect of accrued and unpaid salary, bonuses, or vacation, and (v) the value of each NEO’s annual bonus for the 2023 completed fiscal year as the year was complete as of December 31, 2023. These are estimates only and actual amounts payable upon such terminations may be different and will only be determined upon the actual occurrence of any such event.

Scott A. Smith

Mr. Smith is entitled to severance payments and benefits upon certain terminations of employment pursuant to an agreement with Viatris and his equity award agreements with Viatris.

Termination Without Cause Absent a Change in Control. If Mr. Smith’s employment was terminated on December 31, 2023 by Viatris without cause, he would have been entitled to a payment equal to one times the sum of his base salary and his target annual bonus in effect at the time of such termination, payable in equal periodic installments, and eligibility for continued vesting of a prorated number of his PRSUs granted in 2023 based on actual Company performance. The estimated values of such payments and benefits, assuming a December 31, 2023 termination of employment, would have been $3,500,000 in respect of cash severance and $2,830,388 in respect of the vesting of his PRSUs granted in 2023 (assuming target performance).

Termination Due to Death or Disability Absent a Change in Control. If Mr. Smith’s employment was terminated on December 31, 2023 due to death or disability, he would have been entitled to full vesting of his unvested equity awards (with any PRSUs vesting based on target performance). The estimated value of such equity vesting, assuming a December 31, 2023 termination, would have been $13,063,341. Mr. Smith is not entitled to cash severance payments in connection with a termination of employment due to death or disability.

Termination in Connection with a Change in Control. If Mr. Smith incurred a CIC Termination on December 31, 2023, he would have been entitled to a payment equal to two and a half (2.5) times the sum of his base salary and his target annual bonus in effect at the time of such termination, payable in equal periodic installments, and full vesting of his unvested equity awards (with any PRSUs vesting based on target performance). The estimated values of such payments and benefits, assuming a December 31, 2023 termination of employment, would have been $8,750,000 in respect of cash severance and $13,063,341 in respect of the vesting of his equity awards.

Sanjeev Narula

Mr. Narula was entitled to severance payments and benefits upon certain terminations of employment pursuant an agreement with Viatris, the Mylan N.V. Severance Plan and Global Guidelines (which was assumed by Viatris) (“Severance Plan”), and his equity award agreements with Viatris.

2024 Proxy Statement | 72

Termination Without Cause Absent a Change in Control. If Mr. Narula’s employment was terminated on December 31, 2023 by Viatris without cause, he would have been entitled to twelve (12) months of base salary continuation, twelve (12) months of continued health and other benefits, and eligibility for continued vesting of a prorated number of his PRSUs granted in 2023 based on actual Company performance. The estimated values of such payments and benefits, assuming a December 31, 2023 termination of employment, would have been $989,894 in respect of cash severance and other benefits and $818,470 in respect of the vesting of his PRSUs granted in 2023 (assuming target performance).

Termination Due to Death or Disability Absent a Change in Control. If Mr. Narula’s employment was terminated on December 31, 2023 due to death or disability, he would have been entitled to full vesting of his unvested equity awards (with any PRSUs vesting based on target performance). The estimated value of such equity vesting, assuming a December 31, 2023 termination, would have been $8,997,445. Mr. Narula is not entitled to cash severance payments in connection with a termination of employment due to death or disability.

Termination in Connection with a Change in Control. If Mr. Narula incurred a CIC Termination on December 31, 2023, he would have been entitled to a payment equal to two times the sum of his base salary and his target annual bonus in effect at the time of such termination, payable in equal periodic installments, twenty-four (24) months of continued health and other benefits, and full vesting of his unvested equity awards (with any PRSUs vesting based on target performance). The estimated values of such payments and benefits, assuming a December 31, 2023 CIC Termination, would have been $3,789,788 in respect of cash severance and other benefits and $8,997,445 in respect of the vesting of his equity awards.

As described above in “Leadership Transitions – Other Executive Transitions” on page 50, on December 15, 2023, Mr. Narula entered into a separation agreement with Viatris pursuant to which he departed from the Company effective as of March 5, 2024. Mr. Narula’s separation agreement provided for a cash payment equal to $3,700,000 payable in the form of installments over a period of two (2) years, a prorated annual bonus for 2024 based on actual Company performance, eligibility for continued vesting of a prorated number of his PRSUs granted in each of 2022 and 2023 based on actual Company performance, and up to thirty-six (36) months of continued health and other benefits (the cost of which is approximately $2,300 per month), subject to a release of claims and other customary conditions. Mr. Narula is also eligible for reimbursement and allowances with respect to reasonable relocation-related expenses.

Rajiv Malik

Mr. Malik was entitled to severance payments and benefits upon certain terminations of employment pursuant to an agreement with Viatris, the Severance Plan, and his equity award agreements with Viatris.

Termination Without Cause Absent a Change in Control. If Mr. Malik’s employment was terminated on December 31, 2023 by Viatris without cause, he would have been entitled to full vesting of his unvested equity awards with any PRSUs vesting based on target performance. The estimated value of such equity vesting, assuming a December 31, 2023 termination, would have been $19,813,115. Mr. Malik is also entitled to participate in the Company’s Supplemental Health Insurance Plan for certain retired executives following a termination of employment.

Termination Due to Death or Disability Absent a Change in Control. If Mr. Malik’s employment was terminated on December 31, 2023 due to death or disability, he would have been entitled to full vesting of his unvested equity awards with any PRSUs vesting based on target performance. The estimated value of such equity vesting, assuming a December 31, 2023 termination, would have been $19,813,115. Mr. Malik is not entitled to cash severance payments in connection with a termination of employment due to death or disability.

73 | 2024 Proxy Statement

Termination in Connection with a Change in Control. If Mr. Malik incurred a CIC Termination on December 31, 2023, he would have been entitled to a payment equal to two times the sum of his base salary and his target annual bonus in effect at the time of such termination, payable in equal periodic installments, twenty-four (24) months of continued health and other benefits, and full vesting of his unvested equity awards with any PRSUs vesting based on target performance. The estimated values of such payments and benefits, assuming a December 31, 2023 CIC Termination, would have been $5,939,788 in respect of cash severance and other benefits and $19,813,115 in respect of the vesting of his equity awards.

As described above in “Leadership Transitions – Other Executive Transitions” on page 50, on October 20, 2023, Mr. Malik entered into a retirement and operating consulting agreement with Viatris pursuant to which he retired from the Company effective as of April 1, 2024. Mr. Malik’s retirement and operating consulting agreement provided for a prorated annual bonus for 2024 based on actual Company performance, twenty-four (24) months of continued health and other benefits (the cost of which is approximately $2,100 per month), after which he is entitled to participate in the Company’s Supplemental Health Insurance Plan for certain retired executives, and that his currently outstanding equity awards will continue vesting during his service on the Board and as a consultant, subject to acceleration described above under “Termination Without Cause Absent a Change in Control” in the event that he is not nominated or re-elected to the Board, is involuntarily terminated as an operating consultant, or voluntarily resigns from the Board on or after the end of the term of office following the 2023 Annual General Meeting, subject to a release of claims and other customary conditions.

Anthony Mauro

Mr. Mauro is entitled to severance payments and benefits upon certain terminations of employment pursuant to an agreement with Viatris, the Severance Plan, and his equity award agreements with Viatris.

Termination Without Cause Absent a Change in Control. If Mr. Mauro’s employment was terminated on December 31, 2023 by Viatris without cause, he would have been entitled to a lump-sum cash payment equal of $3,698,000, twenty-four (24) months of continued health and other benefits, and eligibility for continued vesting of a prorated number of his PRSUs granted in 2023 based on actual Company performance. The estimated values of such payments and benefits, assuming a December 31, 2023 termination of employment, would have been $3,788,411 in respect of cash severance and other benefits and $760,956 in respect of the vesting of his PRSUs granted in 2023 (assuming target performance).

Termination Due to Death or Disability Absent a Change in Control. If Mr. Mauro’s employment was terminated on December 31, 2023 due to death or disability, he would have been entitled to full vesting of his unvested equity awards (with any PRSUs vesting based on target performance). The estimated value of such equity vesting, assuming a December 31, 2023 termination, would have been $8,778,636. Mr. Mauro is not entitled to cash severance payments in connection with a termination of employment due to death or disability.

Termination in Connection with a Change in Control. If Mr. Mauro incurred a CIC Termination on December 31, 2023, he would have been entitled to a payment equal to two times the sum of his base salary and his target annual bonus in effect at the time of such termination, payable in equal periodic installments, twenty-four (24) months of continued health and other benefits, and full vesting of his unvested equity awards (with any PRSUs vesting based on target performance). The estimated values of such payments and benefits, assuming a December 31, 2023 CIC Termination, would have been $3,788,411 in respect of cash severance and other benefits and $8,778,636 in respect of the vesting of his equity awards.

2024 Proxy Statement | 74

As described above in “Leadership Transitions – Other Executive Transitions” on page 50, on October 20, 2023, Mr. Mauro entered into a separation agreement with Viatris pursuant to which he departed from the Company effective as of April 1, 2024. Mr. Mauro’s separation agreement provided for the benefits described above under “Termination Without Cause Absent a Change in Control” in addition to a prorated annual bonus for 2024 based on actual Company performance, subject to a release of claims and other customary conditions.

Brian Roman

Mr. Roman is entitled to severance payments and benefits upon certain terminations of employment pursuant to the Severance Plan and his equity award agreements with Viatris.

Termination Without Cause Absent a Change in Control. If Mr. Roman’s employment was terminated on December 31, 2023 by Viatris without cause, he would have been entitled to twelve (12) months of base salary continuation, twelve (12) months of continued health and other benefits, and eligibility for continued vesting of a prorated number of his PRSUs granted in 2023 based on actual Company performance. The estimated values of such payments, assuming a December 31, 2023 termination of employment, would have been $865,206 in respect of cash severance and other benefits and $353,935 in respect of the vesting of his PRSUs granted in 2023 (assuming target performance).

Termination Due to Death or Disability Absent a Change in Control. If Mr. Roman’s employment was terminated on December 31, 2023 due to death or disability, he would have been entitled to full vesting of his unvested equity awards (with any PRSUs vesting based on target performance). The estimated values of such equity vesting, assuming a December 31, 2023 termination, would have been $4,039,634. Mr. Roman is not entitled to cash severance payments in connection with a termination of employment due to death or disability.

Termination in Connection with a Change in Control. If Mr. Roman incurred a CIC Termination on December 31, 2023, he would have been entitled to a payment equal to two times the sum of his base salary and his target annual bonus in effect at the time of such termination, payable in equal periodic installments, twenty-four (24) months of continued health and other benefits, and full vesting of his unvested equity awards with any PRSUs vesting based on target performance. The estimated values of such payments and benefits, assuming a December 31, 2023 CIC Termination, would have been $3,290,411 in respect of cash severance and other benefits and $4,039,634 in respect of the vesting of his equity awards.

Michael Goettler

As described above in “Leadership Transitions – Other Executive Transitions” on page 50, on February 24, 2023, Mr. Goettler entered into a separation agreement with Viatris pursuant to which he ceased to serve as CEO and on the Board, in each case, effective as of April 1, 2023. Mr. Goettler’s separation agreement provided for separation benefits payable in accordance with the terms of his previously disclosed letter agreement with Viatris, including a cash payment equal to $8,125,000 payable in the form of installments over a period of two and a half (2.5) years, a prorated annual bonus for 2023 in the amount of $886,326, and thirty-six (36) months of continued health and other benefits (the cost of which is approximately $1,150 per month). Mr. Goettler is also eligible for reimbursement of reasonable relocation-related expenses.

Robert J. Coury

As described above in “Leadership Transitions – Executive Chairman Transition” on page 50, in 2023, the Board approached Mr. Coury, and Mr. Coury agreed, to transition to a new role as Chairman Emeritus and Senior Strategic Advisor from the conclusion of the 2023 Annual Meeting through the end of 2025 (the same period that Mr. Coury previously committed to the Company under his Executive Employment Agreement when Viatris was

75 | 2024 Proxy Statement

created). In connection with this transition, Mr. Coury was treated as separating from employment for “good reason” for severance benefit purposes (as defined in, and pursuant to, his Executive Employment Agreement). Mr. Coury has received a lump sum cash payment of $21,286,170, a prorated annual bonus for 2023 in the amount of $5,098,811, continued exercisability of all vested stock options through the full term of such stock option, full vesting of all other unvested equity-based awards, with any PRSUs vesting based on specified performance levels, in the amount of $47,249,454, and thirty-six (36) months of continued health and other benefits (the cost of which is approximately $2,283 per month), after which Mr. Coury is entitled to participate in the Company’s Supplemental Health Insurance Plan for certain retired executives.

The Company will also honor the existing compensation rights set forth in Mr. Coury’s Executive Employment Agreement for 2024 and 2025 through an annual advisory fee of $15 million, paid in monthly installments. Amounts paid to Mr. Coury were required pursuant to his existing employment agreement upon a resignation for “good reason” and the consulting payments represent the Company honoring the economic entitlements of that agreement through its scheduled duration. The Board believes and anticipates that the value of the compensation is commensurate with the value and benefits to be received by the Company from Mr. Coury’s agreement. To the extent Mr. Coury’s agreement is terminated by Mr. Coury upon a resignation for good reason or by the Company without cause or due to Mr. Coury’s death or disability, any unpaid portion of the annual consulting fee for the remainder of the consulting period will become payable in full.

2024 Proxy Statement | 76

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our global employee population and the annual total compensation of our CEO, Scott A. Smith, for 2023. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Regulation S-K Item 402(u).

Further to this requirement, under Instruction 2 to Item 402(u), the median-paid employee may be identified once every three years if there is no impact to the pay ratio disclosure. As there were no changes in our employee population (other than the addition of 254 and 3 employees in connection with the completion of the acquisitions of Oyster Point and Famy Life Sciences, respectively, who have been excluded from the employee population for purposes of the pay ratio disclosure as permitted under Instruction 7 to Item 402(u)) or to the median-paid employee’s compensation arrangements in 2023 that would affect the pay ratio disclosure, the employee representing the median-paid employee is the same employee selected for the Company’s 2023 proxy statement. We collected the 2023 annual total compensation for the median employee using the same methodology we use for our NEOs as disclosed in the Summary Compensation Table on page 64.

Total annual compensation for the median employee was $36,903 and is calculated according to the disclosure requirements of Item 402(u) of Regulation S-K under the Exchange Act and includes base salary, annual incentive, equity awards, change in pension values and other compensation such as perquisites and medical benefits. Given that Mr. Smith was appointed CEO, effective as of April 1, 2023, the total annual compensation solely for purposes of the pay ratio disclosure was $17,316,131, which consists of the “Total” column for the Summary Compensation Table, subject to the following adjustments: (i) annualizing “Salary”, “Non-Equity Incentive Plan Compensation” and recurring “All Other Compensation”; (ii) not annualizing “Stock Awards” or non-recurring “All Other Compensation”; and (iii) excluding compensation earned in respect of services prior to Mr. Smith’s appointment as CEO ($37,500). As a result, the ratio of median employee total annual compensation to CEO total annual compensation was 469 to 1.

Our median employee is located in India, which reflects the true global nature of our organization and the fact that we are a diversified company within our peer group whose employees participate in all aspects of bringing our products to market, from R&D to manufacturing. This diversification should be considered by readers who would compare our CEO Pay Ratio to those within our peer or industry group and reflects differences in pay demographics among those groups. Pay ratios may not be comparable because of different employee populations, geographic distribution of employees, and compensation practices and companies may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

77 | 2024 Proxy Statement

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer
Protection
Act and Item 402(v) of Regulation
S-K,
we are providing the following disclosure regarding executive compensation for our principal executive officers (“PEO 1” and “PEO 2” and, together, the “PEOs”) and non-PEO
NEOs and Company performance for the fiscal years listed below. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and
Analysis
” beginning on page 48.
Pay Versus Performance (“PVP”) Table

Year	Summary Compensation Table Total for PEO 1 (1)	Summary Compensation Table Total for PEO 2 (1)	Compensation Actually Paid to PEO 1 (1) (2) (3)	Compensation Actually Paid to PEO 2 (1) (2) (3)	Average Summary Compensation Table Total for Non-PEO NEOs (1)	Average Compensation Actually Paid to Non-PEO NEOs (1) (2) (3)	Value of Initial Fixed $100 Investment based on TSR (4)	Peer Group TSR (5)	Net Income (6) (7)	Free Cash Flow (7) (8)
	($)	($)	($)	($)	($)	($)	($)	($)	($ millions)	($ millions)

(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2023	9,843,710	15,930,409	(4,915,598)	17,793,731	14,262,640	17,504,759	77.34	141.08	55	2,423

2022	14,771,270	—	14,343,391	—	14,937,678	13,714,272	75.78	141.10	2,079	2,547

2021	14,779,570	—	13,637,943	—	10,468,732	5,996,167	88.40	130.85	(1,269)	2,560

2020	5,472,905	—	6,397,981	—	13,208,230	13,982,122	119.67	104.70	(670)	989

(1)
The dollar amounts reported in column “Summary Compensation Table Total for PEO 1” are the amounts of total compensation reported for Michael Goettler (who served as our CEO until April 1, 2023) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to the Summary Compensation
Table on page 64. The

doll
ar amount re
ported in column “Summary Compensation Table Total for PEO 2” is the amount of total compensation reported for Scott A. Smith (who has served as our CEO since April 1, 2023) for 2023 in the “Total” column of the Summary Compensation Table. The dollar amounts reported in column “Average Summary Compensation Table Total for non-PEO
NEOs” represent the average of the amounts reported for the Company’s NEOs as a group (excluding the PEOs) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding the PEOs) included for purposes of calculating the average amounts for the years 2020-2022 are Sanjeev Narula, Rajiv Malik, Anthony Mauro and Robert J. Coury, and for 2023 are Sanjeev Narula, Rajiv Malik, Anthony Mauro, Brian Roman, and Robert J. Coury.

(2)
The amounts shown for compensation actually paid have been calculated in accordance with Item 402(v) of Regulation
S-K
(“Compensation Actually Paid”) and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
In accordance with the requirements of Item 402(v) of Regulation
S-K,
adjustments were made to total compensation for each year to determine the compensation actually paid as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718.

2024 Proxy Statement | 78

PEOs and Average
non-PEO
NEOs SCT Total to CAP
Reconciliation
:

	Summary Compensation Table Total for PEO 1	Reported Value of Equity Awards for PEO 1 (a)	Equity Award Adjustments for PEO 1 (b)	Compensation Actually Paid to PEO 1

Year	($)	($)	($)	($)

2023	9,843,710	—	(14,759,308)	(4,915,598)

	Summary Compensation Table Total for PEO 2	Reported Value of Equity Awards for PEO 2 (a)	Equity Award Adjustments for PEO 2 (b)	Compensation Actually Paid to PEO 2

Year	($)	($)	($)	($)

2023	15,930,409	(11,200,008)	13,063,330	17,793,731

	Average Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards for Non-PEO NEOs (a)	Average Equity Award Adjustments for Non-PEO NEOs (b)	Average Compensation Actually Paid to Non-PEO NEOs

Year	($)	($)	($)	($)

2023	14,262,640	(5,648,014)	8,890,133	17,504,759

(a)	The amounts included in this column represent the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table on page 64.
(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end
fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in the fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

79 | 2024 Proxy Statement

PEOs and Average
non-PEO
NEOs Equity Component of CAP:

	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO 1	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO 1	Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO 1	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO 1	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO 1	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO 1	Total - Equity Award Adjustments for PEO 1

Year	($)	($)	($)	($)	($)	($)	($)

2023	—	—	—	9,011	(14,768,319)	—	(14,759,308)

	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO 2	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO 2	Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO 2	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO 2	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO 2	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO 2	Total - Equity Award Adjustments for PEO 2

Year	($)	($)	($)	($)	($)	($)	($)

2023	13,063,330	—	—	—	—	—	13,063,330

	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs	Average Total - Equity Award Adjustments for Non-PEO NEOs

Year	($)	($)	($)	($)	($)	($)	($)

2023	3,377,336	177,013	2,265,507	3,070,277	—	—	8,890,133

(4)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference
between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period. The historical share price data has been revised to reflect updated source information. The revisions are not significant to previously reported amounts.

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(5)
The Peer Group TSR set forth in this table utilizes the Dow Jones U.S. Pharmaceuticals Index, which is also the published industry or line-of-business
index we utilized in the stock performance graph required by Item 201(e) of Regulation
S-K
included in the Form
10-K.
Viatris common stock has been listed on the NASDAQ under the symbol “VTRS” since November 17, 2020. Prior to that time, there was no public market for our common stock. Upon consummation of the Combination, Pfizer stockholders received approximately 0.124079 shares of Viatris common stock for every one share of Pfizer common stock held as of the close of business on the record date (which was November 13, 2020). Former Mylan ordinary shareholders received one share of Viatris common stock for every one share of Mylan ordinary share held. The comparison assumes $100 was invested in Company stock and in the Dow Jones U.S. Pharmaceuticals Index, in each case for the period starting November 16, 2020 (with the reinvestment of all dividends) through the end of the listed year. The historical TSR data has been revised to reflect updated source information. The revisions are not significant to previously reported amounts. Historical stock performance is not necessarily indicative of future stock performance.

(6)	The dollar amounts reported represent the amount of net earnings (loss) reflected in the Company’s audited financial statements for the applicable year.
(7)
In accordance with Accounting Standards Codification 805, Business Combinations, Mylan is considered the accounting acquirer of the Upjohn business and all historical financial information of the Company prior to November 16, 2020 represents Mylan’s historical results and the Company’s thereafter.

(8)
We determined Free Cash Flow (as reported) to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and non-PEO
NEOs in 2023. Free Cash Flow (as reported) refers to U.S. GAAP net cash provided by operating activities less capital expenditures. We may determine a different financial performance measure to be the most important financial performance measure in future years.

Description of Relationship Between PEOs and
Non-PEO
NEOs Compensation Actually Paid and TSR
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our non-PEO
NEOs, the Company’s cumulative TSR over the four most recently completed fiscal years, and the Peer Group TSR over the same period.

*	$100 invested on November 16, 2020 in Company stock and in the Peer Group including reinvestment of dividends.

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Description of Relationship Between PEOs and
Non-PEO
NEOs Compensation Actually Paid and Net Income
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our non-PEO
NEOs, and our Net Earnings (Loss) during the four most recently completed fiscal years.

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Description of Relationship Between PEOs and
Non-PEO
NEOs Compensation Actually Paid and Free Cash Flow (as reported)
The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our non
-PEO
NEOs, and our Free Cash Flow (as reported) during the four most recently completed fiscal years.

List of Most Important Financial Performance Measures
The following presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and other NEOs for 2023 to Company performance. The measures are not ranked.

Most Important Performance Measures

Adjusted EBITDA (as reported)*

Free Cash Flow (as reported)*

Relative TSR

*	See Appendix B of this Proxy Statement for reconciliations of 2023 Adjusted EBITDA (as reported) and Free Cash Flow (as reported) to our audited financial statements.

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Item 3

Ratification of the Selection of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2024

The Audit Committee has appointed Deloitte as Viatris’ independent registered public accounting firm for the fiscal year ending December 31, 2024 and has further directed that the selection of the independent registered public accounting firm be submitted to shareholders for ratification at the 2024 Annual Meeting.

Representatives of Deloitte are expected to be in attendance at the 2024 Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

While shareholder ratification of the selection of Deloitte is not required by the Company’s Bylaws or other governing documents or law, the Board is submitting the selection of Deloitte to our shareholders for ratification as the Board believes it is a matter of good corporate governance. If shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Board Recommendation

Viatris’ Board recommends a vote “FOR” ratification of the selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

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Principal Accounting Fees and Services

Deloitte served as Viatris’ independent registered public accounting firm during 2023 and 2022 and audited Viatris’ financial statements for the fiscal years ended December 31, 2023 and 2022. No relationships exist with Deloitte other than the usual relationship between such a firm and its client. Details about the nature of the services provided by, and fees Viatris paid to, Deloitte and affiliated firms for such services during 2023 and 2022 are set forth below.

	In Millions

	2023	2022
Audit Fees(1)	$18.03	$15.41
Audit-Related Fees(2)	0.28	0.35
Tax Fees(3)	1.82	0.15
All Other Fees	—	—
Total Fees	$20.13	$15.91

(1)

Represents fees for professional services provided for the audit of the Company’s annual consolidated financial statements, the audit of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the Company’s quarterly condensed consolidated financial statements, audit services provided in connection with other statutory or regulatory filings, and accounting, reporting and disclosure matters.

(2)

Represents fees for assurance services related to the audit of the Company’s annual consolidated financial statements, including audits of certain of the Company’s subsidiaries, comfort letters, certain SEC filings and other agreed-upon procedures.

(3)	Represents fees primarily related to tax return preparation, tax planning and tax compliance support services, as well as fees related to tax advice provided in connection with the Combination.

Audit Committee Pre-Approval Policy

The Audit Committee has a policy regarding pre-approval of audit, audit-related, tax and other services that the independent registered public accounting firm may perform for Viatris. Under the policy, the Committee must review and pre-approve on an individual basis any requests for audit, audit-related, tax and other services not covered by certain services pre-approved by the Committee up to certain amounts. All services performed by Deloitte during 2023 and 2022 were pre-approved by the Audit Committee in accordance with its pre-approval policy.

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Report of the Audit Committee of Viatris’ Board

The following Report of the Audit Committee of the Board does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent the Company specifically incorporates such information by reference.

August 15, 2024

The Audit Committee is currently comprised of five Directors, each of whom is independent as required by and as defined in the audit committee independence standards of the Securities and Exchange Commission (“SEC”) and the applicable NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available on Viatris Inc.’s (the “Company”) website at https://www.viatris.com/-/media/project/common/viatris/pdf/corporate-governance/audit-committee-charter.pdf.

Management is responsible for the preparation and integrity of the Company’s financial statements. Management is also responsible for implementing and maintaining appropriate accounting and financial reporting policies, procedures, and internal controls designed to ensure compliance with applicable accounting standards and laws and regulations. The independent registered public accounting firm (the “independent auditor”) is responsible for auditing and reviewing the Company’s financial statements and auditing the Company’s internal control over financial reporting, in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue their reports thereon. One of the Audit Committee’s responsibilities is to oversee these processes.

In this context, the Audit Committee met a total of ten (10) times in 2023 and five (5) times in 2024 as of August 15, 2024, and has reviewed and discussed with management, including Viatris’ internal auditor, and with the independent auditor, Viatris’ audited consolidated financial statements and its internal control over financial reporting. These discussions covered the quality, as well as the acceptability, of Viatris’ financial reporting practices and the completeness and clarity of the related financial disclosures as well as the effectiveness of Viatris’ internal control over financial reporting and its disclosure controls and procedures. Management represented to the Audit Committee that Viatris’ consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

Viatris’ independent auditor also provided to the Audit Committee the written disclosures and letter required by the applicable requirements of the PCAOB’s Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning the independent auditor’s independence, and the Audit Committee discussed these matters with the independent auditor. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to Viatris is compatible with the firm’s independence. Deloitte & Touche LLP, Viatris’ independent auditor, stated in the written disclosures that in their judgment they are, in fact, independent. The Audit Committee concurred in that judgment of independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Viatris’ Annual Report on Form 10-K for 2023, which was filed with the SEC.

BY THE AUDIT COMMITTEE:

Richard Mark, Chair

W. Don Cornwell

JoEllen Lyons Dillon

Elisha Finney

Mark Parrish

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Item 4

Approval of an Amendment to the Viatris Inc. 2020 Stock Incentive Plan

The Board has approved an amendment to the Viatris Inc. 2020 Stock Incentive Plan (the “2020 Plan” and such amendment, the “2020 Plan Amendment”) in the form attached hereto as Appendix C, subject to the approval of our shareholders at the 2024 Annual Meeting. The 2020 Plan was originally adopted by Viatris in connection with the Combination, and approved by Pfizer, in the capacity as Viatris’ sole stockholder at such time. The 2020 Plan initially reserved 72,500,000 shares of common stock for issuance.

If approved by our shareholders, the 2020 Plan Amendment would (i) increase the maximum aggregate number of shares of Viatris common stock reserved and available for issuance for awards pursuant to the 2020 Plan by 49,000,000 shares, subject to adjustment as provided in the 2020 Plan, and (ii) eliminate an exception to the 12-month minimum vesting requirement described below for awards granted on an ad hoc basis in order to achieve a specified business objective, such as an inducement to a new hire or a retention award to a key employee or group of key employees. As a result, the 2020 Plan Amendment would clarify that awards granted under the 2020 Plan are generally subject to a 12-month minimum vesting period, provided that the Compensation Committee may exclude up to 5% of the shares of Viatris common stock reserved for issuance under the 2020 Plan from such minimum vesting requirement.

In determining the number of shares requested, the Company considered a number of factors, such as market trends, investor feedback, anticipated compensation levels, the types of awards that may be granted under the 2020 Plan, volatility, burn rate, the potential dilution, and the number of shares currently remaining under the 2020 Plan. As of the Record Date, the closing price of our common stock on the NASDAQ Stock Market was $11.38. Based on our historical practices, the requested shares under the 2020 Plan Amendment, plus the remaining shares available for issuance under the 2020 Plan would be sufficient for a period of three to four years. The actual rate at which we use shares under the 2020 Plan may be more or less than our anticipated future usage and will depend upon various unknown factors, such as our future stock price, plan participation levels, hiring and promotion activity, award mix and vehicles, competitive market practices, acquisitions and divestitures, and rates of forfeiture.

Reasons to Vote for This Proposal

If our shareholders do not approve the 2020 Plan Amendment, the 2020 Plan will remain in effect in accordance with its terms. However, there eventually will be insufficient shares available under the 2020 Plan to grant new awards, which is important to recruit, retain and incentivize our employees and other service providers. In such event, the Compensation Committee would be required to revise its compensation philosophy and formulate cash-based programs to attract, motivate, and retain top-tier talent in a competitive labor market. The Board believes that an effective equity-based compensation program is important to align the interests of our employees with those of the shareholders, including our goal to increase shareholder value and our ability to achieve our short- and long-term business objectives, and serves as an important component of total compensation deep within our organization.

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Our equity-based compensation program has historically consisted primarily of RSUs and PRSUs, as described in more detail in our CD&A above. RSUs primarily serve as a retention vehicle as they typically require continued employment over a specified vesting schedule to fully vest in the award. PRSUs are eligible to be earned and vest based on our achievement of specified multiyear performance goals. PRSUs not only serve as a retention tool, but are a critical element of our performance-based compensation program, strengthening our pay-for-performance compensation philosophy and incentivizing strong financial results.

The 2020 Plan is Consistent With Market Standards and Principles of Good Corporate Governance

✓ No Evergreen Provision. The 2020 Plan does not include an “evergreen” share pool that would increase the number of shares available without shareholder approval.

✓ No Liberal Share Recycling Provisions. Shares used to satisfy tax withholding and the exercise price for stock options do not recycle back into the plan.

✓ No Repricing of Stock Options or Stock Appreciation Rights (“SARs”). The plan prohibits any repricing or cash buybacks of stock options or SARs, except in limited circumstances.

✓  No Automatic “Single-Trigger” Accelerated Vesting. The 2020 Plan does not provide for automatic accelerated vesting of awards upon a change in control. Instead, the 2020 Plan provides the Compensation Committee discretion to cash out or accelerate vesting of outstanding equity awards upon a change in control.

✓  No Dividends on Unvested Awards. The 2020 Plan prohibits the payment of dividends and dividend equivalents on unvested awards. Dividends and dividend equivalents will accrue during the vesting period and will only be paid if, and to the extent, the underlying award vests.

✓ No Excise Tax Gross-Ups. The 2020 Plan does not provide for excise tax gross-ups upon a change in control.

✓ Minimum Vesting Period. Awards are generally subject to a 12-month minimum vesting period, subject to limited exceptions.

✓ Clawback and Anti-Hedging. Any awards granted under the 2020 Plan are subject to the Company’s clawback and anti-hedging and pledging policies.

✓ Director Compensation Limit. The 2020 Plan limits the number of shares and the cash amounts that may be granted or paid to any Non-Employee Director in a calendar year.

✓  No Liberal Definition of Change in Control. The 2020 Plan provides that any award benefits triggered by a “change in control” transaction are contingent upon the actual consummation of the transaction, not merely its approval by our Board or shareholders.

✓ No Discount Awards. Stock options and SARs must have an exercise price no less than the closing price per share on the date the award is granted.

✓ Administered by an Independent Compensation Committee. The 2020 Plan is administered by the Compensation Committee, which is comprised entirely of independent Non-Employee Directors.

✓ Per-Participant Limits on Awards. The 2020 Plan limits the size of awards that may be granted during any one year to any one participant.

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Historical Share Usage and Potential Dilution

The table below provides a summary of outstanding equity awards and shares available as of September 30, 2024.

Current Equity Usage	As of September 30, 2024

Stock Options Outstanding(1)(2)	3,434,489

Vested and Unexercised	3,374,710

Unvested	59,779

Weighted Average Exercise Price of Outstanding Stock Options	$35.93

Weighted Average Remaining Term of Outstanding Stock Options	3.4 years

Number of Full Value Awards Outstanding(3)	42,906,153

Outstanding RSUs	19,198,567

Outstanding PRSUs (at maximum performance level achievement)	23,707,586

Total Awards Outstanding	46,340,642

Shares Remaining Available under the 2020 Plan(4) (at maximum payout level)	5,548,681

Additional shares available to be granted under the 2020 Plan Amendment	49,000,000

Total shares available to be granted under the 2020 Plan (as amended)	54,548,681

(1)	Inclusive of 142,086 stock options outstanding under the Oyster Point Pharma, Inc. 2019 Equity Incentive Plan (the “Oyster Point Plan”), of which 59,779 remain unvested.
(2)	Includes 1,171 SARs outstanding as of September 30, 2024.
(3)	Inclusive of 1,294,040 full value awards outstanding under the Oyster Point Plan (consisting of 899,897 RSUs and 394,143 PRSUs (at maximum payout level)).
(4)

The 2020 Plan was our only active equity compensation plan as of September 30, 2024. The Oyster Plan, which was assumed by us as part of the Oyster Point acquisition has been frozen and no further grants will be made from this plan.

Overhang

As of September 30, 2024, there were 46,340,642 shares subject to outstanding equity awards under the 2020 Plan and, as of this same date, the shares subject to outstanding equity awards and available for issuance under the 2020 Plan represented 3.85% of our outstanding common stock on a fully-diluted basis (commonly referred to as the “overhang”), in each case, assuming maximum performance for awards that were subject to performance-based vesting. The 49,000,000 new shares proposed to be included in the 2020 Plan pursuant to the 2020 Plan Amendment would increase the overhang percentage by an additional 4.07% to 7.93% on a fully-diluted basis.

Burn Rate

The annual share usage under the 2020 Plan for the last three fiscal years is presented below. The burn rate may increase in future years as the number of our employees who are eligible to receive equity awards grows, and if Viatris continues with its existing compensation practices to have equity awards as an important component of the overall compensation of our employees, including our executives and other key employees.

Fiscal Year	Stock Options Granted		Time-Based Full Value Awards Granted		Performance- Based Awards Earned	Basic Weighted Average Common Shares Outstanding	Annual Burn Rate(1)

2023	283,361	(2)	14,403,414	(3)	4,449,574	1,200,300,000	1.59%

2022	0		11,761,481		547,527	1,212,100,000	1.02%

2021	0		6,644,627		552,234	1,208,800,000	0.60%

Three-Year Average Burn Rate	—		—		—	—	1.07%

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(1)

Burn rate is calculated by dividing (a) the sum of the number of shares of our common stock subject to stock options granted, time-based full value awards (consisting of RSUs) granted and performance-based awards (consisting of PRSUs) earned (inclusive of DEUs), each during the applicable annual measurement period, by (b) the weighted-average number of shares outstanding at the applicable fiscal year-end.

(2)	Inclusive of 281,657 stock options granted exclusively under Oyster Point Plan.
(3)	Inclusive of 4,068,637 time-based full value awards granted under the Oyster Point Plan.

The following table details the amounts of performance-based awards granted, vested or earned, and forfeited in the last three fiscal years to all eligible participants:

Performance-Based Awards	# of Shares/Units

Non-vested at December 31, 2020(1)	3,647,192

Granted	3,205,816

Vested or Earned(2)	(552,234)

Forfeited(3)	(332,991)

Non-vested at December 31, 2021(1)(4)	5,967,783

Granted	5,118,664

Vested or Earned(2)	(547,527)

Forfeited(3)	(264,427)

Non-vested at December 31, 2022(1)(4)	10,274,493

Granted	5,999,207

Vested or Earned(2)	4,449,574

Forfeited(3)	(1,313,604)

Non-vested at December 31, 2023(1)(4)	10,510,522

(1)	Amounts listed exclude awards vested at year end to be paid in the following year after performance is determined.
(2)	As part of the Combination, PRSUs were converted, assuming achievement of performance goals at target level.
(3)	Represents PRSUs forfeited due to performance, terminations, and recoupment.
(4)	Amounts listed exclude accrued non-vested DEUs, which were 448,619, 939,666 and 1,291,092 as of December 31, 2021, 2022 and 2023, respectively.

Summary of the 2020 Plan

The following is a brief summary of the material terms and features of the 2020 Plan, as proposed to be amended. The following description of certain terms and features of the 2020 Plan is qualified in its entirety by reference to the full text of the 2020 Plan Amendment, as set forth in Appendix C, as well as the full text of the 2020 Plan, which was filed as Exhibit 10.1 to Amendment No. 1 to the Form 10 filed by Upjohn Inc. with the SEC on February 6, 2020.

Purpose

The general purpose of the 2020 Plan is to allow Viatris to utilize equity awards to attract, retain and motivate Non-Employee Directors, officers, employees and other service providers and to further align the interests of Viatris’ employees, Non-Employee Directors, officers and other service providers with those of Viatris’ shareholders. Non-qualified stock options, incentive stock options, total shareholder return units (“TSRUs”), SARs, RSUs, performance awards (including performance share awards and performance cash awards) and other stock unit awards, as well as dividend equivalents and DEUs with respect to any of the foregoing, if applicable, may be granted under the 2020 Plan.

Administration and Plan Term

The selection of participants in the 2020 Plan and the level of participation of each such participant is determined by the Compensation Committee. The Compensation Committee may delegate any or all of its authority to

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administer the 2020 Plan as it deems appropriate, except that no delegation may be made to an employee of Viatris in the case of awards made to individuals who are subject to Section 16 of the Exchange Act.

The 2020 Plan will terminate on November 16, 2030, unless terminated earlier by the Board.

Shares Subject to the Plan

The 2020 Plan initially authorized a pool of 72,500,000 shares of common stock when it was approved in 2020. If the 2020 Plan Amendment is approved by our shareholders, an additional 49,000,000 shares of our common stock will be authorized for issuance under the 2020 Plan, effective December 6, 2024.

Any shares that terminate, expire, or are forfeited, cancelled or settled in cash, may be used for the future grant of awards to the extent of such termination, expiration, forfeiture, cancellation or settlement, except that such shares may not be granted as incentive stock options. Shares subject to awards under the 2020 Plan may not again be made available for issuance or delivery if such shares are (i) shares that were subject to a stock-settled TSRU/SAR and were not issued upon the net settlement or net exercise of such TSRU/SAR, (ii) shares delivered or withheld by Viatris to pay the exercise price of an option, (iii) shares delivered to or withheld by Viatris to pay the withholding taxes related to an award, (iv) shares withheld by Viatris in connection with the net settlement of an award or (v) shares repurchased on the open market with the proceeds of an option exercise. The shares to be delivered under the 2020 Plan will be made available from authorized but unissued shares of Viatris common stock, from treasury shares and/or from shares purchased in the open market or otherwise.

Limitations on Awards under the 2020 Plan

During the term of the 2020 Plan, no individual may be granted stock options, TSRUs, SARs or other equity awards covering more than 7,500,000 shares during any consecutive 36-month period.

No participant under the 2020 Plan will be paid a performance cash award in any calendar year in an amount in excess of $15,000,000. The maximum number of shares reserved for issuance under the 2020 Plan may be granted as incentive stock options under the 2020 Plan.

Pursuant to the 2020 Plan, the dollar value of equity awards and/or the cash retainer that may be granted to any one Non-Employee Director under the 2020 Plan or otherwise for service in such capacity is limited to an aggregate value (at grant) of $750,000 in any calendar year.

Eligibility

All employees of Viatris and its affiliates, as well as Viatris’ Non-Employee Directors, officers, employees and other service providers of Viatris and its affiliates are eligible to participate in the 2020 Plan. In general, the Compensation Committee will determine who will be granted awards, the number of shares subject to such grants and the terms and conditions applicable to such grants. As of September 30, 2024, Viatris currently has approximately 32,000 employees and the Board currently has 12 Directors, each of whom is nominated for re-election at the Annual Meeting and may be eligible to participate in the 2020 Plan.

Minimum Vesting Period

The 2020 Plan provides that awards may be granted with a minimum vesting period of at least 12 months, provided that the Compensation Committee may grant awards without regard to the foregoing minimum vesting requirement with respect to up to five percent of the shares subject to the 2020 Plan described above and provide for accelerated vesting of awards to the extent permitted by the 2020 Plan (e.g., in connection with a termination

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of employment). Any substitute awards, shares delivered in lieu of fully vested cash-denominated awards and awards to Non-Employee Directors that vest on the earlier of the first anniversary of the date of grant or the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding annual meeting are excluded from such minimum vesting period.

No Dividends or Dividend Equivalents on Awards Until Vesting

Notwithstanding any provision of the 2020 Plan to the contrary, dividends, dividend equivalents and DEUs will only be paid if, and to the extent, the underlying award vests, regardless of whether vesting is contingent upon the achievement of performance goals or time.

Prohibition on Repricing

The 2020 Plan does not permit the repricing of options, TSRUs or SARs, or the exchange of underwater options, TSRUs or SARs for cash or stock/units, in each case without shareholder approval, and options, TSRUs and SARs may not be granted at a discount to the fair market value of Viatris common stock on the grant date (with an exercise price lower than the fair market value). The limited circumstance of the assumption or substitution of awards in a transaction that involves the adjustment of awards in order to preserve the aggregate value of such awards would not be considered a repricing for this purpose.

Transferability

Unless otherwise determined by the Compensation Committee, awards granted under the 2020 Plan may not be transferred except by will or the laws of descent and distribution and, during a participant’s lifetime, any options or awards may be exercised only by the participant. The 2020 Plan explicitly prohibits the transfer of awards to third parties for consideration.

Certain Adjustments

In the event of any change in the number or kind of outstanding shares of Viatris common stock by reason of a recapitalization, merger, consolidation, reorganization, stock split, reverse stock split, spin-off, split-off, stock dividend, extraordinary cash dividend or similar transaction or other change in the corporate structure or shares of Viatris common stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and Treasury Department rulings and regulations, and as the Compensation Committee, in its sole and absolute discretion deems equitable or appropriate, including:

•	In the number, class and kind of shares for which any options or awards may thereafter be granted, both in the aggregate and as to each optionee or award holder;

•	In the number, class and kind of shares or other property, including cash, subject to outstanding options and awards;

•	In the option or exercise price, if applicable; and

•	Other adjustments as the Compensation Committee deems appropriate.

Unless the Compensation Committee or the Board determines otherwise at the time of grant, in the event a participant’s employment is involuntarily terminated without “cause” (as defined in the 2020 Plan) during the 24-month period following a “change in control” (as defined in the 2020 Plan):

•	Any unvested options and SARs will vest and remain exercisable for their full term in accordance with the terms of the grant, as applicable;

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•	Any unvested RSUs will fully vest and be settled at the time of the termination;

•	Any unvested TSRUs will continue to vest and will be settled in accordance with the terms of the grant, as applicable;

•	Any vested options, TSRUs, and SARs will remain exercisable for their full term or be settled in accordance with the terms of the grant, as applicable;

•	In general, performance awards will continue to vest and become payable in accordance with the terms of the grant, as applicable;

•	The restrictions on any restricted stock awards will lapse, and such awards will become fully vested and transferable to the full extent of the original grant, as applicable; and

•	Any other awards will continue to vest and become payable in accordance with the terms of the grant, as applicable.

Additionally, the Compensation Committee or the Board may provide for awards to be cancelled in exchange for a payment in connection with a change in control. However, if the exercise price per share under any outstanding option is equal to or greater than the fair market value of a share, or the value (change in stock price plus projected dividend equivalents) of any outstanding TSRU or SAR is negative, the Board may cancel such award without the payment of any consideration.

Recoupment Policy

Awards under the 2020 Plan are subject to Viatris’ clawback policy relating to incentive compensation programs which provides that Viatris may take action to recoup annual incentive compensation and equity-based incentive compensation gains resulting from misconduct. Awards under the 2020 Plan are also subject to Viatris’ clawback policy which requires recoupment of excess compensation paid to our executive officers if amounts are based on material noncompliance with any financial reporting requirement that causes an accounting restatement, without regard to any fault or misconduct.

Amendment and Termination

The Board may amend or terminate the 2020 Plan, but may not, without prior approval of the Viatris shareholders:

•	Increase the maximum number of shares of Viatris common stock that may be issued under the 2020 Plan;

•	Extend the term of the 2020 Plan;

•	Change the eligibility criteria;

•	Reprice any option, TSRU or SAR except as provided for in the 2020 Plan; or

•	Take any other action that requires shareholder approval to comply with any tax or regulatory requirement.

Additionally, the Board may not take any action with respect to an affected participant without such participant’s consent if the action would materially impair the participant’s rights under any outstanding award.

Types of Awards

Stock Options

Options granted under the 2020 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Code. The exercise price may not be less than the fair market value of a share of Viatris common stock on the date the option is granted.

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The exercise price is payable in cash or, if the grant provides, in Viatris common stock. Generally, all options terminate after a 10-year period from the date of the grant. The 2020 Plan also provides for the automatic exercise of options that are due to expire in the event that the exercise price is less than the fair market value of the underlying shares.

Total Shareholder Return Units / Stock Appreciation Rights

A TSRU or SAR represents a right to receive the excess of (i) the fair market value of one share of Viatris common stock on the date of the settlement pursuant to the terms of the grant plus dividends, if applicable, over (ii) the grant price of the right on the grant date, as specified by the Compensation Committee. Any TSRU/SAR may not be granted with a grant price that is less than the fair market value of a share of Viatris common stock on the date the TSRU/SAR is granted and cannot have a term longer than 10 years. The 2020 Plan also provides for the automatic exercise of SARs that are due to expire in the event that the exercise price is less than the fair market value of the underlying shares. Distributions to the recipient may be made in Viatris common stock, in cash or in a combination of both as determined by the Compensation Committee.

Restricted Stock Awards

Restricted stock is stock issued with such contingencies or restrictions as the Compensation Committee may impose. Until the conditions or contingencies are satisfied or lapse, the restricted stock is subject to forfeiture. Unless the Compensation Committee determines otherwise, a recipient of a restricted stock award has the same voting, dividend and other rights as holders of common stock, except that the 2020 Plan prohibits the payment of dividends on unearned/unvested awards. Instead, such dividends may accumulate and become payable when the underlying restricted stock becomes vested.

Restricted Stock Units

An RSU is an award of a right to receive, in cash or shares, as the Compensation Committee may determine, the fair market value of one share of Viatris common stock, on such terms and conditions as the Compensation Committee may determine.

Performance-Based Awards

The Compensation Committee may grant performance-based awards that are earned subject to the achievement of set performance goals, including performance share awards and performance cash awards. A performance award may be in any form of award permitted under the 2020 Plan. The Compensation Committee may select periods during which performance criteria chosen by the Compensation Committee (which may include achievement of specified levels of Company or business unit performance) are measured for the purpose of determining the extent to which a performance award has been earned. The Compensation Committee decides whether the performance levels have been achieved, what amount of the award will be paid and the form of payment, which may be cash, shares of Viatris common stock or other property or any combination thereof.

Other Stock Unit Awards

The Compensation Committee may grant other stock unit awards that are valued by reference to, or are otherwise based on, shares of Viatris common stock and which may be paid in cash, shares of Viatris common stock or other property. The Compensation Committee will determine the terms of each grant of stock options, TSRUs, SARs, restricted stock awards, RSUs, performance-based awards and other stock unit awards, including treatment of such awards if the participant ceases to be an employee before the end of the applicable vesting period, at the time of the applicable grant.

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Federal Income Tax Consequences

The following is a summary of the principal federal income tax consequences of 2020 Plan benefits under present tax law. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. The discussion of Viatris tax deductions assumes that all awards are structured to comply with the “performance-based” compensation exception, or are otherwise deductible, under Section 162(m) of the Code.

Stock Options

No tax is incurred by the participant, and no amount is deductible by Viatris, upon the grant of a nonqualified stock option. At the time of exercise of such an option, the difference between the exercise price and the fair market value of the common stock will constitute ordinary income to the participant. Viatris will be allowed a deduction equal to the amount of ordinary income recognized by the participant.

In the case of incentive stock options, although no income is recognized upon exercise by the participant and Viatris is not entitled to a deduction, the excess of the fair market value of the common stock on the date of exercise over the exercise price is counted in determining the participant’s alternative minimum taxable income. If the participant does not dispose of the shares acquired on the exercise of an incentive stock option within one year after their receipt and within two years after the grant of the incentive stock option, gain or loss recognized on the disposition of the shares will be treated as long-term capital gain or loss. In the event of an earlier disposition of shares acquired upon the exercise of an incentive stock option, the participant may recognize ordinary income, and if so, Viatris will be entitled to a deduction in the same amount.

Stock Appreciation Rights

The participant will not recognize any income at the time of the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the cash and the value of any common stock received will constitute ordinary income to the participant. Viatris will be entitled to a deduction in the amount of such income at the time of exercise.

Restricted Units

A participant normally will not recognize taxable income upon an award of restricted units, and Viatris will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions and the issuance of the earned shares, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the common stock received and Viatris will be entitled to a deduction in the same amount.

Performance Awards, Other Stock-Based Awards and Short-Term Cash Awards

Normally, a participant will not recognize taxable income upon the award of such grants. Subsequently, when the conditions and requirements for the grants have been satisfied and the payment determined, any cash received and the fair market value of any common stock received will constitute ordinary income to the participant. Viatris will then be entitled to a deduction in the same amount.

New Plan Benefits

Future awards under the 2020 Plan will be granted at the discretion of the Compensation Committee, and, therefore, the types, numbers, recipients and other terms of such awards cannot be determined at this time. Grants under the 2020 Plan in 2023 to the NEOs are shown in the Grants of Plan-Based Awards for 2023 table (as set forth in “Executive Compensation Tables”) and to Viatris’ Non-Employee Directors are shown in the

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Non-Employee Director Compensation for 2023 table (as set forth in “How Non-Employee Directors Are Compensated”). The anticipated grant date value of the RSUs to be issued under the 2020 Plan Amendment to each of Viatris’ 12 Director nominees following the 2024 Annual Meeting is $225,000 (which would result in an aggregate grant date value of $2,700,000).

No stock options have been granted under the 2020 Plan since its original adoption.

Equity Compensation Plan Information

The following table shows information about the securities authorized for issuance under Viatris’ equity compensation plans as of December 31, 2023:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	35,256,116	$14.29	29,265,309

Equity compensation plans not approved by security holders	—	—	—

Total	35,256,116	$14.29	29,265,309

Board Recommendation

Viatris’ Board recommends a vote “FOR” the approval of the 2020 Plan Amendment.

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Appendix A – Questions and Answers

The following questions and answers are intended to address questions that you, as a shareholder of Viatris, may have regarding the 2024 Annual Meeting and provide information with respect to the 2024 Annual Meeting, proxy materials and voting. Viatris urges you to carefully read this entire Proxy Statement in addition to these questions and answers.

Q:	What is this Proxy Statement, and why is it important?

A:

This Proxy Statement is part of a solicitation of proxies by Viatris’ Board for use at the 2024 Annual Meeting and provides Viatris’ shareholders and beneficial owners of shares of Viatris common stock as of the close of business (5:00 p.m. Eastern Time) on October 11, 2024 (the “Record Date”) with information relating to their decisions to vote, grant a proxy to vote, attend and, if relevant, instruct their vote to be cast at the 2024 Annual Meeting. As such, this Proxy Statement contains important information about the 2024 Annual Meeting and the matters to be voted on at such meeting; you should read it carefully and in its entirety.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:

In accordance with rules adopted by the SEC, we may furnish proxy materials to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. As a result, most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, on or about October 25, 2024 we mailed to Viatris shareholders as of the Record Date a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) that instructs you as to how you may access and review all of the proxy materials on the Internet. The Internet Notice also instructs you as to how you may submit your proxy on the Internet; however, the Internet Notice is not itself a proxy card and should not be returned with voting instructions. If you would like to receive a paper or email copy of the Company’s proxy materials, you should follow the instructions for requesting such materials in the Internet Notice.

Q:	What is included in the Company’s proxy materials?

A:

The Company’s proxy materials include this Proxy Statement for the 2024 Annual Meeting and the 2023 Annual Report. The 2023 Annual Report is not incorporated into this Proxy Statement and shall not be deemed to be solicitation materials. If you received the Internet Notice, voting instructions can be found in the Internet Notice. If you received a paper copy of these materials, the proxy materials also included the accompanying proxy card or voting instruction form, as applicable, for the 2024 Annual Meeting. For detailed information on voting, see the questions below entitled, “How do I vote if I was a registered shareholder of Viatris as of the Record Date?” or “How do I vote if I am a beneficial owner of shares of Viatris common stock and hold them in street name?”, as appropriate, as well as the Notice of 2024 Annual Meeting of Shareholders in this Proxy Statement.

Q:	How can I access the proxy materials over the Internet?

A:

The Internet Notice, proxy card, or voting instruction form will contain instructions on how to view the Company’s proxy materials on the Internet and vote your shares. Our proxy materials are also available on the Company’s website at investor.viatris.com.

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Q:	What is the purpose of the 2024 Annual Meeting?

A:	The 2024 Annual Meeting is being held for Viatris shareholders to vote on the following items:

1.	To elect 12 Director nominees each to hold office until the 2025 annual meeting

2.	To approve, on a non-binding advisory basis, the 2023 compensation of the NEOs of the Company (the Say-on-Pay vote)

3.	To ratify the selection of Deloitte as Viatris’ independent registered public accounting firm for the fiscal year ending December 31, 2024

4.	To approve an amendment to the 2020 Plan

Q:	When and where will the 2024 Annual Meeting be held?

A:	The 2024 Annual Meeting will be held at the DoubleTree Crystal City, 300 Army Navy Drive, Arlington, VA 22202, on December 6, 2024, at 11:00 a.m. Eastern Time.

Persons attending the 2024 Annual Meeting will not be permitted to use cameras, recording devices and other similar electronic devices during the meeting. In addition, attendees may be subject to additional requirements prior to entry to the meeting – see the question below entitled “How can I attend the 2024 Annual Meeting?”.

Q:	How does Viatris’ Board recommend I vote?

A:

Viatris’ Board unanimously recommends that the Company’s shareholders vote “FOR” the election of each Director nominee; “FOR” approval, on an advisory basis, of the 2023 compensation of the NEOs of the Company; “FOR” ratification of the selection of Deloitte as Viatris’ independent registered public accounting firm for the fiscal year ending December 31, 2024; and “FOR” approval of the amendment to the 2020 Plan.

Q:	How can I attend the 2024 Annual Meeting?

A:

If you wish to attend the 2024 Annual Meeting in person, please so inform Viatris in writing by sending notice to the attention of Viatris’ Corporate Secretary at 1000 Mylan Blvd., Canonsburg, PA 15317 (the “Corporate Address”) or by e-mail to corporatesecretary@viatris.com, in each case prior to 5:00 p.m. Eastern Time on December 5, 2024.

Beneficial owners of Viatris common stock that are held through a broker, bank, trust company or other nominee (“street name”) may not vote the underlying shares of common stock at the 2024 Annual Meeting unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant registered shareholder (as defined in the following Question and Answer) of the underlying shares on the Record Date. In addition, beneficial owners of Viatris common stock must provide proof of ownership, such as a recent account statement or letter from a brokerage firm, bank nominee or other institution proving ownership on the Record Date.

Proper identification, such as a valid driver’s license or passport, along with your notice of the meeting, must be presented at the meeting.

Failure to comply with such notification and identification requirements may result in not being admitted to the meeting.

Q:	Who is entitled to vote at the 2024 Annual Meeting and how many votes do they have?

A:

Holders of Viatris common stock as of the Record Date are entitled to vote their shares at the 2024 Annual Meeting. If your shares are registered in your name with the Company’s transfer agent and registrar, Equiniti

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Trust Company, LLC (formerly American Stock Transfer & Trust Company, LLC), you are the “registered shareholder” of those shares. Registered shareholders as of the Record Date may attend the 2024 Annual Meeting and, if relevant, vote in person or authorize a third party to attend and, if relevant, vote at the 2024 Annual Meeting on their behalf through use of a proxy card. If you are a beneficial owner of Viatris common stock and hold your shares in street name, the relevant institution will send you instructions describing the procedure for instructing the institution how to vote the shares of Viatris common stock you beneficially own.

If you wish to vote the shares of Viatris common stock you beneficially own directly either in person at the 2024 Annual Meeting or by proxy, you first must obtain a signed “legal proxy” from the bank, broker, trust company or other nominee through which you beneficially own your shares of Viatris common stock.

As of the close of business (5:00 p.m. Eastern Time) on October 11, 2024, there were 1,193,592,902 shares of Viatris common stock outstanding and entitled to vote. Each share of Viatris common stock, which is Viatris’ only outstanding voting security, is entitled to one vote on each matter properly brought before the 2024 Annual Meeting. Shareholders do not have cumulative voting rights.

Q:	What vote is required to elect Directors and adopt each of the other proposals discussed in this Proxy Statement?

A:	If a quorum exists at the 2024 Annual Meeting, shareholders shall have approved:

•

the election of a Director if a majority of the votes cast are in favor of such election. For purposes of the preceding sentence, a majority of votes cast means that the number of shares voted “for” a Director’s election exceeds 50% of the number of votes cast with respect to that Director’s election. Votes cast include any votes against that Director’s election and any direction to withhold authority in each case and exclude abstentions and broker non-votes (as defined below) with respect to that Director’s election. If a nominee for Director who is an incumbent Director is not elected and no successor has been elected at such meeting, the Director must promptly tender their irrevocable resignation to the Board in accordance with our Bylaws (Please see “How Our Board Governs and Is Governed – Viatris’ Board Structure” beginning on page 25).

•

the Say-on-Pay vote, ratification of the selection of Deloitte as Viatris’ independent registered public accounting firm for the fiscal year ending December 31, 2024, and the amendment to the 2020 Plan, if, in each case, a majority of votes cast on such matter by shareholders present in person or represented by proxy at the meeting and entitled to vote on such matter are in favor of such matter. For purposes of the preceding sentence, a majority of votes cast means that the number of shares voted “for” a matter exceeds 50% of the number of votes cast with respect to that matter. Votes cast include votes against the matter and exclude abstentions and broker non-votes with respect to these matters.

Q:	What constitutes a quorum?

A:

The holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote at the 2024 Annual Meeting, present in person or represented by proxy, constitutes a quorum. Broker non-votes and abstentions will be considered for purposes of establishing a quorum.

Q:	How do I vote if I was a registered shareholder of Viatris as of the Record Date?

A:	If you were a registered shareholder as of the Record Date, the Internet Notice has been sent directly to you.

If you were a registered shareholder as of the Record Date, plan to attend the 2024 Annual Meeting and wish to vote in person, you will be given a ballot at the 2024 Annual Meeting. In addition, if you plan to attend the 2024 Annual Meeting, please be prepared to provide proper identification, such as a valid driver’s license or passport.

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If you were a registered shareholder as of the Record Date and do not plan to attend the 2024 Annual Meeting in person, you may cast your vote no later than December 5, 2024 at 11:00 a.m. Eastern Time (the “Cut-Off Time”) by Internet by following the instructions provided in the Internet Notice or, if you requested to receive printed proxy materials, you can also vote by telephone or mail pursuant to the instructions provided on the proxy card. Viatris requests that you promptly submit your proxy.

See the Internet Notice and Notice of 2024 Annual Meeting of Shareholders above for additional information about how to vote.

If you were a registered shareholder as of the Record Date and you vote by proxy, the individuals named as proxy holders will vote your shares of Viatris common stock in the manner you indicate. All shares of Viatris common stock represented by properly executed proxies received no later than the Cut-Off Time will be voted at the meeting in the manner specified by the Viatris shareholder giving those proxies. If the proxy is returned without an indication as to how the shares of Viatris common stock represented are to be voted with respect to one or more items (and without expressly indicating to abstain), the shares of Viatris common stock represented by the proxy will be voted in accordance with the recommendation of the Viatris Board, as described in the Proxy Statement.

Q:

How do I vote if I am a participant in the Mylan Profit Sharing 401(k) Plan or the Pfizer Pharmaceuticals LLC Profit Sharing Employee Savings Plan (formerly, the Mylan Puerto Rico Profit Sharing Employee Savings Plan), or I am a participant in the Auro PR Inc. Profit Sharing Employee Savings Plan (formerly known as the Aurobindo Employee Savings Plan and formerly the Mylan LLC Profit Sharing Employee Savings Plan that was transferred to Auro PR Inc. as part of the purchase of Mylan Consumer Healthcare, Inc. on December 31, 2021), and continue to hold shares of Viatris common stock in my plan account?

A:

Participants in the Mylan Profit Sharing 401(k) Plan, the Pfizer Pharmaceuticals LLC Profit Sharing Employee Savings Plan and the Auro PR Inc. Profit Sharing Employee Savings Plan and who continue to hold Viatris common stock in their plan accounts will receive voting instructions for their shares of Viatris common stock held in those plans. In order to have the trustee vote your shares as you direct, you must timely furnish your voting instructions. To allow sufficient time for voting by the relevant trustees, your voting instructions must be received by December 4, 2024 at 8:00 a.m. Eastern Time.

Q:	How do I vote if I am a beneficial owner of shares of Viatris common stock and hold them in street name?

A:

If you are a beneficial owner of Viatris common stock and hold your shares in street name, you may also vote through a voting instruction form over the Internet by following the instructions provided in the Internet Notice or, if you requested to receive printed proxy materials, the relevant institution will send you instructions describing the procedure for instructing the institution how to vote the shares of Viatris common stock you beneficially own. Please comply with the deadlines included in the voting instructions provided by your broker, bank, trust company or other nominee.

If you are a beneficial owner of Viatris common stock and hold your shares in street name, plan to attend the 2024 Annual Meeting, and wish to vote in person, you will be given a ballot at the 2024 Annual Meeting. Please note, however, that you must bring to the 2024 Annual Meeting a legal proxy executed in your favor from the registered shareholder of the underlying shares on the Record Date (through your broker, bank, trust company or other nominee) authorizing you to vote at the 2024 Annual Meeting. You must also provide proof of ownership, such as a recent account statement or letter from your brokerage firm, bank nominee or other institution proving ownership on the Record Date. In addition, if you plan to attend the 2024 Annual Meeting, please be prepared to provide proper identification, such as a valid driver’s license or passport.

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If you are a beneficial owner of shares of Viatris common stock and hold your shares in street name, see “If my shares are held in street name by my broker, will my broker automatically vote my shares for me?” below for more information on giving instructions to your broker, bank, trust company or other nominee.

See the Internet Notice and Notice of 2024 Annual Meeting of Shareholders above for additional information about how to vote.

Q:	If my shares are held in street name by my broker, will my broker automatically vote my shares for me?

A:

If you are a beneficial owner of Viatris common stock and hold your shares in street name, your broker, bank, trust company or other nominee cannot vote your shares on non-routine matters without instructions from you. All of the items to be voted on at the 2024 Annual Meeting other than the ratification of the selection of Deloitte as Viatris’ independent registered public accounting firm for fiscal year 2024 are considered non-routine matters. You should instruct your broker, bank, trust company or other nominee as to how to vote your shares of Viatris common stock, following the directions from your broker, bank, trust company or other nominee provided to you. Please check the voting form used by your broker, bank, trust company or other nominee.

If you do not give instructions to your broker, bank, trust company or other nominee, (i) your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote (a so-called “broker non-vote”) but (ii) the broker, bank, trust company or other nominee will nevertheless be entitled to vote your shares of common stock in its discretion on routine matters and may give or authorize the giving of a proxy to vote such shares in its discretion on such matters.

As discussed above, beneficial owners of Viatris common stock held through a broker, bank, trust company or other nominee may not vote the underlying shares at the 2024 Annual Meeting unless they first obtain (where appropriate, through the relevant broker, bank, trust company or other nominee) a signed proxy card from the relevant registered shareholder on the Record Date of the underlying shares of common stock.

Q:	May I change my vote or revoke my proxy or voting instructions after I have voted?

A:

Yes. If you are a registered shareholder, you may change your vote of your shares of Viatris common stock or revoke your proxy at any time prior to the Cut-Off Time. You can do this by submitting a new proxy at a later date (but prior to the Cut-Off Time) via the Internet, by telephone, or by mail following the instructions provided in the Internet Notice or, if requested, the proxy card. Alternatively, you may give notice of your attendance at the 2024 Annual Meeting (prior to the Cut-Off Time in the manner described above) and vote in person. You may also revoke your proxy by sending a written statement prior to the Cut-Off Time revoking your proxy to Viatris’ Corporate Address to the attention of Viatris’ Corporate Secretary.

If your shares are held through and/or in street name by your broker, bank, trust company or other nominee, you should contact your broker, bank, trust company or other nominee to change your vote or revoke your voting instructions.

Q:	What happens if I transfer my shares of Viatris common stock before the 2024 Annual Meeting?

A:

The Record Date for the 2024 Annual Meeting is earlier than the date of the 2024 Annual Meeting. If you transfer your shares of Viatris common stock after the Record Date, you will retain your right to attend and vote at the 2024 Annual Meeting.

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Q:	Who tabulates the votes?

A:

The inspector of election will, among other matters, determine the number of shares represented at the 2024 Annual Meeting to confirm the presence of a quorum, determine the validity of all proxies and ballots and certify the voting results.

Q:	Where can I find the voting results of the 2024 Annual Meeting?

A:

Viatris expects to announce the preliminary voting results at the 2024 Annual Meeting. In addition, within four business days following certification of the final voting results, Viatris intends to report the final voting results in a Current Report on Form 8-K filed with the SEC.

Q:	How are proxies solicited and what is the cost?

A:

Viatris will bear all expenses incurred in connection with the solicitation of proxies, including the costs associated with the filing, printing and publication of the Proxy Statement. Viatris has retained Innisfree M&A Incorporated to assist in its solicitation of proxies and has agreed to pay them a fee of approximately $25,000, plus reasonable expenses, for these services. Viatris will reimburse brokerage firms, bank nominees and other institutions for their costs in forwarding proxy materials to beneficial owners of Viatris common stock. Our Directors, officers and employees, some of whom may be considered participants in the solicitation, may also solicit proxies by mail, telephone or personal contact without additional remuneration.

Q:	What is householding?

A:

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are sending only one copy of the Internet Notice and, if applicable, the proxy materials, to that address unless we have received contrary instructions from any shareholder at that address. This practice is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate copy of the Internet Notice and, if applicable, the proxy materials, Viatris will promptly deliver, upon oral or written request, a separate copy of the Internet Notice and, if applicable, the proxy materials to any shareholder residing at an address to which only one copy was mailed. If you would like to request additional copies of the Internet Notice and, if applicable, the proxy materials (or in the future would like to receive separate copies) or if you are receiving multiple copies and would like to request that only a single copy be mailed in the future, you can request householding by contacting the Corporate Secretary as described under “How may I communicate with Viatris’ Directors?” below.

Q:	How may I communicate with Viatris’ Directors?

A:

Viatris’ Board has established a process for any interested parties to contact the Board, or the independent Directors as a group or any other group or committee of Directors, by writing to them at the following address:

Viatris Inc.

Corporate Secretary

1000 Mylan Boulevard

Canonsburg, PA 15317

Corporate Secretary – CorporateSecretary@Viatris.com

Phone: 724.514.1800

Communications regarding accounting, internal accounting controls or auditing matters may be reported to our Directors using AuditCommitteeChair@Viatris.com. All communications received as set forth above shall be opened by the office of the Secretary for the purpose of determining whether the contents represent an

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appropriate message to the Company’s Directors. Materials that are not in the nature of advertising, solicitations, or promotions of a product or service or patently offensive shall be forwarded to the Chair of the Board and as appropriate to each Director who is a member of the group or committee to which the envelope is addressed.

Q:	Could matters other than those stated in the notice of the meeting be considered at the 2024 Annual Meeting?

A:

The Board is not aware of any matters that are expected to come before the 2024 Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly brought before the meeting, the accompanying proxy will be voted in accordance with the judgment of the proxy holders.

Q:	What is the deadline to propose actions for consideration at the 2025 annual meeting of shareholders?

A:

Pursuant to U.S. federal securities laws, if a shareholder wishes to have a proposal included in Viatris’ Proxy Statement for the 2025 annual meeting of shareholders, then the shareholder must follow the procedures outlined in Rule 14a-8 of the Exchange Act. If you wish to submit a proposal intended to be presented at the 2025 annual meeting pursuant to Rule 14a-8, your proposal must be received by us at our principal executive offices (1000 Mylan Boulevard, Canonsburg, PA 15317) no later than June 27, 2025, and must otherwise comply with the requirements of Rule 14a-8 to be considered for inclusion in the 2025 proxy statement and form of proxy.

Under our proxy access bylaw, if a shareholder (or a group of no more than 20 shareholders) who has owned at least 3% of the voting power of the outstanding shares of all classes of capital stock entitled to vote in the election of Directors, voting together as a single class, continuously for at least three years immediately preceding the date of the notice of proxy access nomination and has otherwise complied with the requirements set forth in our Bylaws wants us to include Director nominees (up to the greater of two nominees or 20% of the Board) in our proxy statement for the 2025 annual meeting of shareholders, the nominations must be delivered to or be mailed and received by the Secretary at the principal executive offices of the Company not less than 120 days nor more than 150 days in advance of the anniversary of the date that the Company first distributed its proxy statement to shareholders for the previous year’s annual meeting of shareholders (which would be no earlier than May 28, 2025 and no later than June 27, 2025).

In addition, for any nominations or any other business that is not to be included in our proxy statement to be properly brought before an annual meeting of shareholders, the shareholder must give timely notice in writing to the Secretary and comply with the requirements set forth in our Bylaws and such other business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice must be delivered to the Secretary at the principal executive offices of the Company not earlier than the close of business (5:00 p.m. Eastern Time) on the 120th day and not later than the close of business (5:00 p.m. Eastern Time) on the 90th day prior to the first anniversary of the preceding year’s annual meeting (which would be no earlier than August 8, 2025 and no later than September 7, 2025), provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business (5:00 p.m. Eastern Time) on the 120th day prior to the date of such annual meeting and not later than the close of business (5:00 p.m. Eastern Time) on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

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In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of Director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than October 7, 2025.

The Bylaws are available on our website at https://www.viatris.com/en/About-Us/Corporate-Governance.

Q:	How do I recommend a candidate for nomination to Viatris’ Board?

A:

The Governance and Sustainability Committee will consider for nomination to the Viatris Board potential Director candidates properly recommended by shareholders, subject to the discretion of the Board and to Viatris’ Amended and Restated Certificate of Incorporation and our Bylaws. In considering candidates recommended by shareholders, the Governance and Sustainability Committee will take into consideration, among other matters, the needs of the Board and Viatris and the qualifications of the candidate, including, among other things, those traits, abilities and experiences described above (Please see “How Our Directors Are Selected and Evaluated” on pages 38 to 39).

Any submission to the Governance and Sustainability Committee of a recommended candidate for consideration must include, among other information, the name of the recommending shareholder and evidence of such person’s ownership of Viatris shares, and the name of the recommended candidate, their resume or a statement of their principal occupation or employment, and the recommended candidate’s signed consent to be named as a Director if recommended by the Governance and Sustainability Committee and nominated by the Board. Any shareholder recommendations for Director must be sent to Viatris’ Corporate Secretary not later than 120 days prior to the anniversary date of Viatris’ most recent annual meeting of shareholders (which would be August 8, 2025) at the following address:

Viatris Inc.

Corporate Secretary

1000 Mylan Boulevard

Canonsburg, PA 15317

Any shareholder nominations must be made according to the procedures set forth in our Bylaws (including via our proxy access bylaw) as described under “What is the deadline to propose actions for consideration at the 2025 annual meeting of shareholders?” above.

Q:	How do I inspect the list of shareholders entitled to vote at the 2024 Annual Meeting?

A:

A list of shareholders entitled to vote at the 2024 Annual Meeting will be available for inspection during ordinary business hours at the Corporate Address from November 26, 2024 to December 5, 2024. Please contact the Corporate Secretary by sending an email to corporatesecretary@viatris.com if you wish to inspect the list prior to the 2024 Annual Meeting. Please include (i) your name and (ii) if you are a beneficial owner of Viatris common stock, proof of ownership, such as a recent account statement or letter from a brokerage firm, bank nominee or other institution proving ownership on the Record Date. Upon verification of your status as a shareholder, you will receive confirmation of your request and instructions on how to view the list at the Corporate Address.

Q:	What do I need to do now?

A:

Carefully read and consider the information contained in this Proxy Statement and vote your shares either in person or by following the instructions in the Internet Notice or, if you requested to receive printed proxy materials, pursuant to the instructions provided on the proxy card or voting instruction form, as applicable.

A-8 | 2024 Proxy Statement

Q:	Who can help answer my questions?

A:

If you have questions about the 2024 Annual Meeting, including the items to be voted on at the meeting, need assistance in voting, or if you desire copies of this Proxy Statement or proxy cards, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

+1 (877) 825-8772 (toll free)

+1 (212) 750-5833 (banks and brokers)

2024 Proxy Statement | A-9

Appendix B

Forward-Looking Statements

This Proxy Statement (including the Shareholder Letters) contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the goals or outlooks with respect to the Company’s strategic initiatives, including but not limited to the Company’s two-phased strategic vision and potential, announced and completed divestitures, acquisitions or other transactions; the benefits and synergies of such divestitures, acquisitions, or other transactions, or restructuring programs; future opportunities for the Company and its products and any other statements regarding the Company’s future operations, financial or operating results, capital allocation, dividend policy and payments, stock repurchases, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock the value of our unique global platform, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to:

•

the possibility that the Company may not realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives (including divestitures, acquisitions, or other potential transactions) or move up the value chain by focusing on more complex and innovative products to build a more durable higher margin portfolio;

•

the possibility that the Company may be unable to achieve intended or expected benefits, goals, outlooks, synergies, growth opportunities and operating efficiencies in connection with divestitures, acquisitions, other transactions, or restructuring programs, within the expected timeframes or at all;

•

with respect to divestitures, failure to realize the total transaction values or proceeds, including as a result of any purchase price adjustment or a failure to achieve any conditions to the payment of any contingent consideration;

•	goodwill or impairment charges or other losses, including but not limited to related to the divestiture or sale of businesses or assets;

•	the Company’s failure to achieve expected or targeted future financial and operating performance and results;

•	the potential impact of public health outbreaks, epidemics and pandemics;

•	actions and decisions of healthcare and pharmaceutical regulators;

•

changes in relevant laws, regulations and policies and/or the application or implementation thereof, including but not limited to tax, healthcare and pharmaceutical laws, regulations and policies globally (including the impact of recent and potential tax reform in the U.S. and pharmaceutical product pricing policies in China);

•	the ability to attract, motivate and retain key personnel;

•	the Company’s liquidity, capital resources and ability to obtain financing;

B-1 | 2024 Proxy Statement

•	any regulatory, legal or other impediments to the Company’s ability to bring new products to market, including but not limited to “at-risk launches”;

•	success of clinical trials and the Company’s or its partners’ ability to execute on new product opportunities and develop, manufacture and commercialize products;

•

any changes in or difficulties with the Company’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand;

•	the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company;

•	any significant breach of data security or data privacy or disruptions to our IT systems;

•	risks associated with having significant operations globally;

•	the ability to protect intellectual property and preserve intellectual property rights;

•	changes in third-party relationships;

•

the effect of any changes in the Company’s or its partners’ customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following an acquisition or divestiture;

•	the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products;

•	changes in the economic and financial conditions of the Company or its partners;

•	uncertainties regarding future demand, pricing and reimbursement for the Company’s products;

•	uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, inflation rates and global exchange rates; and

•

inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A in the Form 10-K, and our other filings with the SEC.

You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website, and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated by reference in this Proxy Statement and shall not be deemed “filed” under the Exchange Act. Viatris undertakes no obligation to update any statements herein for revisions or changes after the filing date of this Proxy Statement other than as required by law.

Non-GAAP Financial Measures

This Proxy Statement (including the Shareholder Letters) includes the presentation and discussion of certain financial information that differs from what is reported under U.S. GAAP. These non-GAAP financial measures, including adjusted EBITDA, free cash flow, gross leverage ratio and long-term gross leverage target, are presented in order to supplement investors’ and other readers’ understanding and assessment of Viatris’ financial performance. Management uses these measures internally for forecasting, budgeting, measuring its operating

2024 Proxy Statement | B-2

performance, and incentive-based awards. Primarily due to acquisitions and other significant events which may impact comparability of our periodic operating results, we believe that an evaluation of our ongoing operations (and comparisons of our current operations with historical and future operations) would be difficult if the disclosure of our financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using these adjusted metrics, along with other performance metrics. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the Company’s ability to comply with financial debt covenants and assess the Company’s ability to incur additional indebtedness. The Company also believes that adjusted EBITDA better focuses management on the Company’s underlying operational results and true business performance and is used, in part, for management’s incentive compensation. This Appendix B contains reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth in this Appendix B, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.

B-3 | 2024 Proxy Statement

Reconciliations of Non-GAAP Financial Measures (Unaudited)

Adjusted EBITDA

Adjusted EBITDA for purposes of the 2023 annual compensation awards is derived from Viatris’ financial statements in the same manner as Viatris’ publicly reported adjusted EBITDA for 2023 (“as reported”), except that the calculation for the 2023 annual incentive program (“for 2023 annual incentive compensation”) utilized 2023 budgeted foreign exchange rates (“currency impact”) and further adjusts for acquired IPR&D costs and the impact of divestitures.

(in millions)	Year Ended December 31, 2023

U.S. GAAP net earnings	$55

Add adjustments:

Income tax provision	148

Interest expense(a)	573

Depreciation and amortization(b)	2,741

EBITDA	$3,517

Add adjustments:

Share-based compensation expense	181

Litigation settlements and other contingencies, net	111

Loss on divestitures of businesses	240

Impairment of goodwill related to assets held for sale	580

Restructuring, acquisition and divestiture-related and other special items(c)	495

Adjusted EBITDA (as reported)	$5,124

Impact of divestitures	20

Acquired IPR&D costs	105

Currency impact	118

Adjusted EBITDA (for 2023 annual incentive compensation)	$5,367

(a)	Includes amortization of premiums and discounts on long-term debt.
(b)	Includes purchase accounting related amortization.
(c)

Includes restructuring related costs, acquisition and divestiture related costs (primarily included in selling, general and administrative expenses) and other special items included in cost of sales, R&D expense, selling, general and administrative expense, and other expense.

2024 Proxy Statement | B-4

Free Cash Flow

2023 Annual Incentive Program

Free cash flow is derived from Viatris’ audited financial statements in the same manner as Viatris’ publicly reported free cash flow for 2023 (U.S. GAAP net cash provided by operating activities, less capital expenditures) (“as reported”), except that the calculation for the 2023 annual incentive program (“for 2023 annual incentive compensation”) utilized 2023 budgeted foreign exchange rates (“currency impact”) and further adjusts for transaction costs and taxes related to the acquisitions of Oyster Point and Famy Life Sciences as well as any incremental transaction costs and taxes related to other select assets sales or reshaping initiatives and other impacts of divestitures (“transaction costs”), acquired IPR&D costs, and proceeds from the sale of property, plant and equipment.

(in millions)	Year Ended December 31, 2023

U.S. GAAP net cash provided by operating activities	$2,800

Add / (deduct):

Capital expenditures	(377)

Free cash flow (as reported)	2,423

Transaction costs	235

Acquired IPR&D costs	100

Proceeds from the sale of certain property, plant and equipment	13

Currency impact	145

Free cash flow (for 2023 annual incentive compensation)	$2,916

2023 PRSUs

Free cash flow is derived from Viatris’ audited financial statements in the same manner as the calculation for Viatris’ 2023 annual incentive program, except that the calculation for the 2023 PRSUs further adjusts for any of the following, as applicable: transaction costs and taxes related to certain acquisitions and divestitures as well as any incremental transaction costs and taxes related to other select asset sales or reshaping initiatives and other impacts of divestitures, unbudgeted restructuring costs, unbudgeted R&D expense, material unplanned litigation gains or losses equal to or greater than $25 million in the aggregate, changes in tax laws, and all impacts of material acquisition activities. Free cash flow for the 2023 PRSUs will be the sum of such free cash flow measure for each of the years ended December 31, 2023, 2024 and 2025 and will utilize budgeted foreign exchange rates for the relevant year.

2021-2023 Three-Year PRSUs

Free cash flow is derived from Viatris’ audited financial statements in the same manner as Viatris’ free cash flow (as reported), except that the calculation for the 2021-2023 three-year PRSUs (“for 2021-2023 three-year PRSUs”) utilized budgeted foreign exchange rates for the relevant year (“currency impact”) and further adjusts for the following, as applicable: transaction costs and taxes related to the acquisitions of Oyster Point and Famy Life Sciences as well as any incremental transaction costs and taxes related to other select assets sales or reshaping initiatives and other impact of divestitures (“transaction costs”), acquired IPR&D costs, proceeds from the sale of property, plant and equipment, material unplanned litigation gains or losses equal to or greater than $25 million in the aggregate, all impacts of the Biocon Biologics Transaction following its consummation including results after closing and transaction-related costs, and sales of intellectual property up to $750 million annually in the

B-5 | 2024 Proxy Statement

aggregate. Free cash flow for the 2021-2023 three-year PRSUs is the sum of such free cash flow measure for each of the years ended December 31, 2021, 2022 and 2023.

	Year Ended December 31,

(in millions)	2021	2022	2023	Total

U.S. GAAP net cash provided by operating activities	$3,017	$2,953	$2,800

Add / (deduct):

Capital expenditures	(457)	(406)	(377)

Free cash flow (as reported)	2,560	2,547	2,423

Transaction costs	—	—	235

Biocon Biologics Transaction related taxes and transaction costs and results of the divested biosimilars business from the closing of the transaction on November 29, 2022 through December 31, 2022	—	272	—

Unplanned litigation – Lyrica settlement	—	86	—

Sales of intellectual property	97	750	—

Proceeds from the sale of certain property, plant and equipment	18	14	13

Acquired IPR&D costs	—	36	100

Currency impact	—	213	145

Free cash flow (for 2021-2023 three-year PRSUs)	$2,675	$3,918	$2,916	$9,509

Gross Leverage Ratio

2021-2023 Three-Year PRSUs

Viatris’ publicly reported gross leverage ratio (“as reported”) compares Adjusted EBITDA (as reported) to total debt at notional amounts (as reported).

For purposes of the 2021-2023 three-year PRSUs, gross leverage ratio is calculated as 2023 Adjusted EBITDA compared to total debt at notional amounts as of December 31, 2023 (each calculated for purposes of the 2021-2023 three-year PRSUs as described herein). For purposes of the 2021-2023 three-year PRSUs, Adjusted EBITDA is derived from Viatris’ audited financial statements in the same manner as the calculation of Adjusted EBITDA (as reported) for 2023 described above, except that the calculation of Adjusted EBITDA for the 2021-2023 three-year PRSUs (“for 2021-2023 three-year PRSUs”) utilized budgeted foreign exchange rates for the relevant year (“currency impact”) and further adjusts for the following: the acquisitions of Oyster Point and Famy Life Sciences (“acquisitions”), acquired IPR&D costs, and the contribution of divestitures closed in 2023 to Adjusted EBITDA (as reported) for the year (“Adjusted EBITDA contribution from closed divestitures”).

For purposes of the 2021-2023 three-year PRSUs, total debt at notional amounts is derived from Viatris’ audited financial statements in the same manner as Viatris’ publicly reported total debt at notional amounts at December 31, 2023 (Viatris’ publicly reported debt balances adjusted for net premiums on various debt issuances and deferred financing fees) (“as reported”), except that the calculation of total debt at notional amounts for the 2021-2023 three-year PRSUs (“for 2021-2023 three-year PRSUs”) utilized budgeted foreign exchange rates for the relevant year (“currency impact”) and further adjusted for the following: cash disbursed for the Oyster Point and Famy Life Sciences acquisitions, acquired IPR&D costs, share repurchase costs in 2023, transaction-related one-time costs and taxes, excess balance sheet cash above the $500 million target minimum and Oyster Point net operating cash outflows.

2024 Proxy Statement | B-6

(in millions)	Year ended December 31, 2023

Adjusted EBITDA (as reported)	$5,124

Currency impact	490

Acquisitions	159

Acquired IPR&D costs	105

Adjusted EBITDA contribution from closed divestitures	(94)

Adjusted EBITDA (for 2021-2023 three-year PRSUs)	$5,784

Reported Debt Balances:

Long-term debt, including current portion	18,123

Short term borrowings and other current obligations	—

Total	18,123

Add/(deduct):

Net premiums on various debt issuances	(537)

Deferred financing fees	30

Total debt at notional amounts (as reported)	$17,616

Add/deduct:

Currency impact	806

Cash disbursed for Oyster Point and Famy Life Sciences	(703)

Share repurchase costs in 2023	(250)

Acquired IPR&D costs	(207)

Transaction-related one-time costs and taxes	(204)

Excess balance sheet cash	(494)

Oyster Point net operating cash outflows	(111)

Total debt at notional amounts (for 2021-2023 PRSUs)	$16,453

Gross leverage ratio (as reported)	3.4x

Gross leverage ratio (for 2021-2023 PRSUs)	2.84x

Long-Term Gross Leverage Target

The stated forward-looking non-GAAP financial measure of long-term gross leverage target of 3.0x, with a range of 2.8x – 3.2x, is based on the ratio of (i) targeted notional gross debt (as reported) and (ii) targeted Adjusted EBITDA (as reported). However, the Company has not quantified future amounts to develop this target but has stated its goal to manage notional gross debt (as reported) and Adjusted EBITDA (as reported) over time in order to generally maintain or reach the target. This target does not reflect Company guidance. A reconciliation of gross leverage ratio (as reported) for the year ended December 31, 2023 is set forth above in this Appendix B.

B-7 | 2024 Proxy Statement

Appendix C

Amendment to the

Viatris Inc. 2020 Stock Incentive Plan

WHEREAS, the Company currently maintains and sponsors the 2020 Plan;

WHEREAS, Section 13(a) of the 2020 Plan provides that the Board may amend the Plan from time to time, except that shareholder approval shall be required for any amendment that would increase the maximum number of shares of common stock, par value $0.01 per share, of the Company (“Shares”) for which awards may be granted under the 2020 Plan; and

WHEREAS, the Board has determined it to be in its best interests to amend the 2020 Plan as set forth herein (this “Amendment”).

NOW, THEREFORE, the 2020 Plan shall be amended as follows:

1.

Capitalized terms that are not defined in this Amendment shall have the meanings ascribed thereto in the 2020 Plan, except as otherwise provided herein. As used in this Amendment, the word “herein” refers to this Amendment as a whole and not to any particular article, section or other subdivision of this instrument.

2.

Effective upon approval by the shareholders of the Company at the Company’s Annual Meeting of Shareholders on December 6, 2024, Section 4(a) of the 2020 Plan shall be, and hereby is, amended to increase the Share Limit by forty-nine million (49,000,000) Shares. Therefore, a new sentence is hereby added to Section 4(a) immediately following the first sentence thereof to read as follows:

“In addition, effective as of December 6, 2024, subject to adjustment as provided in Section 4(c), the Share Limit shall be increased by an additional forty-nine million (49,000,000) Shares.”

3.	Effective immediately, Section 4(b) of the 2020 Plan shall be, and hereby is, deleted in its entirety and replaced with the following:

“Notwithstanding any other provision of the 2020 Plan to the contrary, any Awards granted under the 2020 Plan (excluding, for this purpose, any (i) Substitute Awards, (ii) Shares delivered in lieu of fully vested cash-denominated Awards and (iii) Awards to Non-Employee Directors that vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting) shall be granted subject to a minimum vesting period of at least twelve (12) months, such that no such Awards shall vest prior to the first anniversary of the applicable grant date (subject to any

2024 Proxy Statement | C-1

accelerated vesting otherwise permitted by the terms of the 2020 Plan); provided that the Committee may grant any such Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five (5) percent of the shares of Common Stock reserved for issuance under the 2020 Plan pursuant to Section 4(a) hereof (subject to adjustment under Section 4(c)).”

4.	Except as modified by this Amendment, all of the terms and conditions of the 2020 Plan shall remain valid and in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Amendment to the 2020 Plan as of December 6, 2024.

VIATRIS INC.

By:
Name:
Title:

C-2 | 2024 Proxy Statement

© 2024 Viatris Inc. All Rights Reserved. VIATRIS and the Viatris Logo are trademarks of Mylan Inc., a Viatris Company.

VIATRIS INC.

YOUR VOTE IS IMPORTANT

Please take a moment to vote your common stock of Viatris Inc.

for the upcoming 2024 annual meeting of shareholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1.

Vote by Telephone — Please call toll-free in the U.S. or Canada at 1-855-429-7917, on a touch-tone phone. If outside the U.S. or Canada, call 1-575-208-6225. Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2.

Vote by Internet — Please access https://www.proxyvotenow.com/vtrs, and follow the simple instructions. Please note you must type an “s” after http. You will be required to provide the unique control number printed below.

CONTROL NUMBER:

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.

Vote by Mail — If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Viatris Inc. c/o First Coast Results, Inc., P.O. Box 3672 Ponte Vedra Beach, FL 32004-9911. However, we strongly encourage you to use this option only if you do not have access to a touch-tone telephone or to the Internet.

 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED

To vote, mark boxes below in blue or black ink as follows

THE VIATRIS INC. BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR IN ITEM 1 AND “FOR” ITEMS 2, 3 AND 4.

Company Proposals (Items 1 through 4)
1. Election of the following 12 directors, each to hold office until the 2025 annual meeting of shareholders:
	FOR	AGAINST	ABSTAIN
A. W. Don Cornwell	☐	☐	☐
B. JoEllen Lyons Dillon	☐	☐	☐
C. Elisha Finney	☐	☐	☐
D. Leo Groothuis	☐	☐	☐
E. Melina Higgins	☐	☐	☐
F. James M. Kilts	☐	☐	☐
G. Harry Korman	☐	☐	☐
H. Rajiv Malik	☐	☐	☐
I. Richard Mark	☐	☐	☐
J. Mark Parrish	☐	☐	☐
K. Scott A. Smith	☐	☐	☐
L. Rogério Vivaldi Coelho	☐	☐	☐

2. Approval of, on a non-binding advisory basis, the 2023 compensation of the named executive officers of the Company.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. Approval of an amendment to the Viatris Inc. 2020 Stock Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Date: , 2024

Signature

Signature (if held jointly)

Title

NOTE: Please sign exactly as your name(s) appear(s) hereon. When shares are held jointly, joint owners should each sign. Executors, administrators, trustees, etc., should indicate the capacity in which signing. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE VOTE BY TELEPHONE OR INTERNET TODAY!

SEE REVERSE SIDE

FOR SIMPLE VOTING INSTRUCTIONS.

Important Notice Regarding Internet Availability of Proxy Materials: The proxy materials for the 2024 Viatris Inc. Annual Meeting of Shareholders, including the 2023 Annual Report and the Proxy Statement, are available over the Internet. To view the proxy materials, please have the reverse side of this proxy card available and visit www.eproxyaccess.com/vtrs2024.

Electronic Delivery of Future Proxy Materials: If you wish to receive all future proxy materials electronically by email, please visit www.eproxyaccess.com/vtrs2024 and follow the instructions there.

 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED

VIATRIS INC.

PROXY FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on December 6, 2024 at 11:00 a.m. Eastern Time

PROXY VOTING DEADLINE: 11:00 a.m. Eastern Time DECEMBER 5, 2024

This Proxy is Solicited on Behalf of the Board of Directors of Viatris Inc. (the “Board”)

P R O X Y

The undersigned hereby appoints Melina Higgins and Mark Parrish, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all common stock of Viatris Inc. (“Viatris” or the “Company”) which the undersigned is entitled to vote and act at the 2024 Annual Meeting of Shareholders of Viatris to be held on December 6, 2024 at 11:00 a.m. Eastern Time at the DoubleTree Crystal City, 300 Army Navy Drive, Arlington, VA 22202, with all the powers the undersigned would possess if personally present at the meeting or at any postponement or adjournment thereof and particularly, but without limiting the generality of the foregoing:

This proxy, when properly executed, will be voted in the manner directed herein. This proxy will be voted “FOR” EACH DIRECTOR IN ITEM 1 AND “FOR” ITEMS 2, 3 AND 4 if no choice is specified. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

For Plan Participants Only: If the undersigned has a beneficial interest in shares held in the Mylan Profit Sharing 401(k) Plan, the Pfizer Pharmaceuticals LLC Profit Sharing Employee Savings Plan (formerly, the Mylan Puerto Rico Profit Sharing Employee Savings Plan), or the Auro PR Inc. Profit Sharing Employee Savings Plan (the “Auro PR Plan”, formerly known as the Aurobindo Employee Savings Plan and formerly the Mylan LLC Profit Sharing Employee Savings Plan that was transferred to Auro PR Inc. as part of the purchase of Mylan Consumer Healthcare, Inc. on December 31, 2021), the undersigned hereby directs Bank of America, N.A., as trustee for the Mylan Profit Sharing 401(k) Plan, and Banco Popular de Puerto Rico, as trustee for the Pfizer Pharmaceuticals LLC Profit Sharing Employee Savings Plan and the Auro PR Plan (together, the “Trustees”), to appoint Melina Higgins and Mark Parrish, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the Trustees to vote and act with respect to all common stock of Viatris credited to the accounts of the undersigned under the above-named plans which the Trustees are entitled to vote and act on behalf of the undersigned at the 2024 Annual Meeting of Shareholders of Viatris, with all the powers the Trustees would possess if personally present at the meeting or any postponement or adjournment thereof, and particularly, but without limiting the generality of the foregoing: If properly executed and received by the relevant Trustee prior to the Plan Voting Deadline, this voting instruction form will be voted “FOR” EACH DIRECTOR IN ITEM 1 AND “FOR” ITEMS 2, 3 AND 4 unless a contrary vote is indicated, in which case the proxy will be voted as directed. Voting instructions with respect to such plan shares must be provided by 8:00 a.m. Eastern Time on December 4, 2024 (the “Plan Voting Deadline”).

(Continued and to be signed on the reverse side)